Exhibit 10.1

AMENDMENT TO CREDIT AGREEMENT

This AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of July 14, 2017, is entered into by and among (1) ARC DOCUMENT SOLUTIONS, LLC, a Texas limited liability company (the “Borrower”); (2) the Lenders (as defined in the Credit Agreement referred to below); and (3) WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender and L/C Issuer, with respect to the following:

A.    The Borrower, the Lenders party hereto, certain other lenders and the Administrative Agent have previously entered into that certain Credit Agreement dated as of November 20, 2014, as amended by those certain letter agreements dated June 4, 2015, February 5, 2016 and June 24, 2016 (as so amended and as in effect prior to the date hereof, the “Existing Credit Agreement” and as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, including, but not limited to, by this Amendment, the “Credit Agreement”). Capitalized terms are used in this Amendment as defined in the Credit Agreement, unless otherwise defined herein.

B.    The Borrower has requested that the Total Revolving Loan Commitment be increased to $80,000,000.
C.    The Borrower has also requested certain amendments to the Existing Credit Agreement to effect the foregoing, an extension of the maturity of the Loans and certain additional amendments as set forth below.
D.    The Borrower has also informed the Administrative Agent that it will reduce the aggregate outstanding principal amount of the Closing Date Term Loans to $60,000,000 on the July 2017 Amendment Effective Date (as defined below).

E.     The Administrative Agent and the Lenders are willing to grant such requests on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Effectiveness. The effectiveness of the provisions of Section 2 of this Amendment is subject to the satisfaction of the conditions further described in Section 3 of this Amendment.
2.    Amendments. On the terms and subject to the conditions of this Amendment, as of the July 2017 Amendment Effective Date:
(a)    The Existing Credit Agreement, including all Schedules and Exhibits thereto, is hereby amended to read as set forth in the “conformed” version of the Credit Agreement

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attached hereto as Annex A, as if each of such changes had been separately identified in this Amendment.
(b)    Each Schedule to the Security Agreement is hereby amended and restated in its entirety as set forth in the Schedules to the Security Agreement delivered in connection with this Amendment.
3.    Conditions Precedent to the Effectiveness of this Amendment. The effectiveness of the provisions of Section 2 of this Amendment is conditioned upon, and such provisions shall not be effective until, satisfaction of the conditions set forth on Schedule A attached hereto (the first date on which all such conditions have been satisfied being referred to herein as the “July 2017 Amendment Effective Date”).
4.    Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Amendment and to amend the Existing Credit Agreement in the manner provided in this Amendment, each Loan Party represents and warrants to the Administrative Agent and each Lender as follows:
(a)    Authority. The execution, delivery and performance by each Loan Party of this Amendment and each other Credit Document executed by such Loan Party in connection herewith and the consummation of the transactions contemplated hereby and thereby (i) are within the power of such Loan Party and (ii) have been duly authorized by all necessary actions on the part of such Loan Party.
(b)    Enforceability. This Amendment and each other Credit Document executed by such Loan Party in connection herewith has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
(c)    Non-Contravention. The execution and delivery by each Loan Party of this Amendment and the other Credit Documents executed by such Loan Party in connection herewith and the performance and consummation of the transactions contemplated hereby and thereby do not (i) conflict with any Requirement of Law applicable to such Loan Party; (ii) conflict with any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of such Loan Party under Material Contracts; (iii) with respect to the execution and delivery of the Credit Documents by any Loan Party, result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any Property, asset or revenue of such Loan Party (except such Liens as may be created in favor of the Administrative Agent, for the benefit of the Lender Parties, pursuant to the Credit Documents), (iv) result in a revocation, termination or other material restriction on any Licenses material to the business, operations or properties of the Loan Parties, or (v) conflict with any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which it is subject, in each case, except where such action could not reasonably be expected to have a Material Adverse Effect.

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(d)    Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the equity holders of any Person) is required in connection with the execution and delivery of this Amendment and the other Credit Documents executed by any Loan Party in connection herewith or the performance or consummation of the transactions contemplated hereby and thereby, except for those which have been made or obtained and are in full force and effect and filings or recordings contemplated in connection with this Amendment, the Credit Agreement or any Security Document.
(e)    Representations and Warranties in the Credit Documents. The representations and warranties of the Loan Parties set forth in herein, in Article IV of the Credit Agreement and in the other Credit Documents are true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as if made on the July 2017 Amendment Effective Date, or if such representation speaks as of an earlier date, as of such earlier date, and no Default has occurred and is continuing.
5.    Reference to and Effect on the Existing Credit Agreement and the other Credit Documents.
(a)    Except as specifically amended by this Amendment and the documents executed and delivered in connection herewith, the Existing Credit Agreement and each other Credit Document remains in full force and effect in accordance with its terms and is hereby reaffirmed, confirmed and ratified by the Borrower in all respects. This Amendment and the Credit Documents executed in connection herewith are not intended to be nor should they be construed as a novation of any Credit Document or any of the obligations thereunder.
(b)    The execution and delivery of this Amendment and performance of the Credit Agreement shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders under, the Existing Credit Agreement or any of the other Credit Documents.
(c)    This Amendment contains the entire agreement of the parties hereto and supersedes any and all prior agreements or understandings between the parties, written or oral, respecting the subject matter of this Amendment.
(d)    If there is any conflict between the terms and provisions of this Amendment and the terms and provisions of the Existing Credit Agreement or any other Credit Document, the terms and provisions of this Amendment shall govern.
6.    Headings. The section headings appearing in this Amendment are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Amendment.
7.    Counterparts. This Amendment may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a

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complete, executed original for all purposes. Transmission by facsimile, “pdf” or similar electronic copy of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart. Any party hereto may request an original counterpart of any party delivering such electronic counterpart.
8.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law rules other than Section 5-1401 of the General Obligations Law of the State of New York.
9.    Expenses. The Borrower acknowledges that all reasonable out-of-pocket fees and expenses, including all reasonable out-of-pocket fees and expenses of counsel incurred by the Administrative Agent and WFS in connection with the due diligence, the preparation, negotiation, execution and delivery of this Amendment and the related Credit Documents will be paid by the Borrower in accordance with Section 8.02 of the Credit Agreement.
10.    Miscellaneous. This Amendment is a Credit Document as defined in the Credit Agreement, and the provisions of the Credit Agreement generally applicable to Credit Documents are applicable hereto and incorporated herein by this reference.

[This Space Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.
ARC DOCUMENT SOLUTIONS, LLC

By:    /s/ Kumarakulasingam Suriyakumar
Name:    Kumarakulasingam Suriyakumar
Title:    President and Chief Executive Officer

Signature Page to Amendment to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender, L/C Issuer and a Lender

By:    /s/ Jay Hong
Name:    Jay Hong
Title:    Senior Vice President

Signature Page to Amendment to Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:    /s/ Alex Rogin
Name:    Alex Rogin
Title:    Executive Director

Signature Page to Amendment to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:    /s/ Ronald S. Robinson
Name:    Ronald S. Robinson
Title:    Vice President

Signature Page to Amendment to Credit Agreement

Each of the undersigned hereby acknowledges, agrees to and consents to the foregoing Amendment and confirms and agrees that the Guaranty and each other Credit Document executed by it (as an original party or by joinder) in connection with the Credit Agreement remains in full force and effect in accordance with its terms and is hereby reaffirmed, confirmed and ratified by each of the undersigned in all respects, and each of the undersigned hereby confirms that the representations and warranties contained in such Guaranty (including any incorporated by reference to the Credit Agreement) and in such other Credit Documents are (before and after giving effect to this Amendment) true and correct in all material respects.

ARC DOCUMENT SOLUTIONS, INC. By: /s/ Kumarakulasingam Suriyakumar Name: Kumarakulasingam Suriyakumar Title: President and Chief Executive Officer	REPROGRAPHICS FORT WORTH, INC. By:/s/ Kumarakulasingam Suriyakumar Name: Kumarakulasingam Suriyakumar Title: President and Chief Executive Officer
AMERICAN REPROGRAPHICS COMPANY, L.L.C. By:/s/ Kumarakulasingam Suriyakumar Name: Kumarakulasingam Suriyakumar Title: President and Chief Executive Officer	ARC ACQUISITION CORPORATION By: /s/ Kumarakulasingam Suriyakumar Name: Kumarakulasingam Suriyakumar Title: President and Chief Executive Officer
LICENSING SERVICES INTERNATIONAL, LLC By: /s/ Kumarakulasingam Suriyakumar Name: Kumarakulasingam Suriyakumar Title: President and Chief Executive Officer	SKYSITE TECHNOLOGIES, INC. By: /s/ Kumarakulasingam Suriyakumar Name: Kumarakulasingam Suriyakumar Title: President and Chief Executive Officer

Signature Page to Amendment to Credit Agreement

SCHEDULE A
Conditions Precedent to the Effectiveness of this Amendment
Capitalized terms used in this Schedule A and not otherwise defined in this Amendment or in the Existing Credit Agreement shall have the meaning given to such terms in the Credit Agreement (as amended by this Amendment).

The effectiveness of Section 2 of this Amendment is subject to: (i) in the case of all conditions listed below which can be satisfied by the delivery of documentation or other items by the Borrower, receipt by the Administrative Agent of such documentation or other items, each in form and substance reasonably satisfactory to the Administrative Agent and each Lender and (ii) in the case of all other conditions listed below, the Administrative Agent’s determination that such conditions have been reasonably satisfied or waived.

(a)    Credit Documents.
(i)    this Amendment, duly executed and delivered by the Borrower, the Guarantors, the Administrative Agent and the Lenders;
(ii)    an amended and restated Revolving Loan Note, duly executed and delivered by the Borrower in favor of each Lender party hereto;
(iii)    an amended and restated Closing Date Term Loan Note, duly executed and delivered by the Borrower in favor of each Lender party hereto;
(iv)    a Disclosure Letter, dated as of the July 2017 Amendment Effective Date, duly executed by the Borrower;
(v)    amended Schedules to the Security Agreement, dated as of the July 2017 Amendment Effective Date;
(vi)    an Assignment Agreement, duly executed by Comerica Bank (as assignor Lender) and Wells Fargo (as assignee Lender);
(vii)    an Assignment Agreement, duly executed by Bank of the West (as assignor Lender) and Wells Fargo (as assignee Lender); and
(viii)    an Assignment Agreement, duly executed by Bank of America, N.A. (as assignor Lender) and Wells Fargo (as assignee Lender).
(b)    Borrower’s Organizational Documents.
(i)    The certificate of formation of the Borrower, certified as of a recent date prior to the July 2017 Amendment Effective Date by the Secretary of State (or comparable official) of the State of Texas;

(ii)    A certificate of the Secretary or an Assistant Secretary of the Borrower, dated the July 2017 Amendment Effective Date, certifying that (A) attached thereto is a true and correct copy of the certificate of formation and limited liability company agreement of the Borrower as in effect on the July 2017 Amendment Effective Date; (B) attached thereto are true and correct copies of resolutions duly adopted by the board of directors or other governing body of the Borrower (or other comparable enabling action) and continuing in effect, which authorize the execution, delivery and performance by the Borrower of this Amendment and the other Credit Documents executed or to be executed by the Borrower and the consummation of the transactions contemplated hereby and thereby; (C) there are no proceedings for the dissolution or liquidation of the Borrower; and (D) the incumbency, signatures and authority of the officers of the Borrower authorized to execute, deliver and perform this Amendment, the other Credit Documents and all other documents, instruments or agreements related thereto executed or to be executed by the Borrower; and
(iii)    Certificates of good standing (or comparable certificates) for the Borrower, certified as of a recent date prior to the July 2017 Amendment Effective Date by the Secretary of State (or comparable official) of Texas, California, Delaware and Ohio.
(c)    Guarantor Organizational Documents.
(i)    The certificate of incorporation of each Guarantor, certified as of a recent date prior to the July 2017 Amendment Effective Date by the Secretary of State (or comparable official) of the State of such Guarantor’s formation;
(ii)    A certificate of the Secretary or an Assistant Secretary (or comparable officer) of each Guarantor, dated the July 2017 Amendment Effective Date, certifying that (A) attached thereto is a true and correct copies of the Organizational Documents of such Guarantor as in effect on the July 2017 Amendment Effective Date; (B) attached thereto are true and correct copies of resolutions duly adopted by the board of directors or other July 2017 Amendment Effective Date governing body of such Guarantor (or other comparable enabling action) and continuing in effect, which authorize the execution, delivery and performance by such Guarantor of the Credit Documents to be executed by such Guarantor and the consummation of the transactions contemplated thereby; (C) there are no proceedings for the dissolution or liquidation of such Guarantor; and (D) certifying the incumbency, signatures and authority of the officers of such Guarantor authorized to execute, deliver and perform the Credit Documents to be executed by such Guarantor; and
(iii)    Certificates of good standing (or comparable certificates) for each Guarantor, certified as of a recent date prior to the July 2017 Amendment Effective Date by the Secretary of State (or comparable official) of each the following states for such Guarantor:
Holdings:                     California and Delaware;
American Reprographics Company, L.L.C.:     California, Minnesota, Ohio and Texas;
ARC Acquisition Corporation:        California, Ohio and Texas;
Licensing Services International, LLC:     California;

SKYSITE Technologies, Inc.:         California and Delaware; and
Reprographics Fort Worth, Inc.:         Delaware and Texas.
(d)    Lien Searches. Uniform Commercial Code search certificates and tax lien and judgment lien searches for each Loan Party from the jurisdiction of such Loan Party reflecting no other financing statements or filings which evidence Liens of other Persons in the Collateral which are prior to the Liens granted to the Administrative Agent in the Credit Documents, except for any such prior Liens which are expressly permitted by the Credit Agreement to be prior.
(e)    Legal Opinion. Favorable written opinion from Pillsbury Winthrop Shaw Pittman LLP, special counsel for the Borrower, dated the July 2017 Amendment Effective Date, addressed to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, covering such legal matters as the Administrative Agent may request and otherwise in form and substance satisfactory to the Administrative Agent.
(f)    Other Items.
(i)    A duly completed and timely delivered Notice of Loan Borrowing for Revolving Loans;
(ii)    A funds flow statement detailing the disbursement of the Borrowings to occur on the July 2017 Amendment Effective Date;
(iii)    A certificate of a Responsible Officer of the Borrower, dated as of the July 2017 Amendment Effective Date, in substantially the same form as the “Officer’s Certificate of ARC Document Solutions, LLC” delivered on the Closing Date with appropriate conforming changes; and
(iv)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent may reasonably require.
(g)    The aggregate outstanding principal amount of the Closing Date Term Loans shall be concurrently paid down to $60,000,000.
(h)    The fees payable to WFS and the Lenders and all costs and expenses of the Administrative Agent that have been invoiced (including reasonable legal fees, costs and expenses) shall be paid concurrently.
(i)    Such other conditions and requirements as the Administrative Agent may reasonably require.

Annex A

CREDIT AGREEMENT
among
ARC DOCUMENT SOLUTIONS, LLC,
as Borrower,
THE LENDERS NAMED HEREIN
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, L/C Issuer and Swing Line Lender,
and
WELLS FARGO SECURITIES, LLC,
JPMORGAN CHASE BANK, N.A.
and
U.S. BANK NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunners
and
JPMORGAN CHASE BANK, N.A. and U.S. BANK NATIONAL ASSOCIATION

as Co-Syndication Agents
Dated as of November 20, 2014

Page

ARTICLE I.	INTERPRETATION 1
1.01.    Definitions     1

1.02.	GAAP 40

1.03.	Headings 40

1.04.	Plural Terms 41

1.05.	Time 41

1.06.	Governing Law 41

1.07.	Construction 41

1.08.	Entire Agreement 41

1.09.	Calculation of Interest and Fees 41

1.10.	References 41

1.11.	Other Interpretive Provisions 42

1.12.	Rounding 42

ARTICLE II.	CREDIT FACILITIES 42

2.01.	Loan Facility 42

2.02.	Letters of Credit 48

2.03.	Swing Line 57

2.04.	Amount Limitations, Commitment Reductions, Etc 60

2.05.	Fees 62

2.06.	Prepayments 62

2.07.	Other Payment Terms 67

2.08.	Loan Accounts; Notes 68

2.09.	Loan Funding 70

2.10.	Pro Rata Treatment 71

2.11.	Change of Circumstances 73

2.12.	Taxes on Payments 75

2.13.	Funding Loss Indemnification 77

2.14.	Security 78

2.15.	Mitigation Obligations; Replacement of the Lenders 79

2.16.	Defaulting Lenders 80

2.17.	Incremental Term Loans; Increases in the Total Revolving Loan Commitment 83

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(continued)
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2.18.	One-Time Extension Option 88

ARTICLE III.	CONDITIONS PRECEDENT 90

3.01.	Initial Conditions Precedent 90

3.02.	Conditions Precedent to each Credit Event 90

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES 90

4.01.	Representations and Warranties 90

4.02.	Reaffirmation 98

ARTICLE V.	COVENANTS 98

5.01.	Affirmative Covenants 98

5.02.	Negative Covenants 104

5.03.	Financial Covenants 117

ARTICLE VI.	EVENTS OF DEFAULT 118

6.01.	Events of Default 118

6.02.	Remedies 121

ARTICLE VII.	ADMINISTRATIVE AGENT AND RELATIONS AMONG LENDERS 122

7.01.	Appointment, Powers and Immunities 122

7.02.	Reliance by the Administrative Agent, L/C Issuer and Swing Line Lender 124

7.03.	Defaults 124

7.04.	Lender Indemnification 124

7.05.	Non-Reliance 125

7.06.	Resignation of the Administrative Agent 125

7.07.	Collateral Matters and Guaranty Matters 126

7.08.	Performance of Conditions 127

7.09.	The Administrative Agent in its Individual Capacity; Other Relationships 127

7.10.	Collateral Matters/Lender Rate Contracts/Lender Bank Products 128

7.11.	Administrative Agent May File Proofs of Claim 128

ARTICLE VIII.	MISCELLANEOUS 128

8.01.	Notices 128

8.02.	Expenses 131

8.03.	Indemnification 131

(continued)
Page

8.04.	Waivers; Amendments 133

8.05.	Successors and Assigns 136

8.06.	Setoff; Security Interest 142

8.07.	No Third Party Rights 142

8.08.	Partial Invalidity 143

8.09.	Jury Trial 143

8.10.	Confidentiality 143

8.11.	Counterparts 144

8.12.	Consent to Jurisdiction 144

8.13.	Relationship of Parties 144

8.14.	Time 145

8.15.	Waiver of Punitive Damages 145

8.16.	USA PATRIOT Act 145

8.17.	Clarification 145

8.18.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 145

An extra Section break has been inserted above this paragraph. Do not delete this Section break if you plan to add text after the Table of Contents/Authorities. Deleting this break will cause Table of Contents/Authorities headers and footers to appear on any pages following the Table of Contents/Authorities.

SCHEDULES

SCHEDULE I        -    THE LENDERS
SCHEDULE II    -    EXISTING LETTERS OF CREDIT

EXHIBITS

EXHIBIT A    NOTICE OF LOAN BORROWING
EXHIBIT B    NOTICE OF CONVERSION
EXHIBIT C    NOTICE OF INTEREST PERIOD SELECTION
EXHIBIT D    REVOLVING LOAN NOTE
EXHIBIT E    CLOSING DATE TERM LOAN NOTE
EXHIBIT F    INCREMENTAL TERM LOAN NOTE
EXHIBIT G    FORM OF GUARANTY
EXHIBIT H    ASSIGNMENT AGREEMENT
EXHIBIT I    COMPLIANCE CERTIFICATE
EXHIBIT J    COLLATERAL CERTIFICATE
EXHIBIT K    NON-BANK CERTIFICATE
EXHIBIT L    NOTICE OF SWING LINE BORROWING
EXHIBIT M    SWING LINE NOTE
EXHIBIT N     INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT O     SELLER SUBORDINATION AGREEMENT

CREDIT AGREEMENT
THIS CREDIT AGREEMENT, dated as of November 20, 2014, is entered into by and among: (1) ARC DOCUMENT SOLUTIONS, LLC, a Texas limited liability company (the “Borrower”); (2) each of the financial institutions party to this Agreement from time to time (collectively, the “Lenders”); and (3) WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as Administrative Agent, Swing Line Lender and L/C Issuer. Wells Fargo Securities, LLC (“WFS”), JPMorgan Chase Bank, N.A. and U.S. Bank National Association have each been given the title of joint lead arranger and joint bookrunner in connection with this Agreement and JPMorgan Chase Bank, N.A. and U.S. Bank National Association have each been given the title of co-syndication agent in connection with this Agreement.
RECITALS
A.    The Borrower has requested that the Lenders provide certain credit facilities to the Borrower.
B.    The Lenders are willing to provide such credit facilities upon the terms and subject to the conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the above Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I.INTERPRETATION.
1.01.        Definitions. Unless otherwise indicated in this Agreement or any other Credit Document, each term set forth below, when used in this Agreement or any other Credit Document, shall have the respective meaning given to that term below or in the provision of this Agreement or other document, instrument or agreement referenced below.
“Acquired Person” shall mean any Person, the assets of a Person or an identifiable business unit or division of any Person, in each case that is the subject of a Permitted Acquisition after the July 2017 Amendment Effective Date.
“Acquired Portion” shall have the meaning given to that term in Section 2.17(f).
“Administrative Agent” shall mean Wells Fargo, when acting in its capacity as administrative agent under any of the Credit Documents, and any successor Administrative Agent appointed pursuant to Section 7.06. In such capacity, Wells Fargo is also acting as collateral agent for the Lender Rate Contract Counterparties and Lender Bank Product Providers.
“Affected Lender” shall have the meaning given to that term in Section 2.15.

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person’s officers, directors, managers, joint venturers and partners; provided, however, that in no case shall any Lender Party be deemed to be an Affiliate of any Loan Party for purposes of this Agreement. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” shall mean this Credit Agreement.
“Anti-Terrorism Law” shall mean each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956 & 1957; and (d) any other Governmental Rule now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism, including, without limitation, economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”).
“Applicable Lending Office” shall mean, with respect to any Lender, (a) in the case of its Base Rate Loans and Base Rate Portions, its Domestic Lending Office, and (b) in the case of its LIBOR Loans and LIBOR Portions, its Euro-Dollar Lending Office.
“Applicable Margin” shall mean (a) in the case of interest calculable with respect to each LIBOR Loan and LIBOR Portion (and with respect to the calculation of Letter of Credit fees pursuant to Section 2.02(i)), the percentage per annum set forth in the column headed “LIBOR” opposite the applicable Tier level below, (b) in the case of interest calculable with respect to each Base Rate Loan and Base Rate Portion, the percentage per annum set forth in the column headed “Base Rate” opposite the applicable Tier level below, and (c) in the case of the Commitment Fee, the percentage per annum set forth in the column headed “Commitment Fee” opposite the applicable Tier level below:

Tier	Total Leverage Ratio	LIBOR	Base Rate	Commitment Fee Percentage
I	Greater than 3.00:1.00	2.25%	1.25%	0.35%
II	Greater than 2.50:1.00 but less than or equal to 3.00:1.00	2.00%	1.00%	0.30%
III	Greater than 2.00:1.00 but less than or equal to 2.50:1.00	1.75%	0.75%	0.25%
IV	Greater than 1.50:1.00 but less than or equal to 2.00:1.00	1.50%	0.50%	0.20%
V	Less than or equal to 1.50:1.00	1.25%	0.25%	0.15%

In the event any Incremental Term Loans are made, the Applicable Margins for such Incremental Term Loans shall be as agreed between the Borrower and the relevant Lenders of such Incremental Term Loans subject to the requirements and limitations set forth in Section 2.17(a)(ii).
Any increase or decrease in the Applicable Margin and Commitment Fee Percentage resulting from a change in the Total Leverage Ratio shall become effective as of the third Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(a)(iii); provided, however, that if no Compliance Certificate is delivered when due in accordance with such Section, then Tier I shall apply as of the date of the failure to deliver such Compliance Certificate until such date as the Borrower delivers such Compliance Certificate and thereafter the Applicable Margin and Commitment Fee Percentage shall be based on the Total Leverage Ratio indicated on such Compliance Certificate until such time as the Applicable Margin and Commitment Fee Percentage are further adjusted as set forth in this definition. If the Total Leverage Ratio reported in any Compliance Certificate shall be determined to have been incorrectly reported and if correctly reported would have resulted in a higher Applicable Margin and Commitment Fee Percentage, then the Applicable Margin and Commitment Fee Percentage shall be retroactively adjusted to reflect the higher rate that would have been applicable had the Total Leverage Ratio been correctly reported in such Compliance Certificate and the additional amounts resulting therefrom shall be due and payable upon demand from the Administrative Agent (the Borrower’s obligations to pay such additional amounts shall survive the payment and performance of all other Obligations and the termination of this Agreement).
For the avoidance of doubt, the Applicable Margin as in effect immediately prior to the July 2017 Amendment Effective Date shall be applicable to all interest and commitment fees accruing prior to the July 2017 Amendment Effective Date and upon the July 2017 Amendment Effective Date the Applicable Margin and Commitment Percentage shall be set at Tier III until the first adjustment to occur after the fiscal quarter ending September 30, 2017.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee Lender” shall have the meaning given to that term in Section 8.05(c).
“Assignment” shall have the meaning given to that term in Section 8.05(c).
“Assignment Agreement” shall have the meaning given to that term in Section 8.05(c).
“Assignment Effective Date” shall have, with respect to each Assignment Agreement, the meaning set forth therein.
“Assignor Lender” shall have the meaning given to that term in Section 8.05(c).
“Attributable Debt” shall mean, on any date of determination: (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” shall mean, on any day, the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus one-half percent (0.50%) and (c) the One Month LIBOR Rate for such day (determined on a daily basis as set forth below) plus one percent (1.00%). As used in this definition, “One Month LIBOR Rate” shall mean, with respect to any interest rate calculation for a Loan, Portion or other Obligation bearing interest at the Base Rate, a rate per annum equal to the quotient of (i) the rate per annum reported on Reuters Screen LIBOR01 Page (or any successor or substitute page thereof), or if not reported by Reuters, as reported by any service selected by the Administrative Agent, on the applicable day (provided that if such day is not a Business Day for which such rate is quoted, the next preceding Business Day for which such rate is quoted) at or about 11:00 a.m., London time (or as soon thereafter as practicable), for Dollar deposits being delivered in the London interbank eurodollar currency market for a term of one month commencing on such date of determination, divided by (ii) one minus the Reserve Requirement in effect on such day. If for any reason rates are not available as provided in clause (i) of the preceding sentence, the rate to be used in clause (i) shall be, at the Administrative Agent’s discretion (in each case, rounded upward if necessary to the nearest 1/100 of one percent), (A) the rate per annum at which Dollar deposits are offered to the Administrative Agent in the London interbank eurodollar currency market or (B) the rate at which Dollar deposits are offered to the Administrative Agent in, or by the Administrative Agent to major banks in, any offshore interbank eurodollar market selected by the Administrative Agent, in each case on the applicable day (provided that if such day is not a Business Day for which Dollar deposits are offered to the Administrative Agent in the London or such offshore interbank eurodollar currency market, the next preceding Business Day for which Dollar deposits are offered to the Administrative Agent in the London or such offshore interbank eurodollar currency market) at or about 11:00 a.m., London time (or as soon thereafter as practicable) (for delivery on such date of determination) for a one month term. Notwithstanding the foregoing, if the One Month LIBOR Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Base Rate Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in Section 2.01(d)(i).
“Base Rate Portion” shall mean, at any time, a Portion of a Term Loan Borrowing, or a Term Loan, as the case may be, which then bears interest at a rate specified in Section 2.01(d)(i).
“Borrower” shall have the meaning given to such term in clause (1) of the introductory paragraph hereof.
“Borrower Materials” shall have the meaning given to that term in Section 5.01(a).
“Borrowing” shall mean a Revolving Loan Borrowing, a Term Loan Borrowing, or a Swing Line Borrowing, as the context may require.
“Business Day” shall mean any day on which (a) commercial banks are not authorized or required to close in San Francisco, California or New York, New York and (b) if such Business Day is related to a LIBOR Loan or a LIBOR Portion, dealings in Dollar deposits are carried out in the London interbank market.
“Capital Asset” shall mean, with respect to any Person, any tangible fixed or capital asset owned or leased (in the case of a Capital Lease) by such Person, or any expense incurred by such Person that is required by GAAP to be reported as a non-current asset on such Person’s balance sheet.
“Capital Expenditures” shall mean, with respect to any Person and any period, all expenditures of such Person which should be capitalized in accordance with GAAP, in each case, as reported in such Person’s investing section of the consolidated statement of cash flows prepared in accordance with GAAP; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration, repair or improvement of assets financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted restored, repaired or improved or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, in either case, to the extent that such proceeds or awards are not required to be applied in accordance with Section 2.06(c)(vi), (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment to the extent financed with the proceeds of asset sales that are not required to be applied pursuant to Section 2.06(c)(iii), (iv) expenditures that constitute operating lease expenses in accordance with GAAP, (v) expenditures that constitute Permitted Acquisitions, (vi) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of Holdings and its Subsidiaries or (vii) any non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of Holdings and its Subsidiaries; and provided further that in the case of any expenditures or purchases described in clauses (i) or (iii) above, such expenditures or purchases shall not be excluded from “Capital Expenditures” to the extent that the amount of (A) Net Insurance Proceeds (in the case of clause (i)(x)), (B) Net Condemnation Proceeds (in the case of clause (i)(y)) or (C) Net Proceeds from asset sales (in the case of clause (iii)), used to make such expenditures or purchases, is included in Net Income.
“Capital Leases” shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.
“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for its own benefit and for the benefit of the L/C Issuer and/or the Lenders, as applicable, as collateral subject to a first priority, perfected security interest securing the Obligations or the obligations of a Defaulting Lender, as applicable, cash or deposit account balances in an amount equal to the L/C Obligations or obligations of a Defaulting Lender, as applicable, pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term shall have a corresponding meaning.
“Cash Equivalents” shall mean (1) (a) direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States or obligations of any agency of the United States to the extent such obligations are backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) certificates of deposit maturing within one year from the date of acquisition thereof issued by a commercial bank or trust company organized under the laws of the United States or a state thereof or that is a Lender; provided that (i) such deposits are denominated in Dollars, (ii) such bank or trust company has capital, surplus and undivided profits of not less than $500,000,000 and (iii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc.; (c) open market commercial paper maturing within 270 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States or a state thereof; provided such commercial paper is rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc.; (d) any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States or a state thereof or that is a Lender; provided that (i) such bank or trust company has capital, surplus and undivided profits of not less than $500,000,000, (ii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service,

Inc., (iii) the repurchase obligations of such bank or trust company under such repurchase agreement are fully secured by a perfected security interest in a security or instrument of the type described in clause (a), (b) or (c) above and (iv) such security or instrument so securing the repurchase obligations has a fair market value at the time such repurchase agreement is entered into of not less than 100% of such repurchase obligations, (e) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (b) above, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above; and (2) with respect to any Foreign Subsidiary, (a) investments of the type and maturity described in clause (1) above of foreign commercial banks, which investments or commercial banks (or the parents of such commercial banks) have the ratings described in such clauses or reasonably equivalent ratings from comparable foreign rating agencies (if available) and (b) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management of comparable tenure and credit quality to those described in clause (1) above, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes. Notwithstanding the foregoing, in no event shall “Cash Equivalents” include auction rate securities.
“Change of Control” shall mean the occurrence of any one or more of the following:
(a)    The acquisition after the Closing Date of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than, directly or indirectly, Kumarakulasingam Suriyakumar and his Affiliates (or any trust, foundation or other entities created by him, or any of his heirs, executors or family members), of Equity Securities representing more than 35% of the aggregate ordinary voting power or economic interest represented by the issued and outstanding Equity Securities of Holdings; or
(b)    Holdings shall cease to (i) beneficially own and control, directly or indirectly, one hundred percent (100%) of the Equity Securities of any Credit Party or (ii) control the board of directors or any other governing body of any Credit Party; or
(c)    The occupation during any consecutive eighteen (18) month period after the Closing Date of a majority of the seats (other than vacant seats) on the board of directors or other governing body of Holdings by persons who were neither (i) nominated by the board of directors or other governing body of Holdings nor (ii) appointed or approved by directors or members of such other or other governing body so nominated, or
(d)    A “fundamental change,” “change of control” or “change in control” or any similar term as defined in any document governing Subordinated Obligations of any Credit Party which gives the holders of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof or the right to require such Credit Party to redeem, purchase or otherwise defease, or offer to redeem, purchase or otherwise defease, all or any portion of such Indebtedness.

For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Change of Law” shall mean the occurrence, after the July 2017 Amendment Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change of Law”, regardless of the date enacted, adopted or issued.
“Closing Date” shall mean November 20, 2014.
“Closing Date Term Lenders” shall mean (a) prior to the July 2017 Amendment Effective Date, the Lenders having Closing Date Term Loan Commitments as specified on Part A of Schedule I as in effect on the Closing Date, (b) on the July 2017 Amendment Effective Date, the Lenders holding Closing Date Term Loans as specified on Part A of Schedule I and (c) after the July 2017 Amendment Effective Date, the Lenders from time to time holding the Closing Date Term Loans after giving effect to any assignments permitted by Section 8.05(c).
“Closing Date Term Loan” shall have the meaning given to that term in Section 2.01(b)(i).
“Closing Date Term Loan Borrowing” shall mean the borrowing by the Borrower of the Closing Date Term Loans made by each of the Closing Date Term Lenders to the Borrower on the Closing Date.
“Closing Date Term Loan Commitment” shall mean (a) as of the Closing Date, with respect to each Lender, the Dollar amount set forth under the caption “Closing Date Term Loan Commitment” opposite such Lender’s name on Part A of Schedule I as in effect on the Closing Date and (b) after the Closing Date, zero.
“Closing Date Term Loan Note” shall have the meaning given to that term in Section 2.08(c)(i).
“Closing Date Term Proportionate Share” shall mean:
(a)    With respect to any Lender at any time prior to the Closing Date, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Closing Date Term Loan Commitment at such time to (ii) the Total Closing Date Term Loan Commitment at such time; and

(b)    With respect to any Lender at any time after the Closing Date, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the Effective Amount of such Lender’s Closing Date Term Loan outstanding at such time to (ii) the Effective Amount of all Closing Date Term Loans outstanding at such time.
The Closing Date Term Proportionate Share of each Lender as of the July 2017 Amendment Effective Date is set forth under the caption “Closing Date Term Proportionate Share” opposite such Lender’s name on Schedule I.
“Collateral” shall mean all Property in which the Administrative Agent or any Lender has a Lien, to the extent set forth in the Security Documents, to secure the Secured Obligations (as defined in the Security Agreement).
“Collateral Certificate” shall mean a Collateral Certificate in substantially the form of Exhibit J, appropriately completed and duly executed by the Borrower.
“Commercial Letter of Credit” shall mean any documentary letter of credit issued by the L/C Issuer under this Agreement; either as originally issued or as the same may be supplemented, modified, amended, extended, restated or supplanted.
“Commitment Fee Percentage” shall mean, with respect to the Revolving Loan Commitments at any time, the per annum percentage which is used to calculate Commitment Fees for such Revolving Loan Commitments determined pursuant to the definition of Applicable Margin.
“Commitment Fees” shall have the meaning given to that term in Section 2.05(b).
“Commitments” shall mean, collectively, the Revolving Loan Commitments, and the Term Loan Commitments.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” shall have the meaning given to that term in Section 8.01(b).
“Compliance Certificate” shall have the meaning given to that term in Section 5.01(a)(iii).
“Confidential Information” shall mean information delivered to any Lender or the Administrative Agent by or on behalf of any Loan Party pursuant to the Credit Documents; provided; however, that such term does not include information that (a) was publicly known or otherwise known to the receiving party prior to the time of such disclosure, other than by virtue of a breach of Section 8.10, (b) subsequently becomes publicly known through no act or omission by the receiving party or any person acting on its behalf, other than by virtue of a breach of Section 8.10, (c) otherwise becomes known to the receiving party other than through disclosure by any Loan Party, other than by virtue of a breach of Section 8.10, or (d) constitutes financial statements delivered to the Lenders and the Administrative Agent under Section 5.01(a) that are otherwise publicly available.

“Consolidated Adjusted EBITDA” shall mean, for any period, with respect to Holdings and its Subsidiaries (determined on a consolidated basis in accordance with GAAP, to the extent applicable), (a) Net Income for such period, plus (b) to the extent deducted in determining Net Income for such period, the sum of the following for such period (without duplication): (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) depreciation and amortization for such period, (iv) non-cash expenses related to stock based compensation for such period, (v) extraordinary non-cash expenses and non-recurring non-cash expenses for such period (in each case other than any such non-cash expense to the extent it represents an accrual of or reserve for cash expenditures in any future period) and (vi) fees, payments and expenses in connection with any Permitted Acquisition or other investment or financing transactions payable to third parties and minus (c) to the extent added in determining Net Income for such period, the sum of the following for such period (without duplication): (i) interest income for such period and (ii) the aggregate amount of extraordinary non-cash income and gains and non-recurring non-cash income and gains during such period.
Pro forma credit shall be given for Consolidated Adjusted EBITDA attributable to an Acquired Person as if owned on the first day of the applicable period; companies (or identifiable business units or divisions) sold, transferred or otherwise disposed of during any period will be treated as if not owned during the entire applicable period.
“Contingent Obligation” shall mean, with respect to any Person, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments, other than endorsements of instruments for deposit or collection in the ordinary course of business (ii) as a partner or joint venturer in any partnership or joint venture (except if such obligation is non-recourse to such Person), (iii) to purchase any materials, supplies or other Property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other Property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other Property is ever made or tendered, or such services are ever performed or tendered, or (iv) in respect to any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person. The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of “Guaranty Obligation”) be deemed equal to the maximum reasonably anticipated liability in respect thereof, and shall, with respect to item (b)(iv) of this definition be marked to market on a current basis, in each case as required by GAAP.
“Continuing Lender” shall have the meaning given to that term in Section 2.18(b).
“Contractual Obligation” of any Person shall mean, any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its Property is bound.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled”, and the term “Control” when used as a verb, have meanings correlative thereto.
“Control Agreement” shall mean a control agreement among the Borrower or a Guarantor, a depository bank, a securities intermediary or a commodity intermediary, as the case may be, and the Administrative Agent, in form and substance acceptable to the Administrative Agent.
“Co-Syndication Agents” shall mean JPMorgan Chase Bank, N.A. and U.S. Bank National Association in their capacities as co-syndication agents in connection with this Agreement. Except as expressly set forth in Section 8.03 and Section 8.04, the capacity of the Co-Syndication Agents is titular in nature, and the Co-Syndication Agents shall have no special rights or obligations over those of a Lender by reason thereof.
“Covered Entities” shall mean, collectively, (a) Holdings and its Subsidiaries and all guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Credit Documents” shall mean and include this Agreement, the Notes, the Guaranty, the Security Documents, each Letter of Credit Application, each Notice of Borrowing, each Notice of Interest Period Selection, each Notice of Conversion, the Collateral Certificate, each of the Fee Letters, the Disclosure Letter and all other documents, instruments and agreements delivered to the Administrative Agent or any Lender pursuant to Sections 3.01 or 3.02 and all other documents, instruments and agreements delivered by any Credit Party to the Administrative Agent or any Lender in connection with this Agreement or any other Credit Document on or after the date of this Agreement, including, without limitation, any amendments, consents or waivers, as the same may be amended, restated, supplemented or modified from time to time, but excluding any Lender Rate Contracts and documents with respect to Lender Bank Products.
“Credit Event” shall mean the making of any Loan (including a Swing Line Loan) or the making of an L/C Credit Extension. “Credit Event” shall not include the conversion of any Loan or Portion or the selection of any new Interest Period for any LIBOR Loan or LIBOR Portion.
“Credit Party” shall mean the Borrower and each Guarantor.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Governmental Rules from time to time in effect affecting the rights of creditors generally.
“Decreasing Lender” shall have the meaning given to that term in Section 2.17(f).

“Default” shall mean an Event of Default or any event or circumstance not yet constituting an Event of Default which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.
“Defaulting Lender” shall mean, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer, the Swing Line Lender and each Lender.
“Defaulting Lender Amendment Paragraph” shall have the meaning given to that term in Section 8.04.
“Default Rate” shall have the meaning given to that term in Section 2.07(c).

“Designated Person” shall mean any Person who (i) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control (OFAC) and/or any other similar lists maintained by OFAC pursuant to authorizing statute, executive order or regulation, but not including the Sectoral Sanctions Identification List under Executive Order 13662, (ii) (A) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s) or (B) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner violative of Section 2 of the Executive Order, (iii) is (X) an agency of the government of a country, (Y) an organization controlled by a country, or (Z) a Person resident, organized or located in Cuba, Iran, North Korea, Sudan or Syria, or in other countries, as published from time to time by OFAC, as such programs may be applicable to an agency, organization, country or Person, or (iv) any Person owned or controlled by any such Person or Persons described in the foregoing clauses.
“Disclosure Letter” shall mean the disclosure letter, dated as of the July 2017 Amendment Effective Date, and addressed to the Administrative Agent and the Lenders containing certain schedules referenced herein.
“Disqualified Securities” shall mean any Equity Security which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the latest Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Security referred to in (a) above, in each case at any time on or prior to the date that is ninety-one (91) days after the latest Maturity Date, or (c) is entitled to receive a cash Distribution (other than for taxes attributable to the operations of the business) or a Distribution of Disqualified Securities on or prior to the date that is ninety-one (91) days after the latest Maturity Date; provided, however, that (i) only the portion of such Equity Security which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be a Disqualified Security, (ii) if such Equity Security are issued to any current or former employees or other service providers or to any plan for the benefit of employees, directors, officers, members of management or consultants (including any equity or incentive compensation or benefit plan) of Holdings or its Subsidiaries or by any such compensation or plan to such current or former employees, other service providers, directors, officers, members of management or consultants, such Equity Securities shall not constitute Disqualified Securities solely because they may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such current or former employee’s, other service provider’s, director’s, officer’s, management member’s or consultant’s termination, death or disability, (iii) any class of Equity Securities of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Securities that are not Disqualified Securities shall not be deemed to be Disqualified Securities, and (iv) Equity Securities will not constitute Disqualified Securities solely because of provisions giving holders thereof the right to require repurchase or redemption upon an initial public offering, “asset sale” or “change of control” occurring prior to such date if either (x) such Equity Securities provide that the issuer thereof will not be required to redeem any such Equity Securities pursuant to such provisions prior to the repayment in full of the Obligations or (y) such redemption is permitted hereunder. For purposes of this Agreement, the principal amount of any Disqualified Securities shall be deemed to be the liquidation preference or the maximum fixed repurchase price, as the case may be.
“Distributions” shall mean the declaration or (without duplication) payment of any distributions or dividends (in cash, Property or obligations) on, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, repurchase, redemption, retirement or other acquisition of, any Equity Securities of any Person or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as “phantom membership” or “phantom stock” payments or similar payments, where the amount is calculated with reference to the fair market or equity value of any Person), but excluding distributions or dividends payable by a Person solely in common Equity Securities of such Person.
“Dollars” and “$” shall mean the lawful currency of the United States and, in relation to any payment under this Agreement, same day or immediately available funds.
“Domestic Subsidiary” shall mean each direct or indirect Subsidiary of Holdings organized under the laws of the United States, any state thereof or the District of Columbia.
“Domestic Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I (or, in the case of any Lender which becomes a Lender pursuant to Section 2.17 or by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable Assignment Agreement) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s Base Rate Loans and Base Rate Portions will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s Base Rate Loans and Base Rate Portions will thereafter be made.
“Earn-Outs” shall mean unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the purchase price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the underlying target.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, Norway and the United Kingdom.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Amount” shall mean (i) with respect to Revolving Loans, Term Loans, and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to (A) any borrowings and prepayments or repayments of Revolving Loans, Term Loans, and Swing Line Loans and (B) with respect to Swing Line Loans, any risk participation amongst the Lenders, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Eligible Assignee” shall mean (a) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (b) a Person that is (i) a commercial bank, savings and loan association or savings bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $500,000,000, (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000; provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD, (iii) a finance company, insurance company or other financial institution that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $100,000,000, or (iv) a Person that is primarily engaged in the business of commercial lending and that is (x) a Subsidiary of a Lender, (y) a Subsidiary of a Person of which a Lender is a Subsidiary, or (z) a Person of which a Lender is a Subsidiary; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (1) any natural person, (2) without the prior written consent of all of the Lenders, any Loan Party or any Affiliate of a Loan Party, or (3) any Defaulting Lender or any of its Affiliated Funds, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (3).
“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) or any other benefit plan, program, policy, agreement or arrangement providing for compensatory benefits, severance-related benefits or other employee benefits established or maintained by a Loan Party or, with respect to any such employee benefit plan that is subject to Section 412 of the IRC or Title IV of ERISA, any ERISA Affiliate.
“Environmental Damages” shall mean all claims, judgments, damages, losses, penalties, liabilities (including strict liability), costs and expenses (including costs of investigation, remediation, defense, settlement and attorneys’ fees and consultants’ fees), that are incurred at any time (a) as a result of the existence of any Hazardous Materials upon, about or beneath any real property owned by or leased by any Loan Party or migrating or threatening to migrate to or from any such real property, (b) arising from any investigation, proceeding or remediation of any location at which any Loan Party or any predecessors are alleged to have directly or indirectly disposed of Hazardous Materials or (c) arising in any manner whatsoever out of any violation of Environmental Laws by any Loan Party or with respect to any real property owned or used by any Loan Party.
“Environmental Laws” shall mean the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all other Governmental Rules relating to the protection of human health and safety and the environment, including all Governmental Rules pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials.
“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests, limited liability company interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” shall mean any Person which is treated as a single employer with any Loan Party under Sections 414(b) and (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of the provisions relating to Section 412 of the IRC).
“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA which could give rise to any liability with respect to such withdrawal; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings to terminate a Pension Plan or Multiemployer Plan; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) an event or condition which could constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that a Pension Plan is considered an at-risk plan or a plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the IRC or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate; (i)  any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the IRC or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; or (j) the filing pursuant to Section 412 of the IRC or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the IRC with respect to any Pension Plan or the failure by any Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro-Dollar Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I (or, in the case of any Lender which becomes a Lender by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable Assignment Agreement) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s LIBOR Loans and LIBOR Portions will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans and LIBOR Portions will thereafter be made.
“Event of Default” shall have the meaning given to that term in Section 6.01.
“Evergreen Letter of Credit” shall have the meaning given to that term in Section 2.02(b)(iii).
“Excluded Foreign Credit Support” shall mean any of the following: (a) any guaranty by any Foreign Subsidiary of the Obligations, (b) the creation by any Foreign Subsidiary of a Lien on any of such Foreign Subsidiary’s Property to secure the Obligations or any guaranty thereof, (c) the pledge by any Loan Party of more than 65% of the combined voting power of all classes of stock entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the IRC) of any First-Tier Foreign Subsidiary to secure the Obligations or the obligations of a Guarantor under the Credit Documents, or (d) the pledge by any Loan Party of the Equity Securities of any Foreign Subsidiary that is not a First-Tier Foreign Subsidiary to secure the Obligations or the obligations of a Guarantor under the Credit Documents.
“Excluded Non-Guarantor Entities” shall mean (a) Immaterial Subsidiaries, (b) any Domestic Subsidiary of a Foreign Subsidiary of Holdings that is a “controlled foreign corporation” within the meaning of Section 957 of the IRC and (c) any Domestic Subsidiary of Holdings all of the assets of which constitute equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. Federal income tax purposes) in one or more Foreign Subsidiaries that are “controlled foreign corporation” within the meaning of Section 957 of the IRC other than de minimis assets.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.
“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financings: - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001.
“Existing Letters of Credit” shall mean the letters of credit described on Schedule II.
“Existing Maturity Date” shall have the meaning given to that term in Section 2.18(a).
“Fair Market Value” shall mean, with respect to any asset (including any Equity Securities of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Borrower or the Loan Party selling such asset.
“FASB ASC” shall mean the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” shall mean Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended versions of Sections 1471 through 1474 of the IRC that are substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards to the nearest 1/100 of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.
“Fee Letters” shall mean, collectively, (a) the letter agreement dated as of October 23, 2014 among Holdings, the Borrower, the Administrative Agent and WFS regarding certain fees payable to WFS and the Administrative Agent as expressly indicated therein, (b) the engagement letter dated as of June 29, 2017 between the Borrower and WFS and (c) any other fee letter, engagement letter or mandate letter executed by one or more Loan Parties and the Administrative Agent and/or one or more arrangers in connection with this Agreement (including any fee letter executed in connection with any transaction under Section 2.17).
“Financial Statements” shall mean, with respect to any accounting period for any Person, statements of income (and, (x) in the case of financial statements in respect of a fiscal quarter or fiscal year, statements of cash flows and (y) in the case of financial statements in respect of a fiscal year, statements of retained earnings, or stockholders’ equity or members’ equity or partners’ capital) of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual financial statements and, in each case, corresponding figures from the comparable budgeted and projected figures for such period, all prepared in reasonable detail and in accordance with GAAP.
“First-Tier Foreign Subsidiary” shall mean any Foreign Subsidiary whose Equity Securities are owned or held directly by Holdings or a Domestic Subsidiary of Holdings.
“Fixed Charge Coverage Ratio” shall mean, as of the last day of each fiscal quarter, (a) Consolidated Adjusted EBITDA for the four consecutive fiscal quarter period ending on that date, plus (b) rent expense of the Loan Parties for such period, minus (c) the sum of, without duplication, (i) an amount equal to fifty percent (50%) of the aggregate amount of all Capital Expenditures made by the Loan Parties during such period, (ii) if positive, cash Taxes (net of any cash Tax refunds) paid by the Loan Parties during such period and (iii) the aggregate amount of Distributions made by the Loan Parties (excluding, to the extent made during such period, (1) any and all Distributions made by one Loan Party to another Loan Party and (2) any and all Permitted Stock Repurchases made in 2016 and 2017 up to an aggregate amount of $15,000,000 for all such Permitted Stock Repurchases made during the term of this Credit Agreement), divided by (d) Fixed Charges for such period.
“Fixed Charges” shall mean, for any period or as the last day of such period, as applicable, the sum, without duplication, for Holdings and its Subsidiaries (determined on a consolidated basis in accordance with GAAP, to the extent applicable), of the following items: (a) (i) Interest Expense described in clauses (a) and (b) of the definition thereof that are paid or payable in cash for such period net of cash interest income received or receivable for such period and (ii) Interest Expense described in clause (c) of the definition thereof expensed (on a net basis) on a statement of income for such period, (b) rent expense for such period, (c) mandatory principal prepayments and other principal payments required to be made on Indebtedness during such period (excluding payments that are included in clause (d) below), (d) regularly scheduled payments of principal on Indebtedness during such period, including the aggregate amount of any voluntary prepayments prior to or during such period, but only to the extent such voluntary prepayments reduced any regularly scheduled payment of principal during such period (provided that in no event shall the required principal payments calculated with respect to the Closing Date Term Loan be less than the aggregate amount required to be repaid pursuant to Section 2.01(g)(iii) during the year in which any such period falls in and in which there remains any unpaid principal of the Closing Date Term Loan), and (e) the aggregate amount of Capital Lease payments (and any portion thereof) other than any payments, during such period that have been optionally prepaid and would have been treated as principal in accordance with GAAP, if any. For the avoidance of doubt, the prepayment of the Closing Date Term Loan on the July 2017 Amendment Effective Date shall not be included in the calculation of Fixed Charges.
“Foreign Plan” shall mean any employee benefit plan maintained or contributed to by any Loan Party or any ERISA Affiliate which is mandated or governed by any Governmental Rule of any Governmental Authority other than the United States.
“Foreign Subsidiary” shall mean each direct or indirect Subsidiary of Holdings that is not a Domestic Subsidiary.
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Revolving Proportionate Share of the Effective Amount of all L/C Obligations, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Revolving Proportionate Share of the Effective Amount of all Swing Line Loans, other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Indebtedness” of any Person shall mean, without duplication:
(a)    All outstanding obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse);
(b)    All Attributable Debt of such Person;
(c)    All Disqualified Securities of such Person;
(d)    All earnout obligations arising from an acquisition (excluding ordinary course acquisitions of customer lists) at the value from time to time carried on the balance sheet of such Person in accordance with GAAP;
(e)    With respect to any terminated Rate Contracts, the Termination Value thereof; and
(f)    All Contingent Obligations of such Person with respect to the obligations of other Persons of the types described in clauses (a) - (e) above.

To the extent not included above, “Funded Indebtedness” of the Loan Parties shall include all outstanding Obligations in respect of Loans.
“GAAP” shall mean generally accepted accounting principles and practices as in effect in the United States from time to time, consistently applied.
“Governmental Authority” shall mean any international, domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory, tax or administrative functions of or pertaining to government, including, without limitation, the Federal Trade Commission, Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority and any supra-national bodies such as the European Union.
“Governmental Authorization” shall mean any permit, license, registration, approval, finding of suitability or licensing, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority.
“Governmental Charges” shall mean, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its Property or otherwise payable by such Person.
“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, Governmental Authorization, guidelines, policy or similar form of decision of any Governmental Authority.
“Guarantor” shall mean (i) Holdings and (ii) each now existing or hereafter acquired or created direct or indirect Domestic Subsidiary of Holdings (other than Excluded Non-Guarantor Entities) which becomes a party to the Guaranty.
“Guaranty” shall mean the Guaranty Agreement in substantially the form of Exhibit G delivered by each Guarantor from time to time party thereto in favor of the Administrative Agent and the Lender Parties.
“Guaranty Obligation” shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of the primary obligor, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any Property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase Property, securities or services primarily for the purpose of assuring the owner thereof of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof, provided that the term “Guaranty Obligation” shall not include (1) endorsements for collection or deposit in the ordinary course of business and (2) indemnification obligations of a Person or any of its Subsidiaries entered into in the ordinary course of business, or otherwise in connection with a sale of Equity Securities, the disposition of assets or the incurrence of Indebtedness, in each case, to the extent permitted hereby. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum liability in respect thereof.
“Hazardous Materials” shall mean all pollutants, contaminants and other materials, substances and wastes which are hazardous, toxic, caustic, harmful or dangerous to human health or the environment, including petroleum and petroleum products and byproducts, radioactive materials, asbestos, polychlorinated biphenyls and all materials, substances and wastes which are classified or regulated as “hazardous,” “toxic” or similar descriptions under any Environmental Law.
“Holdings” shall mean ARC Document Solutions, Inc., a Delaware corporation.
“Honor Date” shall have the meaning given to that term in Section 2.02(c)(i).
“Immaterial Subsidiaries” shall mean those Domestic Subsidiaries designated by the Borrower in writing to the Administrative Agent that when considered on an individual or aggregate basis, do not have (A) revenues, net profit or Consolidated Adjusted EBITDA attributable to such Immaterial Subsidiaries in excess of 5% of the consolidated revenues, consolidated net profit or Consolidated Adjusted EBITDA, respectively, of Holdings and its Subsidiaries for the most recent four consecutive fiscal quarter period for which the Borrower has delivered Holdings’ Financial Statements or (B) assets with an aggregate book value in excess of 5% of the consolidated total assets of Holdings and its Subsidiaries as of the last day of the most recent fiscal quarter ended for which the Borrower has delivered Holdings’ Financial Statements. The Borrower’s written notice described above shall include calculations with respect to clauses (A) and (B) in detail reasonably satisfactory to the Administrative Agent.
“Incremental Effective Date” shall have the meaning given to that term in Section 2.17(e).
“Incremental Revolving Lender” shall have the meaning given to that term in Section 2.17(b).
“Incremental Term Lender” shall have the meaning given to that term in Section 2.17(a)(i).
“Incremental Term Loan Amendment” shall have the meaning given to that term in Section 2.17(a)(ii).
“Incremental Term Loan Borrowing” shall mean the borrowing by the Borrower on an Incremental Effective Date of Incremental Term Loans in the manner set forth in Section 2.17.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender to make an Incremental Term Loan comprising an Incremental Term Loan Borrowing pursuant to Section 2.17(a).
“Incremental Term Loan” shall have the meaning given to such term in Section 2.17(a)(i).
“Incremental Term Loan Maturity Date” shall mean, with respect to any Incremental Term Loan, the Incremental Term Loan Maturity Date specified in the Incremental Term Loan Amendment applicable to such Incremental Term Loan; provided that in no event shall any Incremental Term Loan Maturity Date be earlier than the Revolving Loan Maturity Date or the Term Loan Maturity Date and shall mean, with respect to an Incremental Term Lender, the applicable Incremental Term Loan Maturity Date, as such date may be extended with respect to such Lender pursuant to Section 2.18.
“Incremental Term Loan Note” shall have the meaning given to such term in Section 2.08(c)(ii).
“Incremental Term Proportionate Share” shall mean:
(a)    With respect to any Lender at any time prior to an Incremental Effective Date with respect to any particular Incremental Term Loan Borrowing, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Incremental Term Loan Commitment with respect to such Incremental Term Loan Borrowing at such time to (ii) the amount of such Incremental Term Loan Borrowing at such time; and
(b)    With respect to any Lender at any time after an Incremental Effective Date with respect to any particular Incremental Term Loan Borrowing, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the Effective Amount of such Lender’s Incremental Term Loan comprising such Incremental Term Loan Borrowing outstanding at such time to (ii) the Effective Amount of all Incremental Term Loans comprising such Incremental Term Loan Borrowing outstanding at such time.
“Indebtedness” of any Person shall mean, without duplication:
(a)    All outstanding obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse);
(b)    All obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price), except for trade accounts payable and repayable in accordance with customary trade practices and other accrued liabilities, in each case incurred in the ordinary course of business; provided that any earn-out obligations arising from an acquisition (excluding ordinary course acquisitions of customer lists) shall be included in “Indebtedness” at the value from time to time carried on the balance sheet of such Person in accordance with GAAP;

(c)    All obligations of such Person under conditional sale or other title retention agreements with respect to property acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or the lender under such agreement in the event of default are limited solely to repossession or sale of such property);
(d)    All Attributable Debt of such Person;
(e)    All Disqualified Securities of such Person;
(f)    With respect to any terminated Rate Contracts, the Termination Value thereof;
(g)    All obligations of such Person, contingent or otherwise, under or with respect to Surety Instruments and all obligations of such Person with respect to letters of credit, whether drawn or undrawn, contingent or otherwise;
(h)    All Contingent Obligations of such Person with respect to the obligations of other Persons of the types described in clauses (a) - (g) above; and
(i)    All obligations of other Persons (“primary obligors”) of the types described in clauses (a) - (h) above to the extent secured by any Lien on any property (including accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such obligations (and, for purposes of this clause (i), the amount of the Indebtedness of such Person shall be deemed to be the lesser of (x) the amount of all obligations of such primary obligors so secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) the property of such Person and (y) the value of such property).
To the extent not included above, “Indebtedness” of the Loan Parties shall include all outstanding Obligations in respect of Loans and Letters of Credit.
“Indemnifiable Taxes” shall have the meaning given to that term in Section 2.12(a).
“Indemnitees” shall have the meaning given to that term in Section 8.03.
“Intercompany Subordination Agreement” shall mean an intercompany subordination agreement, dated as of the Closing Date, executed and delivered by Holdings, each of its Subsidiaries and the Administrative Agent in the form of Exhibit N.
“Interest Expense” shall mean, for any period, the sum for the Loan Parties (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest, fees, charges and related expenses payable during such period to any Person in connection with Indebtedness or the deferred purchase price of assets that, if described in this clause (a), are treated as interest in accordance with GAAP, (b) the portion of rent actually paid during such period under Capital Leases that should be treated as interest in accordance with GAAP and (c) the net amounts payable (or minus the net amounts receivable) under Rate Contracts accrued as an expense (on a net basis) on a statement of income during such period (whether or not actually paid or received during such period).

“Interest Period” shall mean, with respect to any LIBOR Loan, the time periods selected by the Borrower pursuant to Section 2.01(c) or Section 2.01(e) which commences on the first day of such Loan or the effective date of any conversion and ends on the last day of such time period, and thereafter, each subsequent time period selected by the Borrower pursuant to Section 2.01(f) which commences on the last day of the immediately preceding time period and ends on the last day of that time period.
“Investment” of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including (x) any Guaranty Obligations of such Person with respect to any obligations of any other Person and (y) any payments made by such Person on account of obligations of any other Person); provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owed by customers or suppliers of such Person (other than any Loan Party) in the ordinary course of such Person’s business or (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business consistent with past practice.
“IRC” shall mean the U.S. Internal Revenue Code of 1986.
“ISP” shall have the meaning given to that term in Section 2.02(h).
“Joint Lead Arrangers” shall mean, collectively, WFS, JPMorgan Chase Bank, N.A. and U.S. Bank National Association in their capacity as joint lead arrangers and joint bookrunners with respect to this Agreement. Except as expressly set forth in Section 8.02, Section 8.03 and Section 8.04, the capacity of the Joint Lead Arrangers is titular in nature, and the Joint Lead Arrangers shall have no special rights or obligations over those of a Lender by reason thereof.
“Joint Venture” shall mean a joint venture, limited liability company, corporation, partnership, other entity or other legal arrangement (whether created pursuant to a contract or conducted through a separate legal entity) formed by a Loan Party and one or more other Persons who are not Loan Parties.
“July 2017 Amendment Effective Date” shall mean July 14, 2017.
“L/C Advance” shall mean, with respect to each Revolving Lender, such Revolving Lender’s payment or participation in any L/C Borrowing in accordance with its L/C Risk Participation therein.
“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan Borrowing.
“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof, the amendment thereof, the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” shall mean Wells Fargo in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
“L/C Obligations” shall mean, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.
“L/C Risk Participation” shall mean, with respect to any Lender and any Letter of Credit as of any date of determination, the sum of (a) such Lender’s Revolving Proportionate Share of the Effective Amount of the L/C Obligation attributable to such Letter of Credit outstanding at such time plus (b) the aggregate amount of all Defaulting Lenders’ Revolving Proportionate Shares of the Effective Amount of the L/C Obligation attributable to such Letter of Credit outstanding at such time that have been reallocated to such Lender pursuant to Section 2.16(a)(iv).
“Lender” and “Lenders” shall have the meaning given to such terms in clause (2) of the introductory paragraph hereof and includes the L/C Issuer and the Swing Line Lender.
“Lender Bank Product Provider” shall mean any Lender or Affiliate of a Lender which provides one or more Lender Bank Products.
“Lender Bank Products” shall mean each and any of the following types of services or facilities extended to any Credit Party by any Lender Bank Product Provider: (a) commercial credit cards; (b) cash management services (including treasury management services, purchasing cards, daylight overdrafts, multicurrency accounts, foreign cash letters, merchant card services, controlled disbursement services, ACH transactions, and interstate depository network services), and (c) returned items and foreign exchange services and facilities.
“Lender Parties” shall mean, collectively, the Lenders, the Joint Lead Arrangers, the Lender Rate Contract Counterparties, the Lender Bank Product Providers and the Administrative Agent.
“Lender Rate Contract(s)” shall mean one or more Rate Contracts between any Credit Party and one or more Lender Rate Contract Counterparties with respect to Indebtedness under this Agreement, on terms acceptable to such Credit Party and such Lender Rate Contract Counterparty that is a party to such Rate Contract.
“Lender Rate Contract Counterparty” shall mean any Lender or Affiliate of a Lender which enters into a Lender Rate Contract.
“Letter of Credit” shall mean any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a Commercial Letter of Credit or a Standby Letter of Credit.
“Letter of Credit Application” shall mean an application and agreement (including any master letter of credit agreement) for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” shall mean the day that is thirty days prior to the Revolving Loan Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Sublimit” shall mean an amount equal to the lesser of (a) $20,000,000 and (b) the Total Revolving Loan Commitment. The Letter of Credit Sublimit is part of, and not in addition to, the Total Revolving Loan Commitment.
“LIBOR Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in Section 2.01(d)(ii).
“LIBOR Portion” shall mean, at any time, a Portion of a Term Loan Borrowing, or a Term Loan, as the case may be, which then bears interest at a rate specified in Section 2.01(d)(ii).
“LIBOR Rate” shall mean, with respect to any Interest Period for the LIBOR Loans in any Revolving Loan Borrowing consisting of LIBOR Loans or any LIBOR Portion of any Term Loan Borrowing, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/100 of one percent) of (a) the rate per annum reported on Reuters Screen LIBOR01 Page (or any successor or substitute page thereof), or if not reported by Reuters, as reported by any service selected by the Administrative Agent, at or about 11:00 a.m., London time (or as soon thereafter as practicable), two Business Days prior to the first day of such Interest Period, for Dollar deposits being delivered in the London interbank eurodollar currency market for a term comparable to such Interest Period, divided by (b) one minus the Reserve Requirement for such Loans or Portion in effect from time to time. If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be, at the Administrative Agent’s discretion (in each case, rounded upward if necessary to the nearest 1/100 of one percent), (i) the rate per annum at which Dollar deposits are offered to the Administrative Agent in the London interbank eurodollar currency market or (ii) the rate per annum at which Dollar deposits are offered to the Administrative Agent in, or by the Administrative Agent to major banks in, any offshore interbank eurodollar market selected by the Administrative Agent, in each case on the second Business Day prior to the commencement of such Interest Period at or about 11:00 a.m. London time (or as soon thereafter as practicable) (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period and in an amount approximately equal to the amount of the Loan or Portion to be made or funded by the Lenders as part of such Borrowing. The LIBOR Rate and LIBOR Portions shall be adjusted automatically as to all LIBOR Loans then outstanding as of the effective date of any change in the Reserve Requirement. Notwithstanding the foregoing, if the LIBOR Rate for any Loan shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Licenses” shall mean, collectively, any and all licenses (including provisional licenses), certificates of need, accreditations, permits, franchises, rights to conduct business, approvals (by a Governmental Authority or otherwise), consents, qualifications, operating authority and any other authorizations.
“Lien” shall mean, with respect to any Property, any security interest, mortgage, pledge, lien, charge or other encumbrance in, of, or on such Property or the income therefrom, including the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.
“Loan” shall mean a Revolving Loan, a Term Loan or a Swing Line Loan, as the context may require.
“Loan Account” shall have the meaning given to that term in Section 2.08(a).
“Loan Parties” shall mean, collectively, Holdings and its Subsidiaries.
“Margin Stock” shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board.
“Material Adverse Effect” shall mean (a) a material adverse change in, or material adverse effect on, the business, operations, condition (financial or otherwise), assets, properties or liabilities (whether actual or contingent) of the Credit Parties, taken as a whole, (b) a material impairment of the ability of the Credit Parties, taken as a whole, to pay or perform the Obligations in accordance with the terms of this Agreement, any Guaranty or any other Credit Document; (c) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under this Agreement, the other Credit Documents or any related document, instrument or agreement; (d) a material adverse effect on the value of the Collateral, the Administrative Agent’s or any Lender’s security interest in the Collateral or the perfection or priority of such security interests, due to an action or failure to act on the part of any Credit Party; or (e) a material adverse effect on the validity or enforceability of any of the Credit Documents.
“Material Contracts” shall mean long term customer contracts which contribute more than 5% of consolidated revenues of Holdings and its Subsidiaries for the most recent four consecutive fiscal quarter period for which the Borrower has delivered Holdings’ Financial Statements.
“Material Foreign Subsidiary” shall mean, from and after the date the aggregate amount of revenues of all Foreign Subsidiaries for the most recent four consecutive fiscal quarter period for which the Borrower has delivered Holdings’ Financial Statements exceeds 20% of the consolidated revenues of Holdings and its Subsidiaries for such period, each such First-Tier Foreign Subsidiary owned by a Credit Party that the Borrower specifies in each Compliance Certificate that becomes a Pledged Foreign Subsidiary so that after all required steps are taken, the calculation above as to all Foreign Subsidiaries (other than Pledged Foreign Subsidiaries and their respective Subsidiaries) shall not exceed the 20% threshold.
“Maturity” or “maturity” shall mean, with respect to any Loan, interest, fee or other amount payable by the Borrower under this Agreement or the other Credit Documents, the date such Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.
“Maturity Date” shall mean (a) for Obligations in respect of Revolving Loans, Swing Line Loans and Letters of Credit, the Revolving Loan Maturity Date, (b) for Obligations in respect of

Term Loans (other than Incremental Term Loans), the Term Loan Maturity Date, and (c) for Obligations in respect of any Incremental Term Loan, the Incremental Term Loan Maturity Date applicable to such Incremental Term Loan.
“Multiemployer Plan” shall mean any multiemployer plan within the meaning of Section 3(37) of ERISA maintained by any Loan Party or any ERISA Affiliate, or to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or previously has made or been obligated to make contributions.
“Negative Pledge” shall mean a Contractual Obligation which contains a covenant binding on any Loan Party that prohibits Liens on any of its Property, other than (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Permitted Lien which affects only the Property that is the subject of such Permitted Lien and (b) any such covenant that does not apply to Liens securing the Obligations.
“Net Condemnation Proceeds” shall mean an amount equal to: (a) any cash payments or cash proceeds received by a Loan Party or the Administrative Agent as a result of any condemnation or other taking or temporary or permanent requisition of any Property of a Loan Party, any interest therein or right appurtenant thereto, or any change of grade affecting such Property, as the result of the exercise of any right of condemnation or eminent domain by a Governmental Authority (including a transfer to a Governmental Authority in lieu or anticipation of a condemnation), minus (b) (i) any actual and reasonable costs incurred by a Loan Party in connection with any such condemnation or taking (including reasonable fees and expenses of counsel), (ii) provisions for all including sales, transfer, income, gains or other taxes payable (or estimated in good faith by the Borrower to become payable) as a result of such condemnation, without regard to the consolidated results of operations of the Loan Parties, taken as a whole, (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Obligations) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such condemnation or taking, (iv) amounts required to be turned over to landlords (or their mortgagees) pursuant to the terms of any lease to which any Loan Party is party, (v) in the case of any governmental taking involving an asset of a non-wholly-owned Subsidiary of Holdings, the pro rata portion of the Net Condemnation Proceeds (calculated without regard to this clause (v)) not available for distribution to or for the account of Holdings or any other wholly-owned Subsidiary as a result thereof and (vi) any funded escrow established in connection with any such condemnation or taking (provided that to the extent that any amounts are released from such escrow to a Loan Party, such amounts, net of any related expenses, shall constitute Net Condemnation Proceeds).
“Net Income” shall mean with respect to any fiscal period, the net income of the Loan Parties for such period determined on a consolidated basis in accordance with GAAP, consistently applied, provided that Net Income shall not include any dividends or distributions received by any Loan Party.
“Net Insurance Proceeds” shall mean an amount equal to: (a) any cash payments or cash proceeds received by a Loan Party or the Administrative Agent under any casualty policy in respect of a covered loss thereunder with respect to any property, minus (b) (i) any actual and reasonable costs incurred by a Loan Party in connection with the adjustment or settlement of any claims of a Loan Party in respect thereof (including reasonable fees and expenses of counsel), (ii) provisions for all taxes payable as a result of such event without regard to the consolidated results of operations of Loan Parties, taken as a whole, (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such casualty, (iv) amounts required to be turned over to landlords (or their mortgagees) pursuant to the terms of any lease to which any Loan Party is party and (v) any funded escrow established in connection with any such casualty (provided that to the extent that any amounts are released from such escrow to a Loan Party, such amounts, net of any related expenses, shall constitute Net Insurance Proceeds).
“Net Proceeds” shall mean:
(a)    With respect to any sale of any asset or property by any Person, the aggregate cash consideration received by such Person from such sale less the sum of (i) the actual amount of the reasonable fees and commissions payable by such Person other than to any of its Affiliates, (ii) the reasonable legal expenses and other costs and expenses directly related to such sale that are to be paid by such Person other than to any of its Affiliates (including, without limitation, transfer, sale, use and other similar taxes payable in connection with such sale), (iii) income taxes reasonably estimated to be payable by such Person as a result of such sale, (iv) the amount of any Indebtedness (other than the Obligations) which is secured by such asset and is required to be repaid or prepaid by such Person as a result of such sale, (v) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to such Person, such amounts, net of any related expenses, shall constitute Net Proceeds) and (vi) without duplication of clause (v) above, the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (iii) above) (x) related to any of the applicable assets and (y) retained by such Person including Pension Plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such asset sale occurring on the date of such reduction); and
(b)    With respect to any issuance or incurrence of any Indebtedness by any Person, the aggregate cash consideration received by such Person from such issuance or incurrence less the sum of (i) the actual amount of the reasonable fees and commissions payable by such Person other than to any of its Affiliates and (ii) the reasonable legal expenses and the other reasonable costs and expenses directly related to such issuance or incurrence that are to be paid by such Person other than to any of its Affiliates; and
(c)    With respect to any issuance of Equity Securities by any Person, the aggregate cash consideration received by such Person from such issuance less the sum of (i) the actual amount of the reasonable fees and commissions payable by such Person other than to any of its Affiliates and (ii) the reasonable legal expenses and the other reasonable costs and expenses directly related to such issuance that are to be paid by such Person other than to any of its Affiliates.
“New Lender” shall have the meaning given to that term in Section 2.17(c).
“Non-Bank Certificate” shall have the meaning given to that term in Section 2.12(e).
“Non-Bank Lender” shall have the meaning given to that term in Section 2.12(e).
“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.
“Nonrenewal Notice Date” shall have the meaning given to that term in Section 2.02(b)(iii).
“Note” shall mean a Revolving Loan Note, a Term Loan Note or a Swing Line Note.
“Notice of Borrowing” shall mean a Notice of Loan Borrowing or a Notice of Swing Line Borrowing.
“Notice of Conversion” shall have the meaning given to that term in Section 2.01(e).
“Notice of Interest Period Selection” shall have the meaning given to that term in Section 2.01(f)(ii).
“Notice of Loan Borrowing” shall have the meaning given to that term in Section 2.01(c).
“Notice of Swing Line Borrowing” shall mean a notice of a Swing Line Borrowing pursuant to Section 2.03(b), which, if in writing, shall be substantially in the form of Exhibit L.
“Obligations” shall mean and include (a) all loans, advances, debts, liabilities and obligations, howsoever arising, owed or owing by the Borrower of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents, including without limitation all interest (including interest that accrues after the commencement of any bankruptcy or other insolvency proceeding by or against the Borrower, whether or not allowed or allowable), fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to and payable by the Borrower hereunder and thereunder and (b) any and all obligations, howsoever arising, owed or owing by any Loan Party to any Lender Party under or in connection with any Lender Rate Contract or Lender Bank Product (provided that if any such Lender Party ceases to be a Lender or an Affiliate of a Lender hereunder, such obligations under this clause (b) shall be limited to those that relate to any transaction entered into under any such Lender Rate Contract or any Lender Bank Product extended or provided prior to the date such party ceased to be a Lender or an Affiliate of a Lender); provided that “Obligations” shall exclude all Excluded Swap Obligations.
“Organizational Documents” shall mean, with respect to any Person, collectively, (a) such Person’s articles or certificate of incorporation, articles or certificate of organization, certificate of limited partnership, certificate of formation, or comparable documents filed or recorded with the applicable Governmental Authority of such Person’s jurisdiction of formation and (b) such Person’s, bylaws, limited liability company agreement, partnership agreement or other comparable organizational or governing documents, in each case, after giving effect to any restatements thereof through the July 2017 Amendment Effective Date, and as may be amended, restated, supplemented or modified from time to time after the July 2017 Amendment Effective Date to the extent permitted by this Agreement.
“Participant” shall have the meaning given to that term in Section 8.05(b).
“Participant Register” shall have the meaning given to that term in Section 8.05(b).
“Participation Seller” shall have the meaning given to that term in Section 8.05(h).
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act).
“PBGC” shall mean the Pension Benefit Guaranty Corporation.
“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan and a Foreign Plan, that is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the IRC and is sponsored or maintained by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate contributes or has any obligation under or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time.
“Permitted Acquisition” shall mean any acquisition permitted under Section 5.02(d)(ii).
“Permitted Indebtedness” shall have the meaning given to that term in Section 5.02(a).
“Permitted Liens” shall have the meaning given to that term in Section 5.02(b).
“Permitted Stock Repurchase” shall mean any repurchase, redemption or other acquisition of the Equity Securities of Holdings permitted under Section 5.02(f)(iii).
“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a limited liability company, a joint venture, a trust or other entity or a Governmental Authority.
“Pledged Foreign Subsidiary” shall mean each First-Tier Foreign Subsidiary that is a wholly-owned subsidiary so long as the Equity Securities of such Foreign Subsidiary have been pledged by the Borrower and/or the applicable Guarantor(s) pursuant to a pledge agreement (or foreign equivalent thereof) governed by the laws of the jurisdiction of formation of such Foreign Subsidiary in form and substance reasonably acceptable to the Administrative Agent as contemplated by Section 5.01(i) and the other requirements of Section 5.01(i) have been satisfied in respect thereof.

“Pledged Intercompany Notes” shall mean original demand promissory notes in favor of one or more of the Borrower and the Guarantors evidencing intercompany advances pledged to the Administrative Agent pursuant to the Security Agreement.
“Portion” shall mean a portion of the principal amount of a Term Loan Borrowing or a Term Loan, as applicable. A Term Loan Borrowing shall consist of one or more Portions, and each Term Loan comprising such Term Loan Borrowing shall consist of the same number of Portions, with each such Term Loan Portion corresponding pro rata to a Term Loan Borrowing Portion. Any reference to a Portion of a Term Loan Borrowing shall include the corresponding Portion of each Term Loan comprising such Term Loan Borrowing.
“Prime Rate” shall mean the per annum rate of interest most recently announced within Wells Fargo at its principal office in San Francisco, California as its Prime Rate (rounded upwards to the nearest 1/100 of one percent), with the understanding that Wells Fargo’s Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Any change in the Base Rate resulting from a change in the Prime Rate shall become effective on the Business Day on which each such change in the Prime Rate occurs.
“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Proportionate Share” shall mean a Revolving Proportionate Share or a Term Proportionate Share, as the context may require.
“Proposed Target” shall have the meaning given to that term in Section 5.02(d)(ii).
“Public Lender” shall have the meaning given to that term in Section 5.01(a).
“Rate Contract” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Receipt Date” shall have the meaning given to that term in Section 2.06(c)(vi).
“Reduction Notice” shall have the meaning given to that term in Section 2.04(a).
“Register” shall have the meaning given to that term in Section 8.05(d).
“Relevant Sale” shall have the meaning given to that term in Section 2.06(c)(iii).
“Replacement Lender” shall have the meaning given to that term in Section 2.15.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA and applicable regulations thereunder (other than events for which the thirty (30) day notice period has been waived).
“Requested Maturity Date” shall have the meaning given to that term in Section 2.18(a).
“Required Lenders” shall mean, at any time, the Lenders whose aggregate Proportionate Shares then exceed fifty percent (50%) of the total aggregate amount of the Proportionate Shares of all Lenders; provided that at any time any Lender is a Defaulting Lender, such Defaulting Lender shall be excluded in determining “Required Lenders”, and “Required Lenders” shall mean at such time Non-Defaulting Lenders having total Proportionate Shares exceeding fifty percent (50%) of the total Proportionate Shares of all Non-Defaulting Lenders. Notwithstanding the foregoing, in no event shall Required Lenders consist of fewer than two Non-Defaulting Lenders at any time at which there shall be at least two Non-Defaulting Lenders party to this Agreement, and for purposes of the foregoing, Lenders that are Affiliates (and Approved Funds of such Lender or an Affiliate thereof) of one another shall be treated as a single Lender.
“Required Revolving Lenders” shall mean, at any time, the Revolving Lenders whose aggregate Revolving Proportionate Share then exceed fifty percent (50%) of the total aggregate amount of the Revolving Proportionate Shares of all Revolving Lenders; provided that at any time any Revolving Lender is a Defaulting Lender, such Defaulting Lender shall be excluded in determining “Required Revolving Lenders”, and “Required Revolving Lenders” shall mean at such time Non-Defaulting Lenders having total Revolving Proportionate Shares exceeding fifty percent (50%) of the total Revolving Proportionate Shares of all Non-Defaulting Lenders. Notwithstanding the foregoing, in no event shall Required Revolving Lenders consist of fewer than two Non-Defaulting Lenders at any time at which there shall be at least two Revolving Lenders that are not Non-Defaulting Lenders party to this Agreement, and for purposes of the foregoing, Revolving Lenders that are Affiliates (and Approved Funds of such Lender or an Affiliate thereof) of one another shall be treated as a single Lender.
“Requirement of Law” applicable to any Person shall mean (a) such Person’s Organizational Documents, (b) any Governmental Rule applicable to such Person, (c) any Governmental Authorization granted by or obtained from any Governmental Authority or under any Governmental Rule for the benefit of such Person or (d) any judgment, decision, award, decree, writ or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserve Requirement” shall mean, with respect to any day in an Interest Period for a LIBOR Loan or LIBOR Portion and for any calculation of the One Month LIBOR Rate, the aggregate of the maximum of the reserve requirement rates (expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System. As used herein, the term “reserve requirement” shall include, without limitation, any basic, supplemental or emergency reserve requirements imposed on any Lender by any Governmental Authority.

“Responsible Officer” shall mean, with respect to a Loan Party, the chief executive officer, president, chief operating officer, chief financial officer, vice president of finance, treasurer or assistant treasurer, or assistant secretary, of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party and any request or other communication conveyed telephonically or otherwise by a Responsible Officer of a Loan Party (or any Person reasonably believed by the Administrative Agent to be a Responsible Officer of a Loan Party) shall be conclusively presumed to have been authorized by all necessary corporate, company, partnership and/or other action on the part of such Loan Party and such Responsible Officer (or such Person reasonably believed by the Administrative Agent to be a Responsible Officer) shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Amount” shall have the meaning given to that term in Section 2.06(d).
“Restricted Payment” shall mean a Distribution.
“Revolving Loan” shall have the meaning given to that term in Section 2.01(a).
“Revolving Loan Availability” shall mean, at any time, the remainder of (a) the Total Revolving Loan Commitment at such time minus (b) the sum of the Effective Amount of all Revolving Loans and Swing Line Loans and the Effective Amount of all L/C Obligations outstanding at such time.
“Revolving Loan Borrowing” shall mean a borrowing by the Borrower consisting of the Revolving Loans made by each of the Revolving Lenders to the Borrower on the same date and of the same Type pursuant to a single Notice of Loan Borrowing for Revolving Loans.
“Revolving Loan Commitment” shall mean, with respect to each Lender, the Dollar amount set forth under the caption “Revolving Loan Commitment” opposite such Lender’s name on Part A of Schedule I, or, if changed, such Dollar amount as may be set forth for such Lender in the Register.
“Revolving Loan Maturity Date” shall mean, with respect to a Revolving Lender, July 14, 2022, as such date may be extended with respect to such Lender pursuant to Section 2.18.
“Revolving Loan Note” shall have the meaning given to that term in Section 2.08(b).
“Revolving Proportionate Share” shall mean:
(a)    With respect to any Lender so long as the Revolving Loan Commitments are in effect, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Revolving Loan Commitment at such time to (ii) the Total Revolving Loan Commitment at such time; and
(b)    With respect to any Lender at any other time, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the sum of (A) the aggregate Effective Amount of such Lender’s Revolving Loans, (B) such Lender’s pro rata share of the Effective Amount of all L/C Obligations, and (C) such Lender’s pro rata share of the aggregate

Effective Amount of all Swing Line Loans to (ii) the sum of (A) the aggregate Effective Amount of all Revolving Loans and Swing Line Loans and (B) the Effective Amount of all L/C Obligations.
The Revolving Proportionate Share of each Lender as of the July 2017 Amendment Effective Date is set forth under the caption “Revolving Proportionate Share” opposite such Lender’s name on Schedule I.
“Sale and Leaseback” shall mean, with respect to any Person, the sale of Property owned by such Person (the “Seller”) to another Person (the “Buyer”), together with the substantially concurrent leasing of such Property by the Buyer to the Seller.
“SEC” shall mean the U.S. Securities and Exchange Commission or any successor thereto.
“Security Agreement” shall mean that certain Security Agreement, dated as of the Closing Date, among each Credit Party that is party thereto and the Administrative Agent.
“Security Documents” shall mean and include the Security Agreement, each Control Agreement, each other pledge agreement or security agreement from time to time delivered in accordance with Section 5.01(i), and all other instruments, agreements, certificates, and documents (including Uniform Commercial Code financing statements and fixture filings) delivered to the Administrative Agent or any Lender in connection with any Collateral or to secure the Obligations or the obligation of a Guarantor under the Credit Documents.
“Seller Subordinated Notes” means, collectively, the unsecured promissory notes issued by any Loan Party to any seller in connection with a Permitted Acquisition which are expressly subordinated and made junior to the payment and performance in full of all the Obligations in accordance with a subordination agreement substantially in the form of Exhibit O.
“Solvent” shall mean, with respect to any Person on any date, that on such date (a) the fair value of the Property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in or about to engage in business or transactions for which such Person’s Property would constitute an unreasonably small capital.
“Subordinated Obligations” shall mean, as of any date of determination, (a) Earn-Outs arising from and after the Closing Date, and (b) any other Indebtedness of the Loan Parties (including seller notes) on that date which has been subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Required Lenders and contains such other protective terms with respect to senior debt (such as amount, maturity, amortization, interest rate, covenants, defaults, remedies, payment blockage and terms of subordination) as the Required Lenders may reasonably require.

“Subsidiary” of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the Equity Securities having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other Subsidiaries or (c) any other Person included in the Financial Statements of such Person on a consolidated basis. Unless otherwise indicated in this Agreement, “Subsidiary” shall mean a Subsidiary of Holdings.
“Surety Instruments” shall mean all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.
“Swap Obligation” shall mean with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swing Line” shall mean the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.03.
“Swing Line Borrowing” shall mean a borrowing of a Swing Line Loan.
“Swing Line Lender” shall mean Wells Fargo in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” shall have the meaning specified in Section 2.03(a).
“Swing Line Note” shall have the meaning given to that term in Section 2.08(d).
“Swing Line Risk Participation” shall mean, with respect to any Lender and any Swing Line Loan as of any date of determination, the sum of (a) such Lender’s Revolving Proportionate Share of the Effective Amount of such Swing Line Loan outstanding at such time plus (b) the aggregate amount of all Defaulting Lenders’ Revolving Proportionate Shares of the Effective Amount of such Swing Line Loan outstanding at such time that have been reallocated to such Lender pursuant to Section 2.16(a)(iv).
“Swing Line Settlement Date” shall mean the fifteenth day of each month and the last Business Day of each month.
“Swing Line Sublimit” shall mean an amount equal to the lesser of (a) $5,000,000 and (b) the Total Revolving Loan Commitment. The Swing Line Sublimit is part of, and not in addition to, the Total Revolving Loan Commitment.

“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all U.S. federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.
“Tax Return” shall mean all tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information returns) for Taxes.
“Terminating Lender” shall have the meaning given to that term in Section 2.18(a).
“Term Lender” shall mean a Closing Date Term Lender or a Lender that has made or is an assignee of an Incremental Term Loan.
“Term Loan” shall mean a Closing Date Term Loan or an Incremental Term Loan.
“Term Loan Borrowing” shall mean the Closing Date Term Loan Borrowing or an Incremental Term Loan Borrowing.
“Term Loan Commitment” shall mean a Closing Date Term Loan Commitment or an Incremental Term Loan Commitment.
“Term Loan Installment Date” shall mean the last Business Day in March, June, September and December of each year.
“Term Loan Maturity Date” shall mean, with respect to a Closing Date Term Lender, July 14, 2022, as such date may be extended with respect to such Lender pursuant to Section 2.18.
“Term Loan Note” shall mean a Closing Date Term Loan Note or an Incremental Term Loan Note.
“Term Proportionate Share” shall mean a Closing Date Term Proportionate Share or an Incremental Term Proportionate Share, as the context may require.
“Termination Value” shall mean, in respect of any one or more Rate Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Contracts, (a) for any date on or after the date such Rate Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Rate Contracts, as determined by the Administrative Agent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Contracts which may include any Lender.

“Total Closing Date Term Loan Commitment” shall mean, as of the Closing Date, One Hundred Seventy Five Million Dollars ($175,000,000) and, after the Closing Date, zero.
“Total Lender Risk Participation” shall mean, with respect to any Lender as of any date of determination, the sum of (a) such Lender’s L/C Risk Participations in all Letters of Credit outstanding at such time plus (b) such Lender’s Swing Line Risk Participations in all Swing Line Loans outstanding at such time.
“Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) (i) all Funded Indebtedness of Holdings and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) as of such date, minus (ii) all Unrestricted, Unencumbered Liquid Assets of the Credit Parties maintained in accounts located in the United States as of such date to (b) Consolidated Adjusted EBITDA for the four consecutive fiscal quarter period most recently ended for which Financial Statements of Holdings and its Subsidiaries are available.
“Total Revolving Loan Commitment” shall mean, at any time from and after the July 2017 Amendment Effective Date, Eighty Million Dollars ($80,000,000) or, if such amount is reduced pursuant to Section 2.04(a) or (b), the amount to which so reduced and in effect at such time or, if such amount is increased pursuant to Section 2.17, the amount to which it is increased and in effect at such time.
“Type” shall mean, with respect to any Loan, Borrowing or Portion at any time, the classification of such Loan, Borrowing or Portion by the type of interest rate it then bears, whether an interest rate based upon the Base Rate or the LIBOR Rate.
“UCP” shall have the meaning given to that term in Section 2.02(h).
“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the IRC for the applicable plan year.
“Unreimbursed Amount” shall have the meaning given to that term in Section 2.02(c)(i).
“Unused Revolving Commitment” shall mean, at any time, the remainder of (a) the Total Revolving Loan Commitment at such time minus (b) the sum of the Effective Amount of all Revolving Loans and the Effective Amount of all L/C Obligations outstanding at such time. For the avoidance of doubt, Swing Line Loans shall not be counted as Revolving Loans for purposes of determining the amount of Unused Revolving Commitment.
“United States” and “U.S.” shall mean the United States of America.
“Unrestricted, Unencumbered Liquid Assets” shall mean cash and Cash Equivalents owned directly by the Credit Parties, which are unrestricted and unencumbered (other than Liens on such cash and Cash Equivalents in favor of the Administrative Agent under the Credit Documents or bankers liens and rights of setoff or offset with respect to customary depository arrangements entered into in the ordinary course of business).
“Wells Fargo” shall have the meaning given to that term in clause (3) of the introductory paragraph hereof.
“WFS” shall have the meaning given to that term in the introductory paragraph hereof.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02.        GAAP. Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP applied in a consistent manner with the principles used in the preparation of the Financial Statements of Holdings referred to in Section 4.01(i). Notwithstanding the other provisions of this Section 1.02, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness and other liabilities of Holdings and the other Loan Parties shall be deemed to be carried at 100% of the outstanding principal amount thereof, and, to the extent applicable, the effects of FASB ASC 825 (and FASB ASC 470-20, if applicable) on financial liabilities shall be disregarded. If GAAP changes, as applicable, during the term of this Agreement such that any covenants contained herein would then be required or permitted to be calculated in a different manner or with different components, other than changes in GAAP that require items to be included in the definition of Indebtedness that were not so required before such change in GAAP, the Borrower, the Lenders and the Administrative Agent agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Loan Parties’ financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until the Borrower, the Lenders and the Administrative Agent so amend this Agreement, all such covenants shall be calculated in accordance with GAAP, as in effect immediately prior to such change in GAAP. Notwithstanding any other provision contained herein or in the definition of “Capital Lease”, any lease that is treated as an operating lease for purposes of GAAP as of the date hereof shall not be treated as Indebtedness, Attributable Debt or as a capital lease and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any actual or proposed change in GAAP or in the application thereof (including through conforming changes made with IFRS) after the date hereof.
1.03.        Headings. The table of contents, captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

1.04.        Plural Terms. All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.
1.05.        Time. All references in this Agreement and each of the other Credit Documents to a time of day shall mean San Francisco, California time, unless otherwise indicated.
1.06.        Governing Law. This Agreement and, unless otherwise expressly provided in any such Credit Document, each of the other Credit Documents shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law rules other than Section 5-1401 of the General Obligations Law of the State of New York. The scope of the foregoing governing law provision is intended to be all-encompassing of any and all disputes that may be brought in any court or any mediation or arbitration proceeding and that relate to the subject matter of the Credit Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.
1.07.        Construction. This Agreement is the result of negotiations among, and has been reviewed by, the Borrower, the Lenders, the Administrative Agent and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against the Borrower, any Lender or the Administrative Agent.
1.08.        Entire Agreement. This Agreement and each of the other Credit Documents, taken together, constitute and contain the entire agreement of the Borrower, the Lenders and the Administrative Agent and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof (including, except to the extent expressly set forth therein, the commitment letter dated as of October 23, 2014 among Holdings, the Borrower, Wells Fargo and WFS), excluding the Fee Letters.
1.09.        Calculation of Interest and Fees. All calculations of interest and fees under this Agreement and the other Credit Documents for any period (a) shall include the first day of such period and exclude the last day of such period; provided that any Loan, Portion or other Obligation that is repaid on the same day on which it is made shall bear interest for one day and (b) shall be calculated on the basis of a year of 360 days for actual days elapsed, except that during any period any Loan or Portion bears interest based upon the Prime Rate, such interest shall be calculated on the basis of a year of 365 or 366 days, as appropriate, for actual days elapsed.
1.10.        References.
(a)        References in this Agreement to “Recitals,” “Sections,” “Paragraphs,” “Exhibits” and “Schedules” are to recitals, sections, paragraphs, exhibits and schedules herein and hereto unless otherwise indicated.
(b)        References in this Agreement or any other Credit Document to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments hereto or thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby or thereby, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, restated, modified and supplemented from time to time and in effect at any given time if such amendment, restatement, modification or supplement is permitted hereby or thereby.
(c)        References in this Agreement or any other Credit Document to any Governmental Rule (i) shall include any successor Governmental Rule, (ii) shall include all rules and regulations promulgated under such Governmental Rule (or any successor Governmental Rule), and (iii) shall mean such Governmental Rule (or successor Governmental Rule) and such rules and regulations, as amended, restated, modified, codified or reenacted from time to time and in effect at any given time.
(d)        References in this Agreement or any other Credit Document to any Person in a particular capacity (i) shall include any successors to and permitted assigns of such Person in that capacity and (ii) shall exclude such Person individually or in any other capacity.
1.11.        Other Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive and shall be deemed to be followed by the phrase “without limitation.” In the event of any inconsistency between the terms of this Agreement and the terms of any other Credit Document, the terms of this Agreement shall govern.
1.12.         Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.
ARTICLE II.    CREDIT FACILITIES.
2.01.        Loan Facility.
(a)        Revolving Loan Availability. On the terms and subject to the conditions of this Agreement, each Revolving Lender severally agrees to advance to the Borrower from time to time during the period beginning on the Closing Date up to, but not including the Revolving Loan Maturity Date such loans in Dollars as the Borrower may request under this Section 2.01(a) (individually, a “Revolving Loan”); provided, however, that (i) the sum of (A) the Effective Amount of all Revolving Loans made by such Revolving Lender at any time outstanding and (B) such Revolving Lender’s Total Lender Risk Participation at any time shall not exceed such Revolving Lender’s Revolving Loan Commitment at such time and (ii) the sum of (A) the Effective Amount of all Revolving Loans made by all the Revolving Lenders at any time outstanding and

(B) the Effective Amount of all L/C Obligations and Swing Line Loans at any time outstanding shall not exceed the Total Revolving Loan Commitment at such time. All Revolving Loans shall be made on a pro rata basis by the Revolving Lenders in accordance with their respective Revolving Proportionate Shares, with each Revolving Loan Borrowing to be comprised of a Revolving Loan by each Revolving Lender equal to such Revolving Lender’s Revolving Proportionate Share of such Revolving Loan Borrowing. Except as otherwise provided herein, the Borrower may borrow, repay and reborrow Revolving Loans up to, but not including the Revolving Loan Maturity Date.
(b)         Term Loan Availability.
(i)        Closing Date Term Loans. On the terms and subject to the conditions of this Agreement, each Closing Date Term Lender severally agrees to advance to the Borrower in a single advance on the Closing Date a loan in Dollars under this Section 2.01(b) (individually, a “Closing Date Term Loan”); provided, however, that (A) the principal amount of the Closing Date Term Loan made by such Closing Date Term Lender shall not exceed such Closing Date Term Lender’s Closing Date Term Loan Commitment on the Closing Date and (B) the aggregate principal amount of all Closing Date Term Loans made by all Closing Date Term Lenders shall not exceed the Total Closing Date Term Loan Commitment on the Closing Date. The Closing Date Term Loans shall be made on a pro rata basis by the Closing Date Term Lenders in accordance with their respective Closing Date Term Proportionate Shares, with the Closing Date Term Loan Borrowing to be comprised of a Closing Date Term Loan by each Closing Date Term Lender equal to such Closing Date Term Lender’s Closing Date Term Proportionate Share of the Closing Date Term Loan Borrowing. Upon making the Closing Date Term Loans on the Closing Date, the Total Closing Date Term Loan Commitment was reduced to zero. As of the July 2017 Amendment Effective Date, the aggregate outstanding principal amount of the Closing Date Term Loans is Sixty Million Dollars ($60,000,000). The Borrower may not reborrow the principal amount of any Closing Date Term Loan after repayment or prepayment thereof.
(ii)        Incremental Term Loans. On the terms and subject to the conditions of this Agreement, if there is to be an Incremental Term Loan Borrowing pursuant to Section 2.17, each Incremental Term Lender and New Lender that has an Incremental Term Loan Commitment with respect to such Incremental Term Loan Borrowing hereby severally agrees to advance to the Borrower in a single advance on the Incremental Effective Date specified for such Incremental Term Loan Borrowing pursuant to Section 2.17 an Incremental Term Loan in Dollars; provided, however, that (A) the principal amount of the Incremental Term Loan made by such Incremental Term Lender or New Lender shall not exceed the Incremental Term Loan Commitment of such Incremental Term Lender or New Lender with respect to such Incremental Term Loan Borrowing and (B) the aggregate principal amount of all Incremental Term Loans made by all such Incremental Term Lenders and New Lenders shall not exceed the aggregate amount of all Incremental Term Loan Commitments with respect to such Incremental Term Loan Borrowing. The Incremental Term Loans shall be made on a pro rata basis by the applicable Incremental Term Lenders and New Lenders in accordance with their respective Incremental Term Proportionate Shares of such Incremental Term Loan Borrowing, with such Incremental Term Loan Borrowing to be comprised of an Incremental Term Loan by each such Incremental Term Lender or New Lender equal to such Incremental Term Lender’s or New Lender’s Incremental Term Proportionate Share

of such Incremental Term Loan Borrowing. The Borrower may not reborrow the principal amount of an Incremental Term Loan after repayment or prepayment thereof.
(c)         Notice of Loan Borrowing. The Borrower shall request each Revolving Loan Borrowing and each Term Loan Borrowing by delivering to the Administrative Agent an irrevocable written notice substantially in the form of Exhibit A (a “Notice of Loan Borrowing”), duly executed by a Responsible Officer of the Borrower and appropriately completed which specifies, among other things:
(i)        Whether the applicable Borrowing is a Revolving Loan Borrowing, the Closing Date Term Loan Borrowing or an Incremental Term Loan Borrowing;
(ii)         In the case of a Revolving Loan Borrowing or a Term Loan Borrowing, the principal amount of the requested Revolving Loan Borrowing or Incremental Term Loan Borrowing, which, in the case of a Revolving Loan Borrowing, shall (except as expressly set forth herein) be in the amount of (A) $1,000,000 or an integral multiple of $100,000 in excess thereof in the case of a Borrowing consisting of Base Rate Loans; or (B) $1,000,000 or an integral multiple of $500,000 in excess thereof in the case of a Borrowing consisting of LIBOR Loans;
(iii)        Whether the requested Borrowing is to consist of Base Rate Loans or LIBOR Loans (in the case of a Revolving Loan Borrowing) or Base Rate Portions or LIBOR Portions (in the case of a Term Loan Borrowing);
(iv)        If the requested Borrowing is to consist of LIBOR Loans or LIBOR Portions, the initial Interest Periods selected by the Borrower for such LIBOR Loans or LIBOR Portions in accordance with Section 2.01(f); and
(v)        The date of the requested Revolving Loan Borrowing or Incremental Term Loan Borrowing, which shall be a Business Day.
The Borrower shall give (x) each Notice of Loan Borrowing for Revolving Loans to the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of LIBOR Loans and not later than 11:00 a.m. at least one (1) Business Day before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of Base Rate Loans, (y) the Notice of Loan Borrowing for the Closing Date Term Loan Borrowing to the Administrative Agent no later than 11:00 a.m. at least three (3) Business Days before the Closing Date and (z) the Notice of Loan Borrowing for an Incremental Term Loan Borrowing to the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days before the date of the requested Incremental Term Loan Borrowing in the case of an Incremental Term Loan Borrowing consisting of LIBOR Portions and not later than 11:00 a.m. at least one (1) Business Day before the date of the requested Incremental Term Loan Borrowing in the case of an Incremental Term Loan Borrowing consisting of Base Rate Portions. Each Notice of Loan Borrowing shall be delivered by first-class mail or facsimile (or by e-mail containing a PDF of such signed and completed Notice of Loan Borrowing) to the Administrative Agent at the office or facsimile number (or e-mail address, as the case may be) and during the hours specified in Section 8.01; provided, however, that, if requested by the Administrative Agent, the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Loan Borrowing initially delivered by facsimile or e-mail. The Administrative Agent shall promptly notify (x) each Revolving Lender of the contents of each Notice of Loan Borrowing for Revolving Loans and of the amount and Type of (and, if applicable, the Interest Period for) the Revolving Loan to be made by such Revolving Lender as part of the requested Revolving Loan Borrowing and (y) each Term Lender of the contents of the Notice of Loan Borrowing for the Term Loan Borrowing and of the amount of the Term Loan to be made by such Term Lender as part of the requested Term Loan Borrowing. Unless the Borrower delivers a customary LIBOR indemnity letter to the Administrative Agent at least four (4) Business Days prior to the Closing Date, the Revolving Loan Borrowing and the Closing Date Term Loan Borrowing advanced on the Closing Date shall consist of Base Rate Loans.
(d)        Interest Rates. The Borrower shall pay interest on the unpaid principal amount of each Revolving Loan and each Term Loan from the date of such Revolving Loan and such Term Loan, as applicable, until paid in full, at one of the following rates per annum:
(i)        During such periods as such Loan is a Base Rate Loan or Base Rate Portion, at a rate per annum equal to the Base Rate plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin or Base Rate shall change; and
(ii)        During such periods as such Loan is a LIBOR Loan or LIBOR Portion, at a rate per annum equal at all times during each Interest Period for such LIBOR Loan or LIBOR Portion to the LIBOR Rate for such Interest Period plus the Applicable Margin therefor, such rate to change from time to time during such Interest Period as the Applicable Margin shall change.
The number of Borrowings consisting of LIBOR Loans and LIBOR Portions shall not exceed ten (10) in the aggregate at any time.
(e)        Conversion of Loans. Subject to Section 2.13, the Borrower may convert any Revolving Loan Borrowing or any Portion of a Term Loan Borrowing from one Type of Revolving Loan Borrowing or Portion of a Term Loan Borrowing, respectively, to the other Type; provided, however, that any conversion of (i) a Revolving Loan Borrowing consisting of Base Rate Loans into a Revolving Loan Borrowing consisting of LIBOR Loans shall be in the amount of $1,000,000 or an integral multiple of $500,000 in excess thereof,(ii) a Revolving Loan Borrowing consisting of LIBOR Loans into a Revolving Loan Borrowing consisting of Base Rate Loans shall be in the amount of $1,000,000 or an integral multiple of $100,000 in excess thereof, (iii) a Base Rate Portion of a Term Loan Borrowing into a LIBOR Portion of a Term Loan Borrowing shall be in the amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (iv) a LIBOR Portion of a Term Loan Borrowing into a Base Rate Portion of a Term Loan Borrowing shall be in the amount of $1,000,000 or an integral multiple of $100,000 in excess thereof; provided, further, that no Base Rate Loan or Base Rate Portion may be converted into a LIBOR Loan or LIBOR Portion, respectively, after the occurrence and during the continuance of an Event of Default and provided, further, that any conversion of a LIBOR Loan or LIBOR Portion on any day other than the last day of the Interest Period therefor shall be subject to the payments required under Section 2.13. The Borrower shall request such a conversion by delivering to the Administrative

Agent an irrevocable written notice to the Administrative Agent substantially in the form of Exhibit B (a “Notice of Conversion”), duly executed by a Responsible Officer of the Borrower and appropriately completed, which specifies, among other things:
(i)        The Revolving Loan Borrowing or the Portion of a Term Loan Borrowing which is to be converted, as applicable;
(ii)        The amount and Type of Revolving Loan Borrowing into which such Revolving Loan Borrowing is to be converted or the amount and Type of each Portion of a Term Loan Borrowing into which it is to be converted, as applicable;
(iii)        If such Revolving Loan Borrowing is to be converted into a Revolving Loan Borrowing consisting of LIBOR Loans or if any Portion of a Term Loan Borrowing is to be converted into a LIBOR Portion, the initial Interest Period selected by the Borrower for such LIBOR Loans or LIBOR Portion in accordance with Section 2.01(f), as applicable; and
(iv)        The date of the requested conversion, which shall be a Business Day.
The Borrower shall give each Notice of Conversion to the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days before the date of the requested conversion of a Base Rate Loan into a LIBOR Loan (or Base Rate Portion into a LIBOR Portion) or at least one (1) Business Day before the date of the requested conversion of a LIBOR Loan into a Base Rate Loan (or a LIBOR Portion into a Base Rate Portion). Each Notice of Conversion shall be delivered by first-class mail or facsimile or by e-mail containing a PDF of such signed and completed Notice of Conversion to the Administrative Agent at the office or to the facsimile number or e-mail address and during the hours specified in Section 8.01; provided, however, that, if requested by the Administrative Agent, the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Conversion initially delivered by facsimile or e-mail. The Administrative Agent shall promptly notify (x) each Revolving Lender of the contents of each Notice of Conversion relating to Revolving Loans and (y) each Term Lender of the contents of each Notice of Conversion relating to Term Loans or Portions thereof. For the avoidance of doubt, the provisions of this Section 2.01(e) relate to the conversion of the type of interest rate (LIBOR or Base Rate) applicable to the applicable Loans or Portions and do not permit the conversion of a Revolving Loan, Term Loan or Portion into any other kind of Loan provided hereunder.
(f)        LIBOR Loan Interest Periods.
(i)        The initial and each subsequent Interest Period selected by the Borrower for a Revolving Loan Borrowing consisting of LIBOR Loans, or a LIBOR Portion of a Term Loan Borrowing, as applicable, shall be one (1), two (2), three (3) or six (6) months; provided, however, that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; (C) no Interest Period shall end after the Maturity Date for the applicable Loan; (D) no LIBOR Loan or LIBOR Portion shall be made or continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default (unless otherwise consented to by the Required Lenders); and (E) no Interest Period for any LIBOR Portion of a Term Loan Borrowing shall end after a Term Loan Installment Date unless, after giving effect to such Interest Period, the aggregate principal amount of the Base Rate Portion and all LIBOR Portions of such Term Loan Borrowing having Interest Periods ending on or prior to such Term Loan Installment Date equals or exceeds the principal payment on such Term Loan Borrowing due on such Term Loan Installment Date.
(ii)        The Borrower shall notify the Administrative Agent of the Borrower’s selection of a new Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans or a LIBOR Portion of a Term Loan Borrowing, as applicable, by an irrevocable written notice substantially in the form of Exhibit C (a “Notice of Interest Period Selection”), duly executed by a Responsible Officer of the Borrower and appropriately completed, not later than 11:00 a.m. at least three (3) Business Days prior to the last day of each Interest Period for (x) a Revolving Loan Borrowing consisting of LIBOR Loans or (y) a LIBOR Portion of a Term Loan Borrowing, as applicable, of the Interest Period selected by the Borrower for the next succeeding Interest Period for such LIBOR Loans or LIBOR Portion; provided, however, that no LIBOR Loan or LIBOR Portion shall be continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default. Each Notice of Interest Period Selection shall be given by first-class mail or facsimile or by e-mail containing a PDF of such signed and completed Notice of Interest Period Selection to the Administrative Agent at the office or to the facsimile number or e-mail address and during the hours specified in Section 8.01; provided, however, that, if requested by the Administrative Agent, the Borrower shall promptly deliver to the Administrative Agent the original of any Notice of Interest Period Selection initially delivered by facsimile or e-mail. If (A) the Borrower shall fail to notify the Administrative Agent of the next Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans or a LIBOR Portion of a Term Loan Borrowing, as applicable, in accordance with this Section 2.01(f) or (B) an Event of Default has occurred and is continuing on the last date of an Interest Period for any LIBOR Loan or LIBOR Portion, such LIBOR Loan(s) and LIBOR Portion(s) shall automatically convert to Base Rate Loan(s) and Base Rate Portion(s), as applicable, on the last day of the current Interest Period therefor. The Administrative Agent shall promptly notify (x) each Revolving Lender of the contents of each Notice of Interest Period Selection for the Revolving Loans and (y) each Term Lender of the contents of each Notice of Interest Period Selection for a Term Loan Borrowing and Portions thereof.
(g)         Scheduled Payments.
(i)         Interest – All Loan and Portions. The Borrower shall pay accrued interest on the unpaid principal amount of each Revolving Loan Borrowing, each Swing Line Loan, each Term Loan Borrowing and each Portion thereof in arrears (i) in the case of a Base Rate Loan or Base Rate Portion, on the last Business Day of each March, June, September and December, (ii) in the case of a LIBOR Loan or LIBOR Portion, on the last day of each Interest Period therefor (and, if any such Interest Period is longer than three (3) months, every three (3) months after the first day of such Interest Period); (iii) in the case of all Loans (other than Incremental

Term Loans), on the Revolving Loan Maturity Date and the Term Loan Maturity Date, and (iv) in the case of an Incremental Term Loan, on the Incremental Term Loan Maturity Date applicable to such Incremental Term Loan. All interest that is not paid when due shall be due on demand.
(ii)         Scheduled Principal Payments – Revolving Loans and Unreimbursed Amounts. The Borrower shall repay the principal amount of the Revolving Loans and Unreimbursed Amounts on the Revolving Loan Maturity Date. The Borrower shall also make the mandatory prepayments if and when required by Section 2.06(c).
(iii)        Scheduled Principal Payments – Closing Date Term Loans. The Borrower shall repay the principal amount of the Closing Date Term Loans on each Term Loan Installment Date set forth below by the principal amount set forth opposite the period during which such Term Loan Installment Date occurs below:

Period	Closing Date Term Loan Principal Payment
Each Term Loan Installment Date beginning on September 29, 2017 through and including June 28, 2019	$1,125,000
Each Term Loan Installment Date occurring on September 30, 2019 through and including June 30, 2022	$1,500,000
Term Loan Maturity Date	The aggregate remaining outstanding principal amount of all Closing Date Term Loans provided, that (A) such scheduled installments of principal of the Closing Date Term Loans set forth above shall be reduced by any optional or mandatory prepayments of the Closing Date Term Loans applied to such installments in accordance with Section 2.06 and (B) the Borrower shall pay all outstanding principal on the Closing Date Term Loans, together with all accrued and unpaid interest thereon, on the Term Loan Maturity Date.
(iv)        Scheduled Principal Payments – Incremental Term Loans. In the event any Incremental Term Loans are made, such Incremental Term Loans shall be repaid in amounts and on dates as agreed between the Borrower and the Incremental Term Lenders of such Incremental Term Loans in the Incremental Term Loan Amendment for such Incremental Term Loans, in each case, subject to the requirements and limitations set forth in Section 2.17(a)(ii).
(v)        Mandatory Prepayments. The Borrower shall also make the mandatory prepayments if and when required by Section 2.06(c), which shall be applied to the Loans in the manner set forth in Section 2.06(d).
2.02.        Letters of Credit.

(a)        The Letter of Credit Commitment.
(i)        On the terms and subject to the conditions set forth herein, (A) the L/C Issuer (1) shall, from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, issue Letters of Credit in Dollars for the account of the Borrower in support of the obligations of the Borrower or any other Loan Party, and amend or renew Letters of Credit previously issued by it, in accordance with Section 2.02(b) below, and (2) shall honor drafts under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower in support of the obligations of the Borrower or any other Loan Party; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Revolving Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations would exceed the Total Revolving Loan Commitment at such time, (y) the aggregate Effective Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Total Lender Risk Participation would exceed such Revolving Lender’s Revolving Loan Commitment, or (z) the Effective Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Each Letter of Credit shall be in a form reasonably acceptable to the L/C Issuer. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Nothing herein limits the Borrower’s obligations under Section 2.06(c)(i). All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(ii)        The L/C Issuer shall be under no obligation to issue any Letter of Credit if:
(A)        any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the July 2017 Amendment Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the July 2017 Amendment Effective Date and which the L/C Issuer in good faith deems material to it;
(B)        subject to Section 2.02(b)(iii), (1) in the case of any Standby Letter of Credit, the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal or (2) in the case of any Commercial Letter of Credit, the expiry date of such requested Letter of Credit would occur more than 180 days after the date of issuance or last renewal, in either case unless the Required Revolving Lenders have approved such expiry date;
(C)        the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date;
(D)        the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer or the terms and conditions of the applicable Letter of Credit Application;
(E)        such Letter of Credit is in a face amount less than $25,000, in the case of a Commercial Letter of Credit or $100,000 (or such lesser amount agreed upon by the L/C Issuer) in the case of any other type of Letter of Credit or denominated in a currency other than Dollars;
(F)        such Letter of Credit is in violation of the ISP, the UCP or other applicable Governmental Rule; or
(G)        any Lender is at such time a Defaulting Lender hereunder, unless such Lender’s Fronting Exposure has been reallocated to other Lenders in accordance with Section 2.16(a) or the L/C Issuer has entered into arrangements satisfactory to the L/C Issuer with the Borrower or such Defaulting Lender to eliminate the L/C Issuer’s Fronting Exposure.
(iii)        The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation under the terms hereof to issue such Letter of Credit as amended or (B) the beneficiary does not accept the proposed amendment to such Letter of Credit.
(b)        Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.
(i)        Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m., at least four (4) Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which date shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the account party thereunder, and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which date shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.
(ii)        Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Revolving Proportionate Share times the amount of such Letter of Credit; provided, however, that the amount of such Lender’s participation shall be adjusted in the manner set forth in Section 2.16(a)(iv). The Administrative Agent shall promptly notify each Revolving Lender upon the issuance of a Letter of Credit.
(iii)        If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Evergreen Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied. Notwithstanding anything to the contrary contained herein, the L/C Issuer shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.

(iv)        Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)        Drawings and Reimbursements; Funding of Participations.
(i)        Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent of the amount to be paid by the L/C Issuer as a result of such drawing and the date on which payment is to be made by the L/C Issuer to the beneficiary of such Letter of Credit in respect of such drawing; provided, however, that in the case of Commercial Letters of Credit, subsequent notification by routine methods shall be deemed sufficient notice. Not later than 11:00 a.m., on the date of any payment by the L/C Issuer under a Letter of Credit (each such date of payment, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing, which may be effected through the debiting of one or more deposit accounts maintained with the Administrative Agent. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s L/C Risk Participation with respect thereto. In such event, the Borrower shall be deemed to have requested a Revolving Loan Borrowing of Base Rate Loans to be disbursed on the Business Day following the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Revolving Loan Commitment and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Loan Borrowing for Revolving Loans). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.02(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)        Each Revolving Lender (including the Revolving Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.02(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s office in an amount equal to its L/C Risk Participation with respect to the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.02(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
(iii)        With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan Borrowing because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate applicable to Revolving Loans upon the occurrence and during the continuance of an Event of Default. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.02.
(iv)        Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.02(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s L/C Risk Participation with respect thereto shall be solely for the account of the L/C Issuer. For the avoidance of doubt, interest shall accrue beginning on the Honor Date for any such draw under a Letter of Credit.
(v)        Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for, or participate in, amounts drawn under Letters of Credit, as contemplated by this Section 2.02(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, offset, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)        If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.02(c) by the time specified in Section 2.02(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.02(c)(vi) shall be conclusive absent manifest error.
(d)        Repayment of Participations.
(i)        At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.02(c), if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Revolving Lender a portion of such payment allocable to such Revolving Lender’s L/C Risk Participation with respect to such Letter of Credit in the same funds as those received by the Administrative Agent.

(ii)        If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(i) is required to be returned, each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer a portion of such payment allocable to such Revolving Lender’s L/C Risk Participation with respect to such Letter of Credit on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the daily Federal Funds Rate from time to time in effect.
(e)        Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Revolving Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the other Credit Documents under all circumstances, including the following:
(i)        any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
(ii)        any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of, or any consent to departure from, all or any of the Credit Documents;
(iii)         the existence of any claim, counterclaim, setoff, offset, defense or other right that the Borrower or any other Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iv)        any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(v)        any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(vi)    the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;
(vii)        the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;
(viii)        the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;
(ix)        any failure or delay in notice of shipments or arrival of any Property;
(x)        any error in the transmission of any message relating to a Letter of Credit not caused by the L/C Issuer, or any delay or interruption in any such message;
(xi)        any error, neglect or default of any correspondent of the L/C Issuer in connection with a Letter of Credit;
(xii)        any consequence arising from acts of God, war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the L/C Issuer;
(xiii)        the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the L/C Issuer in connection with a Letter of Credit; and
(xiv)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)        Role of L/C Issuer. Each of the Borrower and the Lenders agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of such Lender or the Required Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in Section 2.02(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which are determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g)        Cash Collateral. Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (B) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations. The Borrower hereby grants the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a Lien on all such cash and deposit account balances described in the definition of “Cash Collateralize” as security for the Obligations. The Lien held by the Administrative Agent in such cash collateral to secure the Obligations shall be released upon the satisfaction of each of the following conditions: (1) no Letters of Credit shall be outstanding, (2) all L/C Obligations shall have been repaid in full and (3) no Default shall have occurred and be continuing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo and may be invested in Cash Equivalents reasonably acceptable to the Administrative Agent. Such accounts must be subject to control agreements pursuant to which the Administrative Agent has “control,” as such term is used in the Uniform Commercial Code, sufficient to perfect on a first priority basis a security interest in such cash collateral. Upon the drawing of any for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Governmental Rules, to reimburse the L/C Issuer.
(h)        Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the “International

Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) (the “ISP”) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (the “UCP”), shall apply to each Commercial Letter of Credit.
(i)        Letter of Credit Fees. The Borrower shall pay, to the Administrative Agent for the account of each Revolving Lender in accordance with its L/C Risk Participation in each Letter of Credit, a Letter of Credit fee for each such Letter of Credit for the period from the date of issuance of such Letter of Credit until the expiry thereof, at a per annum rate equal to the Applicable Margin for LIBOR Loans (plus two percent (2.00%) during such time that the Default Rate is in effect with respect to the Obligations pursuant to Section 2.07(c)) applicable from time to time during such period multiplied by the actual daily maximum amount available to be drawn under such Letter of Credit; provided, however, that any fees payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to Section 2.16(c) shall be payable, to the maximum extent permitted by applicable Governmental Rules, to the other Revolving Lenders in accordance with the upward adjustments of their respective participations in such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account; provided, however, that if the Borrower has provided Cash Collateral satisfactory to the L/C Issuer in respect of such Defaulting Lender’s obligations in respect of such Letter of Credit, the balance of such fee, if any, shall be payable to the Borrower. Such fee for each Letter of Credit shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing with the first such day to occur after the issuance of such Letter of Credit and on the Letter of Credit Expiration Date. Each such fee, when due, shall be fully earned and when paid, shall be non-refundable. If there is any change in the Applicable Margin for LIBOR Loans during any fiscal quarter, the Applicable Margin used for the calculation of the Letter of Credit fee shall be the Applicable Margin for LIBOR Loans on each day during such quarter.
(j)         Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account the customary presentation, transfer, amendment, modification, extension, renewal, draw, negotiation and other processing fees, and other stand costs and charges, of the L/C Issuer relating to Letters of Credit as from time to time in effect; provided that the fees described in this Section 2.02(j) shall not include any fronting fee, issuing fee or other similar fee. Such fees and charges are due and payable on demand, fully earned when due and are nonrefundable.
(k)        Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
2.03.        Swing Line.
(a)        The Swing Line. On the terms and subject to the conditions set forth herein, the Swing Line Lender shall make loans (each such loan, a “Swing Line Loan”) in Dollars to the Borrower from time to time on any Business Day during the period from the Closing Date up to but not including the Revolving Loan Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Effective Amount of Revolving Loans of the Swing Line Lender in its capacity as a Revolving Lender of Revolving Loans, may exceed the amount of such Revolving Lender’s Revolving Loan Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations shall not exceed the Total Revolving Loan Commitment at such time, and (ii) the aggregate Effective Amount of the Revolving Loans of any Revolving Lender (other than the Swing Line Lender), plus such Revolving Lender’s Total Lender Risk Participation shall not exceed such Revolving Lender’s Revolving Loan Commitment, and provided, further, that the Swing Line Lender shall not make any Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.03, prepay under Section 2.06, and reborrow under this Section 2.03. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Revolving Proportionate Share times the amount of such Swing Line Loan. Furthermore, if there at any time exists a Defaulting Lender, unless such Lender’s Fronting Exposure has been reallocated to other Lenders in accordance with Section 2.16(a), before making any Swing Line Loans, the Swing Line Lender may condition the provision of such Swing Line Loans on its entering into arrangements satisfactory to the Swing Line Lender with the Borrower or such Defaulting Lender to eliminate the Swing Line Lender’s Fronting Exposure.
(b)        Borrowing Procedures. Each Swing Line Borrowing shall be requested pursuant to the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 11:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which amount shall be a minimum amount of $100,000 or an integral multiple of $25,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by the delivery to the Swing Line Lender and the Administrative Agent of a written Notice of Swing Line Borrowing, appropriately completed and signed by a Responsible Officer of the Borrower, which notice may be delivered by facsimile. Promptly after receipt by the Swing Line Lender of any telephonic Notice of Swing Line Borrowing, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Notice of Swing Line Borrowing and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 1:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.03(a), or (B) that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m., on the borrowing date specified in such Notice of Swing Line Borrowing, make the amount of its Swing

Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.
(c)        Refinancing of Swing Line Loans.
(i)        The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably requests the Swing Line Lender to act on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to the amount of such Revolving Lender’s Swing Line Risk Participation with respect to the Swing Line Loans then outstanding. Such request shall be made in accordance with the requirements of Section 2.01, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Total Revolving Loan Commitment and the conditions set forth in Section 3.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Notice of Loan Borrowing for Revolving Loans promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Swing Line Risk Participation in the amount specified in such Notice of Loan Borrowing for Revolving Loans available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s office not later than 1:00 p.m., on the day specified in such Notice of Loan Borrowing for Revolving Loans, whereupon, subject to Section 2.03(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)        If for any reason any Revolving Loan Borrowing cannot be requested in accordance with Section 2.03(c)(i) or any Swing Line Loan cannot be refinanced by such a Revolving Loan Borrowing, the Notice of Loan Borrowing for Revolving Loans submitted by the Swing Line Lender shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund the amount of its Swing Line Risk Participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such Swing Line Risk Participation.
(iii)        If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the daily Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(iii) shall be conclusive absent manifest error.
(iv)        Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund Swing Line Risk Participations in Swing Line Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, offset, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such purchase of participations shall not relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)        Repayment of Participations.
(i)        At any time after any Revolving Lender has purchased and funded a Swing Line Risk Participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender an amount equal to such Revolving Lender’s Swing Line Risk Participation with respect thereto (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s Swing Line Risk Participation was outstanding and funded) in the same funds as those received by the Swing Line Lender.
(ii)        If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Revolving Lender shall pay to the Swing Line Lender the amount of such Revolving Lender’s Swing Line Risk Participation with respect thereto on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the daily Federal Funds Rate from time to time in effect. The Administrative Agent will make such demand upon the request of the Swing Line Lender.
(e)        Interest for Account of Swing Line Lender. Subject to Section 2.07(c), each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Base Rate Loan or Swing Line Risk Participation pursuant to this Section 2.03 to refinance such Revolving Lender’s Swing Line Risk Participation of any Swing Line Loan, interest in respect of such Swing Line Risk Participation shall be solely for the account of the Swing Line Lender.
(f)        Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
2.04.        Amount Limitations, Commitment Reductions, Etc.
(a)        Optional Reduction or Cancellation of Commitments. The Borrower may, upon three (3) Business Days written notice to the Administrative Agent (each a “Reduction Notice”), permanently reduce the Total Revolving Loan Commitment by the amount of $1,000,000 or an integral multiple of $500,000 in excess thereof or cancel the Total Revolving Loan Commitment in its entirety; provided, however, that:

(i)        The Borrower may not reduce the Total Revolving Loan Commitment prior to the Revolving Loan Maturity Date, if, after giving effect to such reduction, the Effective Amount of all Revolving Loans, L/C Obligations and Swing Line Loans then outstanding would exceed the Total Revolving Loan Commitment; and
(ii)        The Borrower may not cancel the Total Revolving Loan Commitment prior to the Revolving Loan Maturity Date, if, after giving effect to such cancellation, any Revolving Loan, L/C Obligation or Swing Line Loan would then remain outstanding.
Any Reduction Notice shall be irrevocable; provided that any Reduction Notice may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked or the date set forth therein may be extended by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date previously provided in the applicable Reduction Notice) if such condition is not satisfied.
(b)        Mandatory and Scheduled Reduction of Commitments.
(i)        The Total Revolving Loan Commitment shall be automatically and permanently reduced by an amount equal to the maximum amount that would be required to be applied as a mandatory prepayment of the Swing Line Loans and Revolving Loans (and, if applicable, any required Cash Collateralization of the Obligations pursuant to Section 2.06(c)(iii)-(vi) or Section 2.06(d) as if the Effective Amount of the Swing Line Loans, Revolving Loans and L/C Obligations was then equal to the amount of the Total Revolving Loan Commitment (but without regard to the actual usage of the Total Revolving Loan Commitment), such reduction to be effective on the date of the required prepayment; provided that on the first date that the Total Revolving Loan Commitment would be reduced to less than $10,000,000, the Total Revolving Loan Commitment shall not be reduced pursuant to this Section 2.04(b)(i) from and after such date to less than (x) $10,000,000, plus (y) the aggregate outstanding amount of Letters of Credit existing on such date, unless the Total Revolving Loan Commitment has been reduced to $10,000,000 or less prior to such date, in which case the amount under this clause (y) shall be zero, provided further that after such date the Total Revolving Loan Commitment shall be further reduced by the amount by which the aggregate outstanding amount in clause (y) is reduced from and after such date until such aggregate outstanding amount is zero (whether by termination, cancellation, expiration or a draw under the applicable Letter of Credit(s) or otherwise).
(ii)        The Total Revolving Loan Commitment shall be automatically and permanently reduced to zero on the Revolving Loan Maturity Date.
(iii)         The Total Closing Date Term Loan Commitment shall be automatically and permanently reduced to zero at the close of business on the Closing Date.
(iv)        The Incremental Term Loan Commitments with respect to any Incremental Term Loan Borrowing shall be automatically and permanently reduced to zero at the close of business on the Incremental Effective Date.

(c)        Effect of Revolving Loan Commitment Adjustments. From the effective date of any reduction or increase of the Total Revolving Loan Commitment, the Commitment Fees payable pursuant to Section 2.05(b) shall be computed on the basis of the Total Revolving Loan Commitment as so reduced or increased. Once reduced or cancelled, the Total Revolving Loan Commitment may not be increased or reinstated without the prior written consent of all Lenders (except as permitted under Section 2.17). Any reduction of the Total Revolving Loan Commitment pursuant to Section 2.04(a) or Section 2.04(b) shall be applied ratably to reduce each Lender’s Revolving Loan Commitment in accordance with Section 2.10(a)(i).
2.05.        Fees.
(a)        Fee Letters. The Borrower shall pay to the applicable parties under each of the Fee Letters, for their own account, the fees and other compensation in the amounts and at the times set forth in such Fee Letters.
(b)        Commitment Fees. The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders (other than any Defaulting Lender with respect to the period during which it is a Defaulting Lender) as provided in Sections 2.10(a)(v), commitment fees (collectively, the “Commitment Fees”) equal to the Commitment Fee Percentage of the daily average Unused Revolving Commitment, for the period beginning on the date of this Agreement and ending on the Revolving Loan Maturity Date. The Borrower shall pay the Commitment Fees in arrears on the last Business Day of each calendar quarter and on the Revolving Loan Maturity Date (or if the Total Revolving Loan Commitment is cancelled on a date prior to the Revolving Loan Maturity Date, on such prior date).
2.06.        Prepayments.
(a)        Terms of All Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Section 2.06(b), a mandatory prepayment required by Section 2.06(c) or a mandatory prepayment required by any other provision of this Agreement or the other Credit Documents, including a prepayment upon acceleration), the Borrower shall pay (i) if a LIBOR Loan or LIBOR Portion is being prepaid under Section 2.06(b) or Section 2.06(c), to the Administrative Agent for the account of the Lender that made such LIBOR Loan or LIBOR Portion all accrued interest to the date of such prepayment on the amount prepaid, (ii) if a prepayment is made upon acceleration, to the Administrative Agent for the account of the Lender that made such Loan all accrued interest and fees to the date of such prepayment on the amount prepaid and (iii) to such Lender if such prepayment is the prepayment of a LIBOR Loan or of a LIBOR Portion on a day other than the last day of an Interest Period for such LIBOR Loan or such LIBOR Portion, all amounts payable to such Lender pursuant to Section 2.13. Any prepayment shall be without prejudice to the Borrower’s obligations under any Rate Contract, which shall remain in full force and effect subject to the terms of such Rate Contract (including provisions that may require a reduction, modification or early termination of a swap transaction, in whole or in part, in the event of such prepayment, and may require the Borrower to pay any fees or other amounts for such reduction, modification or early termination), and no such fees or amounts shall be deemed a penalty hereunder or otherwise. Any prepayment shall be without prejudice to the Borrower’s obligations under any Rate Contract, which shall remain in full force and effect subject to the terms of such Rate Contract (including provisions that may require a reduction, modification or early termination of a swap transaction, in whole or in part, in the event of such prepayment, and may require the Borrower to pay any fees or other amounts for such reduction, modification or early termination), and no such fees or amounts shall be deemed a penalty hereunder or otherwise.
(b)        Optional Prepayments.
(i)        At its option, the Borrower may, upon notice from the Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 am on the Business Day prior to the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or an integral multiple of $25,000 in excess thereof. Each such notice shall specify the date and specify a minimum amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(ii)        At any time there are no Swing Line Loans outstanding, at its option, the Borrower may, without premium or penalty but subject to Section 2.13 in the case of LIBOR Loans, upon notice from the Borrower to the Administrative Agent no later than 10:00 a.m., in the case of Base Rate Loans, one Business Day prior to the date of the prepayment and, in the case of LIBOR Loans, three Business Days prior to the date of the prepayment, at any time or from time to time, voluntarily prepay the Revolving Loans in any Revolving Loan Borrowing and all accrued but unpaid interest thereon in part, in a minimum principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, or in whole; provided that if such prepayment is on any day other than on the last day of the Interest Period applicable to such LIBOR Loans, the Borrower shall be subject to the payments required by Section 2.13. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(iii)        At its option, the Borrower may, without premium or penalty but subject to Section 2.13 in the case of LIBOR Portions, upon notice from the Borrower to the Administrative Agent no later than 10:00 a.m., in the case of Base Rate Portions, one Business Day prior to the date of the prepayment and, in the case of LIBOR Portions, three Business Days prior to the date of the prepayment, at any time or from time to time, voluntarily prepay any Portion of a Term Loan Borrowing and all accrued but unpaid interest thereon in part, in a minimum principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, or in whole; provided that if such prepayment is on any day other than on the last day of the Interest Period applicable to such LIBOR Portion, the Borrower shall be subject to the payments required by Section 2.13. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any optional prepayment of the Term Loans shall be applied as directed by the Borrower (or, in the absence of direction from the Borrower, on a pro rata basis among the remaining scheduled Term Loan amortization payments).

(iv)         Any optional prepayments of any Incremental Term Loans shall be as provided in the Incremental Term Loan Amendment for such Incremental Term Loans.
(c)        Mandatory Prepayments. The Borrower shall prepay (or Cash Collateralize, as applicable) the Obligations as follows:
(i)        If, at any time, the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations then outstanding exceeds the Total Revolving Loan Commitment at such time, the Borrower shall immediately (A) prepay the Swing Line Loans to the extent Swing Line Loans in a sufficient amount are then outstanding, (B) then prepay the Revolving Loans to the extent Revolving Loans in a sufficient amount are then outstanding and (C) otherwise, if an Event of Default has occurred and is continuing, Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations, in an aggregate principal amount equal to such excess.
(ii)        The Borrower shall repay each Swing Line Loan on the earlier to occur of (A) the second Swing Line Settlement Date occurring after such Swing Line Loan is made and (B) the Revolving Loan Maturity Date.
(iii)        If, at any time after the Closing Date, any Loan Party sells or otherwise disposes of any assets (other than (x) sales made in the ordinary course of business and (y) other sales permitted under Section 5.02(c) (excluding Section 5.02(c)(v)(I) with respect to the asset sales only and Section 5.02(c)(xiii) thereof)) in any single transaction or series of related transactions and the Net Proceeds from such sale or disposition exceed $2,500,000, the Borrower shall, not later than thirty (30) days after the completion of each such sale or other disposition, prepay (or Cash Collateralize, as applicable) the outstanding Loans and other Obligations in the manner set forth in Section 2.06(d), in each case, in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds from any such sale or disposition. Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this Section 2.06(c)(iii) with respect to any sale or other disposition (a “Relevant Sale”) if the Borrower advises the Administrative Agent in writing within thirty (30) days after the completion of each such Relevant Sale that the applicable Loan Party intends to reinvest all or any portion of such Net Proceeds in productive assets used in the business of the Loan Parties to the extent the reinvestment in such productive assets occurs within twelve (12) months after the date of such Relevant Sale, or, if the applicable Loan Party enters into a binding commitment during such twelve (12) month period, within 180 days after the expiration of such twelve (12) month period. If, at any time after the occurrence of a Relevant Sale and prior to the acquisition of the related replacement assets, the periods provided in the preceding sentence shall elapse or an Event of Default described in Section 6.01(a), (f) or (g) shall occur, then the Borrower shall immediately prepay (or Cash Collateralize, as applicable), the outstanding Loans and other Obligations in the amount and in the manner described in the first sentence of this Section 2.06(c)(iii).
(iv)        If, at any time after the Closing Date, any Loan Party issues or incurs any Indebtedness for borrowed money, including Indebtedness evidenced by notes, bonds, debentures or other similar instruments but excluding Permitted Indebtedness, the Borrower shall, immediately after such issuance or incurrence, prepay (or Cash Collateralize, as applicable) the outstanding Loans and other Obligations in the manner set forth in Section 2.06(d), in each case, in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds of such Indebtedness.
(v)        If, at any time after the Closing Date, any Loan Party issues or sells any Equity Securities or receives any equity capital contribution from any other Person (other than through the issuance of (x) Equity Securities by any Loan Party to another Loan Party, (y) the contribution of capital by any Loan Party to another Loan Party or (z) any Equity Interest of any Person (A) pursuant to any employee stock or stock option compensation plan, (B) to the management of the target of a Permitted Acquisition by way of “roll-over” equity or pursuant to new subscription by such management or (C) the proceeds of such issuance are used to pay the purchase price of a pending Permitted Acquisition; provided that if (a) such Net Proceeds are not used to pay the purchase price of such Permitted Acquisition and (b) such Net Proceeds are not used to pay the purchase price of one or more other Permitted Acquisitions or used to make Investments permitted by this Agreement, in each case, within one (1) year after such Net Proceeds arise, such Net Proceeds shall be used to make prepayments subject to this Section 2.06(c)(v) without giving effect to this parenthetical) and receives aggregate Net Proceeds from all such issuances and sales of Equity Securities and such equity capital contributions in excess of $35,000,000, the Borrower shall, within (5) Business Days receipt of such Net Proceeds, prepay (or Cash Collateralize, as applicable) the outstanding Loans and other Obligations in the manner set forth in Section 2.06(d), in each case, in an aggregate principal amount equal to the following applicable percentage of such aggregate Net Proceeds in excess of $35,000,000: (I) twenty five percent (25%) (when the Total Leverage Ratio as of the last day of the most recent fiscal quarter for which the Borrower has delivered Holdings’ Financial Statements is greater than 3.00:1.00) and (II) zero percent (0%) (when the Total Leverage Ratio as of the last day of the most recent fiscal quarter for which the Borrower has delivered Holdings’ Financial Statements is less than or equal to 3.00:1.00).
(vi)        Not later than thirty (30) days after the date of receipt (the “Receipt Date”) by a Loan Party (or the Administrative Agent) of any Net Insurance Proceeds or Net Condemnation Proceeds which exceed $2,500,000 in connection with a particular circumstance or event, the Borrower shall prepay (or Cash Collateralize, as applicable) the outstanding Loans and other Obligations in the manner set forth in Section 2.06(d) in an amount equal to such Net Insurance Proceeds or Net Condemnation Proceeds. Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this Section 2.06(c)(vi) with respect to any particular Net Insurance Proceeds or Net Condemnation Proceeds if the Borrower advises the Administrative Agent in writing within 30 days after the related Receipt Date that it or another Loan Party intends to (x) repair, restore or replace the assets from which such Net Insurance Proceeds or Net Condemnation Proceeds were derived or (y) invest in productive assets used in the business of the Loan Parties, to the extent such repair, restoration, replacement or investment is completed within twelve (12) months after the related Receipt Date or, if the applicable Loan Party enters into a binding commitment during such twelve (12) month period, within one hundred and eighty (180) days after the expiration of such twelve (12) month period. If, at any time after the occurrence of a Receipt Date and prior to the completion of the corresponding repair, restoration or replacement, the applicable periods provided in the preceding sentence shall elapse without the completion of the related repair, restoration or replacement, or an Event of Default described in Section 6.01(a), (f) or (g) shall occur, then the Borrower shall immediately prepay (or Cash Collateralize, as applicable) the outstanding Loans and other Obligations in the amount and in the manner described in the first sentence of this Section 2.06(c)(vi).
(vii)        The Borrower shall deliver to the Administrative Agent, at the time of each prepayment (or Cash Collateralization, as applicable) required under this Section 2.06(c), (A) a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment (or Cash Collateralization, as applicable) and (B) to the extent practicable, at least three days prior written notice of such prepayment (or Cash Collateralization, as applicable). Each notice of prepayment (or Cash Collateralization, as applicable) shall specify the prepayment (or Cash Collateralization, as applicable) date and the Type and principal amount of each Loan (or portion thereof) to be prepaid. In the event that the Borrower shall subsequently determine that the actual amount required to be prepaid (or Cash Collateralized, as applicable) was greater than the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitments shall be permanently reduced) and/or deliver additional Cash Collateral in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower demonstrating the derivation of the additional amount resulting in such excess.
(d)        Application of Loan Prepayments. All prepayments required under Sections 2.06(c)(iii)-(vi) shall be applied first, to prepay the Term Loans and Incremental Term Loans on a pro rata basis to the extent Term Loans and Incremental Term Loans are then outstanding, second, to prepay the Swingline Loans to the extent Swing Line Loans are then outstanding, third, to prepay the Revolving Loans to the extent Revolving Loans are then outstanding and fourth, following the occurrence and during the continuance of any Event of Default, to Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations (in each case with a permanent reduction in the Total Revolving Loan Commitment to the extent required by Section 2.04(b)(i)). Without modifying the order of application of prepayments set forth in the preceding or succeeding sentence, all such prepayments shall, to the extent possible, be first applied to prepay Base Rate Loans and Base Rate Portions and then if any funds remain, to prepay LIBOR Loans and LIBOR Portions. All such mandatory prepayments of the Term Loans and Incremental Term Loans will be applied to the remaining scheduled amortization payments in the inverse order of maturity.
Notwithstanding anything to the contrary in this Section 2.06, all mandatory prepayments required under Sections 2.06(c)(iii)-(vi), to the extent attributable to Foreign Subsidiaries, are subject to permissibility under local law (e.g., financial assistance, corporate benefit, thin capitalization, capital maintenance and similar legal principles, restrictions on up-streaming of cash intra group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) such that if such Foreign Subsidiary would be in violation of applicable local law by virtue of repatriation, the portion of the funds so affected will not be required to be prepaid and may be retained by the applicable Foreign Subsidiary (provided that the Borrower shall use commercially reasonable efforts to take all actions required by applicable local law to permit such repatriation) until such time the applicable local law permits repatriation to the United Sates whereupon such funds shall be repatriated and promptly applied to the repayment of the Loans pursuant to Section 2.06(c)(iii)-(vi). Further, if Holdings or any of its Subsidiaries determine in good faith that they would incur a material adverse tax liability (including any withholding tax) if all or a portion of the funds required to make a mandatory prepayment were up-streamed, transferred as a Distribution or otherwise repatriated (a “Restricted Amount”), the amount the Borrower will be required to mandatorily prepay shall be reduced by the Restricted Amount until such time as it may upstream, transfer or repatriate such Restricted Amount without incurring such material adverse tax liability, whereupon such Restricted Amount will be repatriated and promptly applied to the repayment of the Loans pursuant to Section 2.06(c)(iii)-(vi).
2.07.        Other Payment Terms.
(a)        Place and Manner. All payments to be made by the Borrower under this Agreement or any other Credit Document shall be made without condition or deduction for any counterclaim, defense, recoupment, setoff or offset. The Borrower shall make all payments due to each Lender or the Administrative Agent under this Agreement or any other Credit Document by payments to the Administrative Agent at the Administrative Agent’s office located at the address specified in Section 8.01, with each payment due to a Lender to be for the account of such Lender and such Lender’s Applicable Lending Office. The Borrower shall make all payments under this Agreement or any other Credit Document in lawful money of the United States and in same day or immediately available funds not later than 12:00 noon on the date due. The Administrative Agent shall promptly disburse to each Lender each payment received by the Administrative Agent for the account of such Lender.
(b)        Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.
(c)        Default Rate. Upon the occurrence and during the continuation of any Event of Default other than an Event of Default described in Section 6.01(a), (f) or (g), at the option of the Required Lenders, from and after the date of such Event of Default until the time when such Event of Default shall have been cured or waived in writing by the Required Lenders or all the Lenders (as may be required by this Agreement), the Borrower shall pay interest on the aggregate, outstanding principal amount of all Obligations hereunder (excluding Obligations in respect of Lender Rate Contracts and Lender Bank Products) at a per annum rate equal to the otherwise applicable interest rate plus two percent (2.00%) or, if no such per annum rate is applicable to any such Obligations, at a per annum rate equal to the Base Rate, plus the Applicable Margin for Base Rate Loans, plus two percent (2.00%) (the “Default Rate”) payable on demand. Upon the occurrence and during the continuation of an Event of Default described in Section 6.01(a), (f) or (g) until the time when such Event of Default shall have been cured or waived in writing by the Required Lenders or all the Lenders (as may be required by this Agreement), the Borrower shall pay interest on the aggregate, outstanding principal amount of all Obligations hereunder at a per annum rate equal to the Default Rate (such Default Rate becoming effective on such date of occurrence of such Event of Default without notice and shall be immediately due and payable without notice or demand). Overdue interest shall itself bear interest at the Default Rate, and shall be compounded with the principal Obligations daily, to the fullest extent permitted by applicable Governmental Rules.
(d)        Application of Payments. All payments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement or the other Credit Documents, second to accrued interest then due and payable under this Agreement or the other Credit Documents and finally to reduce the principal amount of outstanding Loans and L/C Borrowings. The proceeds of the Collateral will be applied as set forth in Section 6.02.
(e)        Failure to Pay the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower at least one (1) Business Day prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent shall be entitled to assume that the Borrower has made or will make such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be paid to the Lenders on such due date an amount equal to the amount then due such Lenders. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a per annum rate equal to the daily Federal Funds Rate from time to time in effect. A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.07(e) shall be conclusive absent manifest error.
2.08.        Loan Accounts; Notes.
(a)        Loan Accounts. The obligation of the Borrower to repay the Loans made to it by each Lender and to pay interest thereon at the rates provided herein shall be evidenced by an account or accounts maintained by such Lender on its books (individually, a “Loan Account”), except that any Lender may request that its Loans be evidenced by a note or notes pursuant to Section 2.08(b), Section 2.08(c), and Section 2.08(d). Each Lender shall record in its Loan Accounts (i) the date and amount of each Loan made by such Lender, (ii) the interest rates applicable to each such Loan and each Portion thereof and the effective dates of all changes thereto, (iii) the Interest Period for each LIBOR Loan and LIBOR Portion, (iv) the date and amount of each principal and interest payment on each Loan and Portion and (v) such other information as such Lender may determine is necessary for the computation of principal and interest payable to it by the Borrower hereunder; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrower’s Obligations. The Loan Accounts shall be conclusive absent manifest error as to the matters noted therein. In addition to the Loan Accounts, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.
(b)        Revolving Loan Notes. Upon request by any Revolving Lender, each Revolving Lender’s Revolving Loans shall be evidenced by a promissory note substantially in the form of Exhibit D (individually, a “Revolving Loan Note”) which note shall be (i) payable to such Revolving Lender, (ii) in the amount of such Revolving Lender’s Revolving Loan Commitment, (iii) dated the Closing Date or the July 2017 Amendment Effective Date (or such other date acceptable to the applicable Lender) and (iv) otherwise appropriately completed. The Borrower authorizes each Revolving Lender to record on the schedule annexed to such Revolving Lender’s Revolving Loan Note the date and amount of each Revolving Loan made by such Revolving Lender and of each payment or prepayment of principal thereon made by the Borrower, and agrees that all such notations shall be conclusive absent manifest error with respect to the matters noted; provided, however, that any failure by a Revolving Lender to make, or any error by any Revolving Lender in making, any such notation shall not affect the Borrower’s Obligations. The Borrower further authorizes each Revolving Lender to attach to and make a part of such Revolving Lender’s Revolving Loan Note continuations of the schedule attached thereto as necessary. If, because any Revolving Lender designates separate Applicable Lending Offices for Base Rate Loans and LIBOR Loans, such Revolving Lender requests that separate promissory notes be executed to evidence separately such Revolving Loans, then each such note shall be substantially in the form of Exhibit D, mutatis mutandis to reflect such division, and shall be (w) payable to such Revolving Lender, (x) in the amount of such Revolving Lender’s Revolving Loan Commitment, (y) dated the Closing Date or the July 2017 Amendment Effective Date (or such other date acceptable to the applicable Lender) and (z) otherwise appropriately completed. Such notes shall, collectively, constitute a Revolving Loan Note.
(c)        Term Loan Notes.
(i)        Upon request by any Closing Date Term Lender, each Closing Date Term Lender’s Closing Date Term Loan shall be evidenced by a promissory note substantially in the form of Exhibit E (individually, a “Closing Date Term Loan Note”) which note shall be (i) payable to such Closing Date Term Lender, (ii) in the amount of such Closing Date Term Lender’s Closing Date Term Loan, (iii) dated the Closing Date or the July 2017 Amendment Effective Date (or such other date acceptable to the applicable Lender) and (iv) otherwise appropriately completed. If, because any Closing Date Term Lender designates separate Applicable Lending Offices for Base Rate Portions and LIBOR Portions, such Closing Date Term Lender requests that separate promissory notes be executed to evidence separately such Portions, then each such note shall be substantially in the form of Exhibit E, mutatis mutandis to reflect such division, and shall be (w) payable to such Closing Date Term Lender, (x) in the amount of such Closing Date Term Lender’s Closing Date Term Loan, (y) dated the Closing Date or the July 2017 Amendment Effective Date (or such other date acceptable to the applicable Lender) and (z) otherwise appropriately completed. Such notes shall, collectively, constitute a Closing Date Term Loan Note.

(ii)        Upon request by any Incremental Term Lender, each Incremental Term Lender’s Incremental Date Term Loan shall be evidenced by a promissory note substantially in the form of Exhibit F (individually, an “Incremental Term Loan Note”) which note shall be (i) payable to such Incremental Term Lender, (ii) in the amount of such Incremental Term Lender’s Incremental Term Loan, (iii) dated the Incremental Effective Date for the applicable Incremental Term Loan Borrowing and (iv) otherwise appropriately completed. If, because any Incremental Term Lender designates separate Applicable Lending Offices for Base Rate Portions and LIBOR Portions, such Incremental Term Lender requests that separate Incremental Term Loan Note be executed to evidence separately such Portions, then each such note shall be substantially in the form of Exhibit F, mutatis mutandis to reflect such division, and shall be (w) payable to such Incremental Term Lender, (x) in the amount of such Incremental Term Lender’s Incremental Term Loan, (y) dated the Incremental Effective Date for the applicable Incremental Term Loan Borrowing and (z) otherwise appropriately completed. Such notes shall, collectively, constitute an Incremental Term Loan Note.
(d)        Swing Line Notes. Upon request by the Swing Line Lender, the Swing Line Lender’s Swing Line Loans shall be evidenced by a promissory note substantially in the form of Exhibit M (individually, a “Swing Line Note”) which note shall be (i) payable to the Swing Line Lender, (ii) in the amount of the Swing Line Lender’s Swing Line Loans, (iii) dated the Closing Date or the July 2017 Amendment Effective Date (or such other date acceptable to the applicable Lender) and (iv) otherwise appropriately completed.
2.09.        Loan Funding.
(a)        Lender Funding and Disbursement to the Borrower. Each Lender shall, before 11:00 a.m. on the date of each Borrowing, make available to the Administrative Agent at the Administrative Agent’s office specified in Section 8.01, in same day or immediately available funds, such Lender’s Revolving Proportionate Share or Term Proportionate Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon satisfaction of the applicable conditions set forth in Section 3.02 (and, if such Borrowing consists of the initial Loans, Section 3.01), the Administrative Agent shall promptly make all funds so received available to the Borrower in like funds as received by the Administrative Agent by (i) crediting the account of the Borrower maintained by the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Borrowing there are Swing Line Loans and/or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.
(b)        Lender Failure to Fund. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Revolving Proportionate Share or Term Proportionate Share, as the case may be, of such Borrowing, the Administrative Agent shall be entitled to assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.09(a), and the

Administrative Agent may on such date, in reliance upon such assumption, disburse or otherwise credit to the Borrower a corresponding amount. If any Lender does not make the amount of such Lender’s Revolving Proportionate Share or Term Proportionate Share, as the case may be, of any Borrowing available to the Administrative Agent on or prior to the date of such Borrowing, such Lender shall pay to the Administrative Agent, on demand, interest which shall accrue on such amount from the date of such Borrowing until such amount is paid to the Administrative Agent at per annum rates equal to the daily Federal Funds Rate from time to time in effect. A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.09(b) shall be conclusive absent manifest error with respect to such amount. If the amount of any Lender’s Revolving Proportionate Share or Term Proportionate Share, as the case may be, of any Borrowing is not paid to the Administrative Agent by such Lender within three (3) Business Days after the date of such Borrowing, the Borrower shall repay such amount to the Administrative Agent, on demand, together with interest thereon, for each day from the date such amount was disbursed to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to the Loans comprising such Borrowing.
(c)        Lenders’ Obligations Several. The failure of any Lender to make the Loan to be made by it as part of any Borrowing or to fund participations in Letters of Credit and Swing Line Loans to be funded by it shall not relieve any other Lender of its obligation hereunder to make its Loan as part of such Borrowing or fund its participations in Letters of Credit and Swing Line Loans, but, except as a result of a reallocation of a Defaulting Lender’s Revolving Proportionate Share of the Effective Amount of L/C Obligations and Swing Line Loans pursuant to Section 2.16(a)(iv), no Lender shall be obligated in any way to make any Loan or fund any participation in Letters of Credit or Swing Line Loans which another Lender has failed or refused to make or otherwise be in any way responsible for the failure or refusal of any other Lender to make any Loan required to be made by such other Lender on the date of any Borrowing or to fund any participation required to be funded by such other Lender.
2.10.        Pro Rata Treatment.
(a)        Borrowings, Commitment Reductions, Etc. Except as otherwise provided herein (including the application of funds provided for under Section 2.16(a)(ii) arising from the existence of a Defaulting Lender and the termination of the unused Commitment of a Defaulting Lender provided for under Section 2.16(a)(vi)):
(i)        Each Revolving Loan Borrowing and reduction of the Total Revolving Loan Commitment shall be made or shared among the Lenders pro rata according to their respective Revolving Proportionate Shares;
(ii)         (A) The Closing Date Term Loan Borrowing shall be made or shared among the Closing Date Term Lenders pro rata according to their respective Closing Date Term Proportionate Shares and (B) each Incremental Term Loan Borrowing shall be made or shared among the Incremental Term Lenders and New Lenders with Incremental Term Loan Commitments with respect thereto pro rata according to their respective Incremental Term Proportionate Shares;

(iii)         Each payment of principal on Loans in any Borrowing or on any L/C Advances in any L/C Borrowing shall be shared among the Lenders which hold the Loans in such Borrowing or the L/C Advances in such L/C Borrowing pro rata according to the respective unpaid principal amounts of such Loans or L/C Advances then owed to such Lenders; provided, however, during any time there is a Defaulting Lender, each payment of principal on Loans or L/C Advances shall be shared by only the Non-Defaulting Lenders that made such Loans or L/C Advances pro rata according to the respective unpaid principal amounts of such Loans or L/C Advances then owed to such Non-Defaulting Lenders until the unpaid principal amounts of all Loans or L/C Advances, as applicable, are held by all Lenders according to their respective Proportionate Shares;
(iv)        Each payment of interest on Loans in any Borrowing shall be shared among the Lenders which hold the Loans in such Borrowing pro rata according to (A) the respective unpaid principal amounts of such Loans of such Lenders and (B) the dates on which such Loans became owing to such Lenders;
(v)        Each payment of Commitment Fees shall be shared among the Lenders with Revolving Loan Commitments (other than Defaulting Lenders) pro rata according to (A) their respective Revolving Proportionate Shares and (B) in the case of each Lender which becomes a Lender hereunder after the July 2017 Amendment Effective Date, the date upon which such Lender so became a Lender;
(vi)         Letter of Credit fees payable under Section 2.02(i) shall be shared among the Lenders with Revolving Loan Commitments (other than Defaulting Lenders) and the L/C Issuer pro rata according to (A) their respective L/C Risk Participations and Fronting Exposure with respect to the applicable Letters of Credit and (B) in the case of each Lender which becomes a Lender hereunder after the July 2017 Amendment Effective Date, the date upon which such Lender so became a Lender;
(vii)         Each payment of interest (other than interest on Loans or interest in respect of Lender Rate Contracts or Lender Bank Products) shall be shared among the Lenders and the Administrative Agent owed the amount upon which such interest accrues pro rata according to (A) the respective amounts so owed such Lenders and the Administrative Agent and (B) the dates on which such amounts became owing to such Lenders and the Administrative Agent;
(viii)        Each payment of any fees due in connection with any amendment hereto or any waiver of or forbearance from any Event of Default existing hereunder shall be shared among those Lenders consenting to such amendment, waiver or forbearance or as otherwise agreed to by such Lenders; and
(ix)     All other payments under this Agreement and the other Credit Documents (including, without limitation, fees paid in connection with any amendment, consent, waiver or the like) shall be for the benefit of the Person or Persons specified.

(b)        Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, offset, or otherwise) on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, in excess of its ratable share of payments on account of the Loans and the L/C Obligations obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders such participations in the Loans and/or participations in L/C Obligations or in Swing Line Loans as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered without right to payment of interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff or offset) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
Notwithstanding the foregoing, the provisions of this Section 2.10(b) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and applied in accordance with the express terms of this Agreement (including (1) the sharing of principal payments among Non-Defaulting Lenders pursuant to the proviso to Section 2.10(a)(iii) and (2) the application of funds provided for under Section 2.16(a)(ii) arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations or in Swing Line Loans to any assignee or participant.
2.11.        Change of Circumstances.
(a)        Inability to Determine Rates. If, on or before the first day of any Interest Period for any LIBOR Loan or LIBOR Portion, (i) any Lender shall advise the Administrative Agent that the LIBOR Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market or (ii) any Lender shall advise the Administrative Agent that the rate of interest for such Loan or Portion, as the case may be, does not adequately and fairly reflect the cost to such Lender of making or maintaining such LIBOR Loan or LIBOR Portion, the Administrative Agent shall immediately give notice of such condition to the Borrower and the other Lenders. After the giving of any such notice and until the Administrative Agent shall otherwise notify the Borrower that the circumstances giving rise to such condition no longer exist, the Borrower’s right to request the making of, conversion to or a new Interest Period for LIBOR Loans or LIBOR Portions shall be suspended. Any LIBOR Loans or LIBOR Portions outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such LIBOR Loans or LIBOR Portions into Base Rate Loans or Base Rate Portions, as the case may be, unless such suspension has then ended.

(b)        Illegality. If any Change of Law shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Loan or LIBOR Portion, such Lender shall immediately notify the Administrative Agent and the Borrower in writing of such Change of Law. Upon receipt of such notice, (i) the Borrower’s right to request the making of, conversion to or a new Interest Period for LIBOR Loans or LIBOR Portions with respect to such Lender shall be terminated, and (ii) the Borrower shall, at the request of such Lender, either (A) pursuant to Section 2.01(e), convert any such then outstanding LIBOR Loans or LIBOR Portions of such Lender into Base Rate Loans or Base Rate Portions, as the case may be, at the end of the current Interest Period for such LIBOR Loans or LIBOR Portions or (B) immediately repay or convert any such LIBOR Loans or LIBOR Portions of such Lender if such Lender shall notify the Borrower that such Lender may not lawfully continue to fund and maintain such LIBOR Loans or LIBOR Portions. Any conversion or prepayment of LIBOR Loans or LIBOR Portions made pursuant to the preceding sentence prior to the last day of an Interest Period for such LIBOR Loans or LIBOR Portions shall be deemed a prepayment thereof for purposes of Section 2.13. After any Lender notifies the Administrative Agent and the Borrower of such a Change of Law and until such Lender notifies the Administrative Agent and the Borrower that it is no longer unlawful or impossible for such Lender to make or maintain a LIBOR Loan or a LIBOR Portion, all Revolving Loans and all Portions of the Term Loan of such Lender shall be Base Rate Loans and Base Rate Portions, respectively.
(c)        Increased Costs. If, any Change of Law:
(i)        Shall subject any Lender to any tax, duty or other charge with respect to any Loan or Letter of Credit, or shall change the basis of taxation of payments by the Borrower to any Lender under this Agreement (except for Indemnifiable Taxes, Other Taxes and Taxes excluded from indemnification under Section 2.12); or
(ii)        Shall impose, modify or hold applicable any reserve (excluding any Reserve Requirement or other reserve to the extent included in the calculation of the LIBOR Rate for any Loans or Portions), special deposit, liquidity or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any LIBOR Loan or LIBOR Portion; or
(iii)        Shall impose on any Lender any other condition related to any LIBOR Loan or LIBOR Portion or such Lender’s Commitments;
and the effect of any of the foregoing is to increase the cost to such Lender of making, renewing, or maintaining any such LIBOR Loan or LIBOR Portion or its Commitments or to reduce any amount receivable by such Lender hereunder; then the Borrower shall from time to time, subject to such Lender’s compliance with its obligations under Section 2.15(a), within five (5) Business Days after demand by the Administrative Agent (accompanied by the certificate referred to in the next sentence), pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts; provided that the Borrower shall not be obligated to pay any such amount which arose prior to the date which is 270 days preceding the date of such demand or is attributable to periods prior to the date which is 270 days preceding the date of such demand (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof). A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts, submitted by such Lender to the Administrative Agent for delivery to the Borrower shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.11(c) shall survive the payment and performance of the Obligations and the termination of this Agreement.
(d)        Capital Requirements. If any Lender determines that any Change of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. A certificate setting forth in reasonable detail the amount of such increased costs, submitted by any Lender to the Administrative Agent for delivery to the Borrower shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.11(d) shall survive the payment and performance of the Obligations and the termination of this Agreement.
2.12.        Taxes on Payments.
(a)        Except as otherwise expressly provided in this Section 2.12, all payments by the Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction for, any and all present or future federal, state, local and foreign taxes, levies, imposts, duties, deductions, fees, assessments, withholdings, or other charges of whatever nature and all interest, penalties and other liabilities with respect thereto, including withholding taxes imposed by any jurisdiction or any political subdivision thereof, but excluding (i) taxes imposed on a Lender’s overall net income and franchise taxes imposed on such Lender, in each case, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof and (ii) any taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements of FATCA (all such nonexcluded taxes, levies, imposts, duties, deductions, fees, assessments, withholdings, or other charges of whatever nature and all interest, penalties and other liabilities being referred to herein as “Indemnifiable Taxes”). If Indemnifiable Taxes are imposed in respect of any sum payable hereunder to any Lender, then (i) subject to the penultimate sentence of Section 2.12(e), the sum payable shall be increased by the amount necessary so that after making all required deductions such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all required deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law. For the avoidance of doubt, for purposes of this Section 2.12, “applicable law” includes FATCA.

(b)         Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any excise, transfer, sales and use, value added or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Credit Document (hereinafter referred to as “Other Taxes”).
(c)        Tax Indemnification. Subject to the penultimate sentence of Section 2.12(e), the Borrower agrees to indemnify the Administrative Agent and each Lender for the full amount of all Indemnifiable Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within 30 days following the date the Administrative Agent or such Lender makes written demand therefor.
(d)        Evidence of Payment. Within 30 days after the date of any payment of Taxes or Other Taxes withheld hereunder (and, with respect to any Taxes or Other Taxes not so withheld, to the extent available), the Borrower will furnish to the Administrative Agent, at the Administrative Agent’s office, the original or a certified copy of a receipt evidencing payment thereof.
(e)        Withholding Exemption Certificates. On or prior to the date of the initial Loans or, if such date does not occur within thirty (30) days after the date of this Agreement, by the end of such 30-day period, each Lender which is not organized under the laws of the United States or a state thereof shall deliver to the Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or successor applicable form), as the case may be, certifying in each case that such Lender is entitled to receive payments of interest under this Agreement without deduction or withholding of any United States federal income taxes, or (B) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC and cannot deliver either United States Internal Revenue Service Form W-8BEN, FormW-8BEN-E or Form W-8ECI (with respect to a complete exemption under an income tax treaty) pursuant to clause (A) above (any such lender, a “Non-Bank Lender”), (x) a certificate substantially in the form of Exhibit K (any such certificate, a “Non-Bank Certificate”) and (y) two accurate and complete original signed copies of United States Internal Revenue Service Form W-8BEN or Form W-8BEN-E (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement. Each such Lender further agrees (i) promptly to notify the Borrower and the Administrative Agent of any change of circumstances which would prevent such Lender from receiving payments hereunder without any deduction or withholding of Indemnifiable Taxes and (ii) if such Lender has not so notified the Borrower and the Administrative Agent of any change of circumstances which would prevent such Lender from receiving payments hereunder without any deduction or withholding of Indemnifiable Taxes, then upon the reasonable request of the Borrower or the Administrative Agent, to deliver to the Borrower and the Administrative Agent a new certificate or form, certifying that such Lender is entitled to receive payments under this Agreement without deduction of Indemnifiable Taxes, but only if and to the extent such Lender is legally entitled to do so. If a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15) fails to provide to the Borrower or the Administrative Agent pursuant to the first sentence of this Section 2.12(e) (or, in the case of an Assignee Lender, Section 8.05(c)) any certificates or other evidence required by such provision to establish that such Lender is, at the time it becomes a Lender hereunder, entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, such Lender shall not be entitled to any indemnification under Section 2.12(a) for any such Taxes imposed on such Lender primarily as a result of such failure, except to the extent that such Lender (or its assignor, if any) was entitled, at the time such Lender became a Lender hereunder, to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 2.12(a). Notwithstanding anything to the contrary contained in this Section 2.12, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.12(a) and Section 2.12(c) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date (or, in the case of any Lender becoming a Lender more than 30 days following the July 2017 Amendment Effective Date, after the date such Lender becomes a Lender) in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to Taxes other than FATCA, and, in the case of FATCA, any such change that is not substantially comparable or materially more onerous to comply with than FATCA.
(f)        Lender to Use Reasonable Efforts. Any Lender claiming any additional amounts in respect of Indemnifiable Taxes payable pursuant to this Section 2.12 shall use reasonable efforts (consistent with legal and regulatory restrictions and such Lender’s internal policies) to file any certificate or document reasonably requested by the Borrower, if the making of such a filing would avoid the need for or reduce the amount of any such Indemnifiable Taxes attributable to the Loans and would not, in the sole determination of such Lender, result in any unreimbursed loss, cost or expense or otherwise be disadvantageous to such Lender.
(g)         Survival. Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.12 shall survive the payment in full of principal, interest and all other Obligations hereunder.
(h)        Tax Returns. Nothing contained in this Section 2.12 shall require the Administrative Agent or any Lender to make available any of its Tax Returns or any other information that it deems to be confidential or proprietary.
(i)        FATCA. If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall use reasonable efforts to deliver to the Borrower and the Administrative Agent such documentation as is required by FATCA. Solely for purposes of this clause (i), FATCA shall include any amendments made to FATCA after the date of this Agreement.
2.13.        Funding Loss Indemnification. If the Borrower shall (a) repay, prepay or convert any LIBOR Loan or LIBOR Portion on any day other than the last day of an Interest Period therefor (whether a scheduled payment, an optional prepayment or conversion, a mandatory prepayment or conversion, a payment upon acceleration or otherwise), (b) fail to borrow any LIBOR Loan or LIBOR Portion for which a Notice of Loan Borrowing has been delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), (c) fail to convert any Revolving Loans into LIBOR Loans or any Portion of a Term Loan Borrowing into a LIBOR Portion in accordance with a Notice of Conversion delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), or (d) fail to continue a LIBOR Loan or a LIBOR Portion for which a Notice of Interest Period Selection has been delivered to the Administrative Agent, the Borrower shall pay to the appropriate Lender within five (5) Business Days after demand a prepayment fee, failure to borrow fee, failure to convert fee or failure to continue fee, as the case may be (determined as though 100% of the LIBOR Loan or LIBOR Portion had been funded in the London interbank eurodollar currency market), equal to the sum of:
(a)        the amount, if any, by which (i) the additional interest would have accrued on the amount prepaid or not borrowed at the LIBOR Rate plus the Applicable Margin for LIBOR Loans and LIBOR Portions if that amount had remained or been outstanding through the last day of the applicable Interest Period exceeds (ii) the interest that such Lender could recover by placing such amount on deposit in the London interbank eurodollar currency market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable Interest Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus
(b)        all reasonable out-of-pocket expenses incurred by such Lender reasonably attributable to such payment, prepayment or failure to borrow.
Each Lender’s determination of the amount of any prepayment fee payable under this Section 2.13 shall be conclusive in the absence of manifest error. The obligations of the Borrower under this Section 2.13 shall survive the payment and performance of the Obligations and the termination of this Agreement.
2.14.        Security.
(a)        Security Documents. The Loans, together with all other Obligations, shall be secured by the Liens granted by the Borrower under the Security Documents. All obligations of a Guarantor under the Credit Documents shall be secured by the Liens granted by such Guarantor under the Security Documents. So long as the terms thereof are in compliance with this Agreement, each Lender Rate Contract and Lender Bank Product shall be secured by the Lien of the Security Documents with the priority set forth in Section 6.02.
(b)        Further Assurances. Subject to the limitations set forth in Section 5.01(i) and the Security Documents, the Borrower shall deliver, and shall cause each Guarantor to deliver, to the Administrative Agent such security agreements, pledge agreements, control agreements, and other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements) as the Administrative Agent may reasonably request to:

(i)        grant, perfect, maintain, protect and evidence security interests in favor of the Administrative Agent, for the benefit of the Lender Parties, in the Collateral prior to the Liens or other interests of any Person, except for Permitted Liens; and
(ii)        otherwise establish, maintain, protect and evidence the rights provided to the Administrative Agent, for the benefit of the Lender Parties, pursuant to the Security Documents.
The Borrower shall fully cooperate with the Administrative Agent and the Lenders and perform all additional acts requested by the Administrative Agent or any Lender to effect the purposes of this Section 2.14.
2.15.        Mitigation Obligations; Replacement of the Lenders.
(a)        If any Lender shall demand any payment under Section 2.11(c), Section 2.11(d) or Section 2.12(a), then such Lender shall (at the request of the Borrower) use its commercially reasonable efforts to designate a different Applicable Lending Office for the funding or booking of its Loans hereunder or to assign its rights and obligation hereunder to another of its offices, branches or Affiliates, if such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11(c), Section 2.11(d) or Section 2.12(a), as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense or would not otherwise be disadvantageous to such Lender. The Borrower shall pay all reasonable costs and expenses incurred by such Lender in connection with any such designation or assignment.
(b)        If (a) any Lender shall become a Defaulting Lender, (b) any Lender shall suspend its obligation to make or maintain LIBOR Loans or LIBOR Portions pursuant to Section 2.11(b) for a reason which is not applicable to any other Lender, (c) any Lender shall demand any payment under Sections 2.11(c), 2.11(d) or 2.12(a) and such Lender has declined or is unable to designate a different Applicable Lending Office pursuant to Section 2.15(a), or (d) any Lender has not consented to a proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 8.04 that requires the consent of all Lenders or each Lender affected thereby and which has been approved by the Required Lenders as provided in Section 8.04, then the Administrative Agent may (or upon the written request of the Borrower if the Borrower has located or identified a Replacement Lender that is an Eligible Assignee and is reasonably acceptable to the Administrative Agent as contemplated below, shall use commercially reasonable efforts to) replace such Lender (the “Affected Lender”), or cause such Affected Lender to be replaced, with another lender (the “Replacement Lender”) satisfying the requirements of an Assignee Lender under Section 8.05(c), by having the Affected Lender sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 2.15, participations in L/C Obligations and in Swing Line Loans) to the Replacement Lender pursuant to Section 8.05(c); provided, however, that neither the Administrative Agent nor any Lender shall have any obligation to identify or locate a Replacement Lender for the Borrower (it being expressly agreed that in such circumstances it is the Borrower’s obligation to identify or locate a Replacement Lender that is an Eligible Assignee and is acceptable to the Administrative Agent). Upon receipt by any Affected Lender of a written notice from the Administrative Agent stating that the Administrative Agent is exercising the replacement right set forth in this Section 2.15, such Affected

Lender shall sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 2.15, participations in L/C Obligations and in Swing Line Loans) to the Replacement Lender pursuant to an Assignment Agreement and Section 8.05(c) for a purchase price equal to the sum of the principal amount of the Affected Lender’s Loans so sold and assigned or such other amount is agreed to by such Affected Lender and such Replacement Lender), all accrued and unpaid interest thereon and its ratable share of all fees and other amounts to which it is entitled. Notwithstanding the foregoing, a Lender that is an Affected Lender shall not be required to make an assignment as described in this Section 2.15(b), if prior to the effectiveness of the applicable assignment, the circumstances which made such Lender an Affected Lender cease to apply, whether as a result of a waiver by the applicable Lender or otherwise.
2.16.        Defaulting Lenders.
(a)         Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)         Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, modification, supplement, extension, termination, waiver or consent with respect to this Agreement or any other Credit Document shall be restricted as set forth in the definition of Required Lenders and in the Defaulting Lender Amendment Paragraph.
(ii)        Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.02, received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.06(a) or otherwise), subject to the proviso in Section 2.10(a)(iii), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender; third, if so determined by the Administrative Agent or requested by the L/C Issuer, to Cash Collateralize the L/C Issuer’s Fronting Exposures with respect to such Defaulting Lender in accordance with Section 2.16(c); fourth, if so requested by the Borrower (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so agreed by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposures with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16(c); sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Borrowings and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)         Certain Fees. Any Defaulting Lender (A) shall not be entitled to receive any Commitment Fee under Section 2.05(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fees that otherwise would have been required to have been paid to that Defaulting Lender) and (B) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.02(i).
(iv)         Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s Revolving Proportionate Share of the Effective Amount of L/C Obligations and Swing Line Loans shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Proportionate Shares (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that such reallocation does not cause the sum of (I) the Effective Amount of all Revolving Loans made by such Non-Defaulting Lender outstanding at such time and (II) such Non-Defaulting Lender’s Total Lender Risk Participation at such time to exceed such Non-Defaulting Lender’s Revolving Loan Commitment at such time. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)        Cash Collateral; Prepayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, immediately following notice by the Administrative Agent, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize such Defaulting Lender’s Revolving Proportionate Share of the Effective Amount of L/C Obligations (after giving effect to any partial reallocation pursuant to clause (iv) above) in accordance with Section 2.16(c).

(vi)         Termination of Revolving Loan Commitment. The Borrower may terminate the unused amount of the Revolving Loan Commitment of a Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of clause (ii) above will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender may have against such Defaulting Lender.
(b)         Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuer and the Swing Line Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Proportionate Shares (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)         Cash Collateral Provisions.
(i)         At any time that there shall exist a Defaulting Lender, within one (1) Business Day after the request of the Administrative Agent or the L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure of the L/C Issuer (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender). In addition, as a condition to issuing any Letter of Credit, the L/C Issuer may require that the Borrower deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(ii)         All Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent and the L/C Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral, all as security for the Defaulting Lender’s obligations to which such Cash Collateral may be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrower or the relevant Defaulting Lender will, within one (1) Business Day after the request of the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(iii)         Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.16 in respect of Letters of Credit, shall be held and applied to the satisfaction of the Defaulting Lender’s obligations to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(iv)         Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure shall be released promptly following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)), or (B) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and, following the application as provided in clause (iii) above, may be otherwise applied in accordance with Section 6.02), and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.17.         Incremental Term Loans; Increases in the Total Revolving Loan Commitment
(a)        Incremental Term Loans.
(i)        The Borrower may at any time prior to the Term Loan Maturity Date request one or more Borrowings of additional Term Loans (each, an “Incremental Term Loan”); provided, however, that the Borrower shall not make such a request if the conditions set forth in Section 2.17(i) are not satisfied. Any such request shall be submitted by the Borrower to the Administrative Agent (which shall promptly forward copies to the existing Term Lenders), specify the proposed Incremental Effective Date (as defined below) and amount of such proposed Incremental Term Loan Borrowing and be accompanied by a certificate of a Responsible Officer of the Borrower certifying that no Event of Default exists or will occur as a result of such Incremental Term Loan Borrowing. Only those existing Term Lenders that agree to extend an Incremental Term Loan as part of such Incremental Term Loan Borrowing (each, an “Incremental Term Lender”) and those New Lenders that agree to extend an Incremental Term Loan as part of such Incremental Term Loan Borrowing that shall be entitled to receive any fees in connection with such Incremental Term Loan Borrowing. No Term Lender shall have any obligation, express or implied, to offer any Incremental Term Loan. Only the consent of each Incremental Term Lender shall be required for an advance of an Incremental Term Loan pursuant to this Section 2.17(a). No Term Lender that elects not to advance an Incremental Term Loan may be replaced in respect of its existing Term Loan as a result thereof without such Term Lender’s written consent.
(ii)        Any Incremental Term Loans will be made subject to this Agreement pursuant to an amendment (an “Incremental Term Loan Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed (in the case of such amendment to this Agreement) by the Borrower, each Incremental Term Lender, if any, each New Lender, if any, and the Administrative Agent. The Incremental Term Loans shall have terms and conditions substantially identical to those applicable to the Closing Date Term Loans (other than with respect to pricing (provided that the pricing for the Incremental Term Loans shall be based on the same “Tiers” and corresponding Total Leverage Ratios (but not necessarily the same Applicable Margins) as is set forth in the then effective definition of Applicable Margin), arrangement fees, upfront fees and additional fees, amortization, maturity and any different drawing conditions that are agreed to in the applicable Incremental Term Loan Amendment) and will be otherwise on terms and subject to conditions reasonably satisfactory to the Administrative Agent. Each Incremental Term Loan Amendment shall, without the consent of any other Lenders, amend the provisions of this Agreement and the other Credit Documents to set forth the terms of the Incremental Term Loans, including the amount and final maturity thereof (which shall not be earlier than the Revolving Loan Maturity Date or the Term Loan Maturity Date), any provisions relating to amortization (it being agreed that the weighted average life of such loans may be no less than the then current weighted average life of the Closing Date Term Loans and that there shall be no provisions for mandatory prepayments of and offers to prepay the Incremental Term Loans (other than on a ratable basis with the Closing Date Term Loans)) and the interest to accrue and be payable thereon and any fees to be payable in respect thereof, and to effect such other changes as the Borrower and the Administrative Agent shall deem reasonably necessary or advisable in connection with such Incremental Term Loans. If the Applicable Margin for any Incremental Term Loans payable to the Lenders in respect of such Incremental Term Loans exceeds the Applicable Margin for the Closing Date Term Loans (determined as of the July 2017 Amendment Effective Date) by more than 1.00%, then (x) the Applicable Margins for the Closing Date Term Loans shall be increased so that the Applicable Margin for the Closing Date Term Loans (determined as of the July 2017 Amendment Effective Date, but giving effect to such increase in the Applicable Margins) is no more than 1.00% less than the Applicable Margin for such Incremental Term Loans and (y) the Applicable Margins for the Revolving Loans shall be increased by a corresponding amount. For purposes of comparing the Applicable Margins of the Incremental Term Loans and the Closing Date Term Loans, such Applicable Margins shall be calculated in the manner described in the foregoing sentence for each “Tier” of the definition of Applicable Margin (assuming such “Tier” were in effect for the entire term of the Incremental Term Loans and Closing Date Term Loans), and any increase to the Applicable Margins for the Closing Date Term Loans and Revolving Loans shall be made pursuant to the foregoing sentence only with respect to those “Tiers” of the definition of Applicable Margin for which the Applicable Margin for the Closing Date Term Loans is more than 0.50% less than the interest at the corresponding pricing tiers applicable to such Incremental Term Loans. All Incremental Term Loans shall rank pari passu in right of payment with the other Loans and shall benefit equally and ratably from the Security Documents.

(b)        Increases in the Total Revolving Loan Commitment. The Borrower may, at any time prior to the Revolving Loan Maturity Date, request to increase the Total Revolving Loan Commitment provided, however, that the Borrower shall not make such a request if the conditions set forth in Section 2.17(i) are not satisfied. Any such request shall be submitted by the Borrower to the Administrative Agent (which shall promptly forward copies to the existing Revolving Lenders), specify the proposed Incremental Revolving Effective Date (as defined below) and amount of such proposed increase in the Total Revolving Loan Commitment and be accompanied by a certificate of a Responsible Officer of the Borrower certifying that no Event of Default exists or will occur as a result of such increase in the Total Revolving Loan Commitment. Only those existing Revolving Lenders that agree to increase the Total Revolving Loan Commitment (each, an “Incremental Revolving Lender”) and those New Lenders that agree to commit to increase the Total Revolving Loan Commitment shall be entitled to receive any fees in connection with such increase in the Total Revolving Loan Commitment. No Revolving Lender shall have any obligation, express or implied, to offer an increase in its Revolving Loan Commitment. Only the consent of each Incremental Revolving Lender shall be required for an increase in the respective Revolving Loan Commitment pursuant to this Section 2.17(b). No Revolving Lender that elects not to increase the amount of its Revolving Loan Commitment may be replaced in respect of its existing Revolving Loan Commitment as a result thereof without such Revolving Lender’s written consent.
(c)        Identification of Lenders. Each existing Term Lender (for an Incremental Term Loan Borrowing) or existing Revolving Lender (for an increase in the Total Revolving Loan Commitment) shall, within ten (10) Business Days after the Borrower have submitted their request under Section 2.17(a) or Section 2.17(b), as applicable, specify the amount of the proposed Incremental Term Loan or increase in its Revolving Loan Commitment which it is willing to offer. To the extent the Incremental Term Loan Commitments of the existing Term Lenders or increased Revolving Loan Commitments of the existing Revolving Lenders, as applicable, are insufficient or at an earlier time agreed to by the Borrower and the Administrative Agent, the Borrower may designate new lenders who qualify as Eligible Assignees and which are reasonably acceptable to the Administrative Agent as additional Lenders hereunder in accordance with this Section 2.17(c) (each such new Lender being a “New Lender”), which New Lender may advance all or a portion of an Incremental Term Loan Borrowing or provide all or a portion of the increase in the amount of the Total Revolving Loan Commitment. The Administrative Agent may agree to assist the Borrower in identifying new lenders who qualify as Eligible Assignees, and if the Administrative Agent so agrees, the Borrower may pay a fee to the Administrative Agent solely for the account of the Administrative Agent in connection with such services. The Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of an increased aggregate principal amount of Incremental Term Loans among Incremental Term Lenders and New Lenders. The Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of an increased aggregate principal amount of the Total Revolving Loan Commitment among Incremental Revolving Lenders and New Lenders.
(d)        Joinder of New Lenders. Each New Lender shall become an additional party hereto as a New Lender concurrently with the effectiveness of the proposed Incremental Term Loan Borrowing or increase in the Total Revolving Loan Commitment upon its execution of an instrument of joinder (which may contain such modifications to this Agreement and terms and conditions relating thereto as may be necessary solely to ensure that the Incremental Term Loans made by such New Lenders as part of such Incremental Term Loan Borrowings or the Revolving Loans made by such New Lender under the increased Total Revolving Loan Commitment are treated as Obligations for all purposes under the Credit Documents), in each case in form and substance reasonably satisfactory to the Administrative Agent. Each New Lender shall provide the documentation required by Section 2.12.
(e)        Conditions to Incremental Effective Date. The obligation of the applicable Incremental Term Lenders and New Lenders to make an Incremental Term Loan is subject to compliance with the terms of this Section 2.17 and the satisfaction of the conditions set forth in Section 2.17(i), in each case to the reasonable satisfaction of the Administrative Agent. The obligation of the applicable Incremental Revolving Lenders and New Lenders to increase the Total Revolving Loan Commitment is subject to compliance by the Borrower with the terms set forth in this Section 2.17 and the reasonable satisfaction of the conditions set forth in Section 2.17(i), in case to the satisfaction of the Administrative Agent. Any increase in the Total Revolving Loan Commitment and/or Incremental Term Loan requested by Borrower shall occur on the date proposed by the Borrower if the conditions identified above are complied with (the “Incremental Effective Date”) in the principal amount equal to (i) the amount to which the Incremental Revolving Lenders are willing to commit as an increase in the Total Revolving Loan Commitment or the aggregate amount which the Incremental Term Lenders are willing to advance as an Incremental Term Loan plus (ii) the aggregate amount offered by the New Lenders with respect to the Total Revolving Loan Commitment or an Incremental Term Loan, in either case as adjusted by the Borrower and the Administrative Agent pursuant to the last sentence of Section 2.17(c).
(f)        Funding of Incremental Term Loans; Rebalancing of Revolving Loan Commitments. On or prior to the Incremental Effective Date, with respect to any Incremental Term Loan, the Administrative Agent shall notify each applicable Incremental Term Lender and New Lender of the amount required to be funded by such Incremental Term Lender or New Lender. On or prior to the Incremental Effective Date, with respect to any increase in the Total Revolving Loan Commitment, the Administrative Agent shall notify each Incremental Revolving Lender and New Lender of the amount required to be paid by or to such Lender so that the Revolving Loans held by the Revolving Lenders on the Incremental Effective Date (before giving effect to any new Revolving Loans made on such date) shall be held by each Revolving Lender pro rata in accordance with the Revolving Loan Commitments of the Revolving Lenders as adjusted pursuant to the last sentence of Section 2.17(c). Each Revolving Lender which is required to reduce the amount of Revolving Loans held by it (each such Revolving Lender, a “Decreasing Lender”) shall irrevocably assign, without recourse or warranty of any kind whatsoever (except that each Decreasing Lender warrants that it is the legal and beneficial owner of the Revolving Loans assigned by it under this Section 2.17(f) and that such Revolving Loans are held by such Decreasing Lender free and clear of adverse claims created by it), to each Incremental Revolving Lender and New Lender participating in the applicable increase in the Total Revolving Loan Commitment, and each applicable Incremental Revolving Lender and New Lender shall irrevocably acquire from the Decreasing Lenders, a portion of the principal amount of the Revolving Loans of each Decreasing Lender (collectively, the “Acquired Portion”) outstanding on the Incremental Effective Date (before giving effect to any new Revolving Loans made on such date) in an amount such that the principal amount of the Revolving

Loans held by each applicable Incremental Revolving Lender, New Lender and Decreasing Lender as of the Incremental Effective Date shall be held in accordance with each such Revolving Lender’s Revolving Proportionate Share (if any) as of such date. Such assignment and acquisition shall be effective on the Incremental Effective Date automatically and without any action required on the part of any party other than the payment by the applicable Incremental Revolving Lenders and New Lenders to the Administrative Agent for the account of the Decreasing Lenders of an aggregate amount equal to the Acquired Portion, which amount shall be allocated and paid by the Administrative Agent promptly after receipt in the type of funds received and to the extent practicable on the Incremental Effective Date to the Decreasing Lenders pro rata based upon the respective reductions in the principal amount of the Revolving Loans held by such Revolving Lenders on the Incremental Effective Date (before giving effect to any new Revolving Loans made on such date). Each of the Administrative Agent and the Revolving Lenders shall adjust its records accordingly to reflect the payment of the Acquired Portion. The payments to be made in respect of the Acquired Portion shall be made by the applicable Incremental Revolving Lenders and New Lenders to the Administrative Agent in Dollars in immediately available funds at or before 12:00 p.m. on the Incremental Effective Date, such payments to be made by the applicable Incremental Revolving Lenders and New Lenders pro rata based upon the respective increases in the amount of the Revolving Loan Commitments held by such Revolving Lenders on the Incremental Effective Date.
(g)        Required Documentation. In connection with any Incremental Term Loan Borrowing or increase the Total Revolving Loan Commitment, the Borrower shall execute and deliver such documentation relating to such Incremental Term Loan Borrowing or increase in the Total Revolving Loan Commitment as the Administrative Agent may reasonably request, including new or amended Incremental Term Loan Notes or Revolving Loan Notes, any joinder agreements related to a New Lender, reaffirmations of the Guaranty executed by the Guarantors, copies of resolutions regarding any Incremental Term Loan Borrowing or increase in the Total Revolving Loan Commitment certified as true and correct by a Responsible Officer of the Borrower, amendments and legal opinions.
(h)        Prepayments of LIBOR Loans. To the extent any of the Revolving Loans acquired by the applicable Incremental Revolving Lenders and New Lenders from the Decreasing Lenders pursuant to Section 2.17(f) above are LIBOR Loans and the Incremental Effective Date is not the last day of an Interest Period for such LIBOR Loans, the Decreasing Lenders shall be entitled to compensation from the Borrower as provided in Section 2.13 (as if Borrower had prepaid such Revolving Loans in an amount equal to the Acquired Portion on the Incremental Effective Date).
(i)        Conditions to All Incremental Term Loans and Increases in Total Revolving Loan Commitments. No Incremental Term Borrowing or increase in the Total Revolving Loan Commitment may be made under this Agreement unless, after giving effect to such Incremental Term Loan Borrowing or increase in the Total Revolving Loan Commitment, each of the following conditions is satisfied:
(i)        The aggregate principal amount of all Incremental Term Loan Borrowings made during the term of this Agreement, together with the aggregate amount of all increases in the Total Revolving Loan Commitment pursuant to this Section 2.17 during the term of this Agreement, does not exceed $75,000,000;
(ii)        The proposed Incremental Term Loan Borrowing or increase in the Total Revolving Loan Commitments shall be equal to $5,000,000 or a multiple of $1,000,000 in excess thereof;
(iii)        The aggregate number of Incremental Term Loan Borrowings made during the term of this Agreement, together with the aggregate number of all increases in the Total Revolving Loan Commitment during the term of this Agreement, does not exceed three (3);
(iv)        The Borrower shall not have previously reduced or cancelled the Total Revolving Loan Commitment pursuant to Section 2.04(a); and
(v)         No Event of Default has occurred and is continuing or shall occur as a result of such Incremental Term Loan Borrowing or increase in the Total Revolving Loan Commitment.
2.18.        One-Time Extension Option.
(a)         The Borrower may make a one-time request, by written notice to the Administrative Agent and each of the Lenders not less than 30 days prior to the earliest Maturity Date, that the Revolving Loan Maturity Date, the Term Loan Maturity Date and the Incremental Term Loan Maturity Date (as to each tranche of Loans, the “Existing Maturity Date”) be extended for one year (the “Requested Maturity Date”). Each Lender, acting in its sole discretion, shall, not later than the date which is 10 days after the receipt by the Lenders of any such notice from the Borrower, notify the Borrower and the Administrative Agent in writing of its election to extend or not to extend the Maturity Date with respect to its Commitments and Loans. Any Lender that does not timely notify the Borrower and the Administrative Agent of its election to extend the Maturity Date shall be deemed to have elected not to extend the Maturity Date with respect to its Commitments and Loans (any Lender that timely notifies the Borrower and the Administrative Agent of an election not to extend its Commitments and Loans and any Lender so deemed to have elected not to extend its Revolving Loan Commitment, Revolving Loans and Term Loans being referred to as a “Terminating Lender”). The election of any Lender to agree to a requested extension shall not obligate any other Lender so to agree. For the avoidance of doubt, each Lender shall only have the option to either elect to or decline to extend its Maturity Date for all of its Commitments and Loans.
(b)         If and only if Lenders holding at least 35% of the aggregate amount of Revolving Loan Commitments and Term Loans on the date of the notice delivered by the Borrower pursuant to Section 2.18(a) above (including Revolving Loan Commitments and Term Loans of all Terminating Lenders on such date) shall have agreed during the period referred to in such Section 2.18(a) to extend the Existing Maturity Date, then (A) the Maturity Date of the Lenders other than Terminating Lenders (each, a “Continuing Lender” and collectively, the “Continuing Lenders”) shall, subject to the other provisions of this Agreement, be extended to the Requested Maturity Date, and as to such Lenders the term “Maturity Date”, as used herein, shall on and after the date as of which the requested extension is effective mean such Requested

Maturity Date; provided that if such date is not a Business Day, then such Requested Maturity Date shall be the next preceding Business Day, (B) the Revolving Loan Commitments, Revolving Loans and Term Loans of the Terminating Lenders shall continue until the Existing Maturity Date, and shall then terminate (and the Total Revolving Loan Commitment shall be permanently reduced by an amount equal to the aggregate Revolving Loan Commitments of the Terminating Lenders on such date), and as to the Terminating Lenders, the term “Maturity Date”, as used herein, shall continue to mean the Existing Maturity Date and (C) on the Existing Maturity Date, the amount of the participations held by each Revolving Lender in each Letter of Credit then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Revolving Lenders that are Continuing Lenders shall hold participations in each such Letter of Credit in proportion to their respective Revolving Proportionate Shares.
(c)         In the event that the Existing Maturity Date shall have been extended for the Continuing Lenders in accordance with Section 2.18(b) and, in connection with such extension, there are Terminating Lenders, the Borrower may, at its own expense, require any Terminating Lender to transfer and assign in whole or in part, without recourse (in accordance with Section 8.05) all or part of its interests, rights and obligations under this Agreement to an Assignee Lender (which Assignee Lender may be another Lender, if another Lender accepts such assignment) that shall assume such assigned obligations and that shall agree that its Revolving Loan Commitment and Term Loans will have the Maturity Date in effect for Continuing Lenders pursuant to Section 2.18(b); provided, however, that (i) the Borrower shall have received a written consent of the Administrative Agent, L/C Issuer and Swing Line Lender in the case of an Assignee Lender that is not a Lender (which consent shall not unreasonably be withheld) and (ii) the assigning Lender shall have received from the Borrower or such Assignee Lender full payment in immediately available funds of the principal of and interest accrued to the date of such payment on the Loans made by it hereunder to the extent that such Loans are subject to such assignment, any fees accrued on such Lender’s Revolving Loan Commitment to the date of such payment and all other amounts owed to it hereunder (including any amounts that would be payable to the assigning Lender pursuant to Section 2.13 if such assignment were, instead, a prepayment of the Loans of such Lender). Any such Assignee Lender’s Maturity Date shall be the Maturity Date in effect at the time of such assignment for the Continuing Lenders. The Borrower shall not have any right to require a Lender to assign any part of its interests, rights and obligations under this Agreement pursuant to this Section 2.18(c) unless it has notified such Lender in writing of its intention to require the assignment thereof at least ten days prior to the proposed assignment date.
(d)         Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:
(i)    no Default shall have occurred and be continuing on the date of such extension and after giving effect thereto; and
(ii)         The representations and warranties of the Loan Parties set forth in Article IV and in the other Credit Documents are true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) on and as of the extension date, or if such representation speaks as of an earlier date, as of such earlier date.
(e)         Conflicting Provisions. To the extent inconsistent, this Section shall supersede any provisions in Section 2.10 or Section 8.04 to the contrary.
ARTICLE III.     CONDITIONS PRECEDENT.
3.01.        Initial Conditions Precedent. The Closing Date and the obligations of the Lenders to make the Loans comprising the initial Borrowing are subject to the satisfaction or waiver of the conditions set forth on Schedule 3.01 as in effect on the Closing Date.
3.02.        Conditions Precedent to each Credit Event. The occurrence of each Credit Event (including the initial Borrowings occurring on the Closing Date and any Incremental Term Loan Borrowing) is subject to the further conditions that:
(a)        The Borrower shall have delivered to the Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender, the Notice of Borrowing or Letter of Credit Application, as the case may be, for such Credit Event in accordance with this Agreement; and
(b)        On the date such Credit Event is to occur and after giving effect to such Credit Event, the following shall be true and correct:
(i)        The representations and warranties of the Loan Parties set forth in Article IV and in the other Credit Documents are true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality, in which case such representation and warranty must be true in all respects) as if made on such date, or if such representation speaks as of an earlier date, as of such earlier date;
(ii)        No Default has occurred and is continuing or will result from such Credit Event; and
(iii)        No material adverse change in the business, assets, liabilities, operations, performance or condition (financial or otherwise) of the Borrower individually or the Credit Parties (taken as a whole) has occurred since December 31, 2016.
The submission by the Borrower to the Administrative Agent of each Notice of Borrowing and each Letter of Credit Application shall be deemed to be a representation and warranty by the Borrower that each of the statements set forth above in this Section 3.02(b) is true and correct as of the date of such notice.
ARTICLE IV.    REPRESENTATIONS AND WARRANTIES.
4.01.        Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders for itself and each of the other Loan Parties as follows and agrees that each of such representations and warranties shall be deemed to survive until full payment of the Obligations and shall apply anew to each Credit Event.
(a)        Due Incorporation, Qualification, etc. Each Loan Party (i) is a corporation, partnership, limited liability company or other business entity duly organized, validly existing and, in the case of a Domestic Subsidiary, in good standing under the laws of its jurisdiction of incorporation or formation, as applicable; (ii) has the organizational power and authority to own, lease and operate its Properties and carry on its business as now conducted in all material respects; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation, partnership or limited liability company, as applicable, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license except where the failure to be so qualified or licensed individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.
(b)        Authority. The execution, delivery and performance by each Credit Party of each Credit Document executed, or to be executed, by such Credit Party and the consummation of the transactions contemplated thereby (i) are within the power of such Credit Party and (ii) have been duly authorized by all necessary actions on the part of such Credit Party.
(c)        Enforceability. Each Credit Document executed, or to be executed, by each Credit Party has been, or will be, duly executed and delivered by such Credit Party and constitutes, or will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
(d)        Non-Contravention. The execution and delivery by each Credit Party of the Credit Documents executed by such Credit Party and the performance and consummation of the transactions (including the use of Loan and Letter of Credit proceeds) contemplated thereby do not (i) conflict with any Requirement of Law applicable to such Credit Party; (ii) conflict with any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of such Credit Party under Material Contracts; (iii) with respect to the execution and delivery of the Credit Documents by any Credit Party, result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any Property, asset or revenue of such Credit Party (except such Liens as may be created in favor of the Administrative Agent, for the benefit of the Lender Parties, pursuant to this Agreement or the other Credit Documents), (iv) result in a revocation, termination or other material restriction on any Licenses material to the business, operations or properties of the Credit Parties, or (v) conflict with any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which it is subject, in each case, except where such action could not reasonably be expected to have a Material Adverse Effect.
(e)        Approvals.
(i)        No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including,

without limitation, the equity holders of any Person) is required in connection with the borrowing of the Loans, the granting of Liens under the Credit Documents, the execution and delivery of the Credit Documents (or any documents executed in connection therewith) executed by any Credit Party or the performance or consummation of the transactions contemplated hereby and thereby, except for those which have been made or obtained and are in full force and effect and filings or recordings contemplated in connection with this Agreement or any Security Document.
(ii)        All Governmental Authorizations required for the operations of the Loan Parties have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions, except where any such failure to obtain such Governmental Authorizations or any such conflict or restriction could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Loan Party has received any written notice or other written communications from any Governmental Authority regarding (A) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Governmental Authorization, or (B) any other limitations on the conduct of business by any Loan Party, except where any such revocation, withdrawal, suspension, termination, modification, imposition or limitation could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(iii)        No Governmental Authorization is required for either (x) the pledge or grant by any Credit Party as applicable of the Liens purported to be created in favor of the Administrative Agent in connection herewith or any other Credit Document or (y) the exercise by the Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Security Documents or created or provided for by any Governmental Rule), except for (1) such Governmental Authorizations that have been obtained and are in full force and effect, and (2) filings or recordings contemplated in connection with this Agreement or any Security Document.
(f)        No Violation or Default. No Loan Party is in violation of or in default with respect to any Requirement of Law applicable to such Person (including Regulations T, U and X, the Investment Company Act and Anti-Terrorism Laws) where, in each case, such violation or default could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.
(g)        Litigation. Except as set forth in Schedule 4.01(g) to the Disclosure Letter, no actions (including derivative actions), suits, proceedings (including arbitration proceedings or mediation proceedings) or investigations are pending or threatened in writing against any Loan Party at law or in equity in any court, arbitration proceeding or before any other Governmental Authority which (i) could reasonably be expected to (alone or in the aggregate) have a Material Adverse Effect or (ii) seek to enjoin, either directly or indirectly, the execution, delivery or performance by any Loan Party of the Credit Documents or the transactions contemplated thereby or any documents executed in connection therewith.
(h)        Property, Etc.

(i)         As of the July 2017 Amendment Effective Date, all real property owned by the Credit Parties with a value in excess of $1,000,000 is described in Schedule 4.01(h) to the Disclosure Letter. The Loan Parties own and have good and marketable title, or a valid leasehold interest in, all their respective material properties and assets as reflected in the most recent Financial Statements of the Loan Parties delivered to the Administrative Agent (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Agreement since the date of such Financial Statements) and all respective material assets and properties acquired by the Loan Parties since such date (except those disposed of in the ordinary course of business or otherwise in compliance with this Agreement), except, in each case, such defects in title that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Such assets and properties are subject to no Lien, except for Permitted Liens.
(ii)         No Loan Party (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other written communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could have, individually or in the aggregate, a Material Adverse Effect. Each Loan Party’s use and operation of its business properties are in compliance with all applicable Governmental Rules, including all applicable land use and zoning laws, except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect.
(i)        Financial Statements. The Financial Statements of Holdings and its Subsidiaries which have been delivered to the Administrative Agent, (i) are in accordance with the books and records of Holdings, which have been maintained in accordance with good business practice; (ii) except as indicated in the accountant’s report, have been prepared in conformity with GAAP; and (iii) fairly present in all material respects the financial conditions and results of operations of Holdings and its Subsidiaries as of the date thereof and for the period covered thereby (except in the case of quarterly unaudited Financial Statements, for the lack of footnotes and being subject to year-end audit adjustments and in the case of consolidating Financial Statements for the lack of any presentation of information other than statements of operations and balance sheet). None of Holdings and its Subsidiaries has any Contingent Obligations, liability for taxes or other outstanding obligations which, in any such case, are material in the aggregate, except as disclosed in the Financial Statements of the Loan Parties furnished to the Administrative Agent and the Lenders pursuant to Section 3.01, or in the Financial Statements delivered to the Administrative Agent pursuant to Section 5.01(a).
(j)        Creation, Perfection and Priority of Liens; Equity Securities.
(i)        As of the Closing Date (or as of the date any Loan Party becomes party to the Credit Documents after the Closing Date, as to such Loan Party), (x) the execution and delivery of the Security Documents by the Loan Parties, together with the filing of any Uniform Commercial Code financing statements and the recording of the U.S. Patent and Trademark Office filings and U.S. Copyright Office filings delivered to the Administrative Agent for filing and recording, are effective to create in favor of the Administrative Agent, as security for the Obligations or the obligations of a Guarantor under the Credit Documents (as applicable), a valid and perfected (to the extent such security interest may be perfected by the filing a Uniform Commercial Code financing statement) first priority Lien on all of the Collateral as of the Closing Date (or as of the date any Loan Party becomes party to the Credit Documents after the Closing Date, as to such Loan Party) (subject only to Permitted Liens), and (y) all filings and other actions necessary or desirable to perfect and maintain the perfection and first priority status of such Liens have been duly made or taken and remain in full force and effect. In the case of accounts subject to a Control Agreement, when such Control Agreement has been duly executed and delivered by the Borrower or applicable Guarantor, the Administrative Agent and the applicable holder of such accounts, the Security Agreement (together with such Control Agreements) shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower or Guarantor in such Collateral, as security for the Obligations or the obligations of a Guarantor under the Credit Documents (as applicable), in each case prior and superior to the Lien of any other Person, except to the extent set forth in the applicable Control Agreement.
(ii)         All outstanding Equity Securities of the Loan Parties are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (firm or conditional) obligating the Loan Parties (other than Holdings) to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Securities of such Loan Parties, or obligating the Loan Parties to grant, extend or enter into any such agreement or commitment. All Equity Securities of the Loan Parties have been offered and sold in compliance with all federal and state securities laws and all other Requirements of Law, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect.
(k)        Employee Benefit Plans. Except as set forth on Schedule 4.01(k) to the Disclosure Letter:
(i)        Based upon the actuarial assumptions specified for funding purposes in the latest valuation of each Pension Plan that any Loan Party or any ERISA Affiliate maintains or contributes to, or has any obligation under, no such Pension Plan has any Unfunded Pension Liabilities. Neither any Loan Party nor any ERISA Affiliate has any liability with respect to any post-retirement benefit under any employee welfare plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA or similar state law.
(ii)        Each Employee Benefit Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the IRC, and no condition exists or event has occurred with respect to any such Employee Benefit Plan which would result in the incurrence by any Loan Party or any ERISA Affiliate of any material liability, fine or penalty. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of any Loan Party or any ERISA Affiliate is legally valid and binding and in full force and effect. No Employee Benefit Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit. No Loan Party or ERISA Affiliate has engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC with respect to any Employee

Benefit Plan which would result in the incurrence by any Loan Party or ERISA Affiliate of any material liability.
(iii)        No Loan Party or ERISA Affiliate contributes to or has any material contingent obligations to any Multiemployer Plan. No Loan Party or ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. No Loan Party or ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.
(iv)        No Loan Party has (A) engaged in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan; (B) failed to make full payment when due of all amounts due as contributions to any Foreign Plan; or (C) otherwise failed to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above could have a Material Adverse Effect.
(l)        Margin Stock; Other Regulations. No Credit Party owns any Margin Stock which, in the aggregate, would constitute a substantial part of the assets of the Borrower or the Credit Parties (taken as a whole), and not more than 25% of the value (as determined by any reasonable method) of the assets of any Credit Party is represented by Margin Stock. No proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, to purchase, acquire or carry any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock (other than for a Permitted Stock Repurchase consummated in compliance with this Agreement and applicable Governmental Rules). No Credit Party is subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any other Governmental Rule limiting its ability to incur indebtedness.
(m)        Trademarks, Patents, Copyrights and Licenses. The Loan Parties each possess and either own, or have the right to use to the extent required, all necessary trademarks, trade names, copyrights, patents, patent rights and licenses which are material to the conduct of their respective businesses as now operated. The Loan Parties each conduct their respective businesses without infringement or, to the Borrower’s knowledge, claim of infringement of any trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property rights of any other Person (which is not a Loan Party), except where such infringement or claim of infringement could not have a Material Adverse Effect. There is no infringement or, to the Borrower’s knowledge, claim of infringement by others of any material trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property right of the Borrower or any of the other Loan Parties, except where such infringement or claim of infringement could not have a Material Adverse Effect. Each of the patents, trademarks, trade names, service marks and copyrights owned by any Credit Party which is registered with any Governmental Authority is set forth on the schedules to the Security Agreement.

(n)        Governmental Charges. The Loan Parties have filed or caused to be filed with the appropriate taxing authorities all material Tax Returns which are required to be filed by them. Such material Tax Returns accurately reflected all liabilities for material Taxes of the Loan Parties for the periods covered thereby. The Loan Parties have paid, or made provision for the payment of, all material Taxes and other Governmental Charges which have or may have become due pursuant to said Tax Returns or otherwise, except such Governmental Charges, if any, which are being contested in good faith by appropriate proceedings and as to which adequate reserves (determined in accordance with GAAP) have been established. All material Taxes which any Loan Party was required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable. No Loan Party has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes or Governmental Charges, if any such extension is not otherwise permitted to be granted under applicable Law.
(o)        Subsidiaries, Etc. As of the July 2017 Amendment Effective Date, Schedule 4.01(o) to the Disclosure Letter sets forth each of the Subsidiaries of each Loan Party, its jurisdiction of organization, the classes of its Equity Securities, the number of Equity Securities of each such class issued and outstanding, the percentages of Equity Securities of each such class owned directly or indirectly by each Loan Party and whether such Loan Party owns such Equity Securities directly or, if not, the Subsidiary of such Loan Party that owns such Equity Securities and the number of Equity Securities and percentages of Equity Securities of each such class owned directly or indirectly by such Loan Party. As of the July 2017 Amendment Effective Date, all of the outstanding Equity Securities of each such Subsidiary indicated on Schedule 4.01(o) to the Disclosure Letter as owned by each Loan Party are owned beneficially and of record by such Loan Party free and clear of all adverse claims.
(p)        Solvency, Etc. Holdings and its Subsidiaries on a consolidated basis are Solvent (before and after giving effect to any transactions on each date this representation is made or deemed made).
(q)        Labor Matters. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which any Loan Party is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of the Borrower, jurisdictional disputes or organizing activities occurring or threatened which alone or in the aggregate could, in each of the foregoing cases, reasonably be expected to have a Material Adverse Effect.
(r)        Accuracy of Information Furnished; Material Documents.
(i)         The Credit Documents and the other certificates, written statements and information (excluding projections) furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made (after giving effect to all supplements and updates thereto from time to time to the extent permitted by the Credit Documents and provided prior to the date this representation and warranty is made, re-made, affirmed or reaffirmed). All projections furnished by the Loan Parties to the Administrative Agent, the Joint Lead Arrangers and the Lenders in connection with the Credit Documents and the transactions contemplated thereby have been prepared on a basis consistent with the historical Financial Statements described above, in good faith based upon assumptions believed by the Loan Parties to be reasonable at the time prepared and when delivered to the Administrative Agent, it being understood that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the control of the Loan Parties, that no assurance can be given that any particular financial projections will be realized, and that actual results may vary materially from the projections made available in connection with the Credit Documents. It is understood and agreed that for purposes of this Agreement and the other Credit Documents, neither the Borrower nor any other Loan Party shall have any liability under this Section 4.01(r) or any other provision of the Credit Documents requiring the delivery of Confidential Information to any “public-side” Lender who does not wish to receive Confidential Information solely by virtue of such Lender’s electing to be treated as a “public-side” Lender.
(ii)         The copies of the Organizational Documents which have been delivered to the Administrative Agent on the July 2017 Amendment Effective Date are true, correct and complete copies of the respective originals thereof, as in effect on the July 2017 Amendment Effective Date.
(iii)         Schedule 4.01(r)(iii) to the Disclosure Letter (as supplemented by the Borrower in each quarterly Compliance Certificate) sets forth the Material Contracts existing as of the July 2017 Amendment Effective Date or as of the date of delivery of any such supplement.
(s)        Brokerage Commissions. No Loan Party is obligated to pay any brokerage commission, finder’s fee or similar fee or payment in connection with the extensions of credit contemplated by this Agreement as a result of any agreement entered into by any Loan Party. No brokerage or other fee, commission or compensation is to be paid by the Lenders with respect to the extensions of credit contemplated hereby as a result of any agreement entered into by any Loan Party, and the Borrower agrees to indemnify the Administrative Agent and the Lenders against any such claims for brokerage fees or commissions and to pay all expenses including, without limitation, attorney’s fees incurred by the Administrative Agent and the Lenders in connection with the defense of any action or proceeding brought to collect any such brokerage fees or commissions.
(t)        Policies of Insurance. Schedule 4.01(t) to the Disclosure Letter sets forth a true and complete listing of all insurance maintained by the Loan Parties as of the July 2017 Amendment Effective Date. Such insurance has not been terminated and is in full force and effect, and each of the Loan Parties has taken all action required to be taken as of the July 2017 Amendment Effective Date to keep unimpaired its rights thereunder.
(u)         Sanctions, Anti-Terrorism and Anti-Corruption.

(i)         Each Covered Entity (A) is not and will not become a Designated Person; (B) is not and will not become controlled by a Designated Person; (C) has not received and will not receive funds or other Property from a Designated Person; (D) is not on the Sectoral Sanctions Identification List under Executive Order 13662; (E) has not and will not engage in transaction or other activities prohibited under Sectoral Sanctions directives pursuant to Executive Order 13662; and (F) is not and will not become in breach of, or is not the subject of any action or investigation under, any Anti-Terrorism Law. Each Covered Entity does not engage and will not engage in any dealings or transactions, and is not and will not be otherwise associated, with any Designated Person. Each Covered Entity is in compliance, in all respects, with the Patriot Act. Each Covered Entity has taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws including the requirement that (x) no Person who owns any direct or indirect interest in such Covered Entity is a Designated Person and (y) funds invested directly or indirectly in such Covered Entity are derived from legal sources.
(ii)         No portion of the proceeds of any Loan, L/C Credit Extension or other credit made hereunder has been or will be used, directly or indirectly for, and no fee, commission, rebate or other value has been or will (A) be paid to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable Governmental Rules, including the U.S. Foreign Corrupt Practices Act of 1977 (collectively, with such Governmental Rules, “Anti-Corruption Laws”), as amended or (B) be used to violate any Anti-Terrorism Law.
(v)        Permitted Stock Repurchase(s). The actions of the Loan Parties in connection with any Permitted Stock Repurchase and any and all transactions entered into or consummated by a Loan Party in connection with such Permitted Stock Repurchase (including the purchase of the capital stock of Holdings) will be and have been consummated in accordance in all material respects with applicable Governmental Rules (including, without limitation, the General Corporation Law of the State of Delaware (or Holdings’ state of organization if no longer Delaware) and the regulations of the Federal Reserve Board, including Regulations T, U and X).
4.02.         Reaffirmation. The Borrower shall be deemed to have reaffirmed, for the benefit of the Lenders and the Administrative Agent, each representation and warranty contained in Article IV on and as of the date of each Credit Event, except for representations and warranties expressly made as of a specified date, which shall be true as of such date.
ARTICLE V.    COVENANTS.
5.01.        Affirmative Covenants. So long as any Loan or L/C Obligation remains unpaid, or any other Obligation remains unpaid (except in each case other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), or any portion of any Commitment remains in force, the Borrower will comply, and will cause compliance by the other Loan Parties, with the following affirmative covenants, unless the Required Lenders shall otherwise consent in writing.

(a)        Financial Statements, Reports, etc. The Borrower shall furnish to the Administrative Agent the following, each in such form and such detail as the Administrative Agent shall request:
(i)        As soon as available and in no event later than forty-five (45) days after the last day of each fiscal quarter, copies of the Financial Statements of the Loan Parties (prepared on a consolidated basis) for such fiscal quarter and for the fiscal year to date, which Financial Statements shall be accompanied by a management discussion and analysis from management of Holdings, certified by the president, chief executive officer, chief operating officer or chief financial officer of Holdings to present fairly in all material respects the financial condition, results of operations, cash flows and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);
(ii)        As soon as available and in no event later than ninety (90) days after the close of each fiscal year, copies of the consolidated and consolidating Financial Statements of the Loan Parties for such year, audited (as to the consolidated Financial Statements) and prepared, but unaudited as to consolidating statement of operations and balance sheet, by an independent certified public accountants of recognized national standing or otherwise reasonably acceptable to Administrative Agent, which Financial Statements shall be accompanied by a management discussion and analysis from management of Holdings and copies of the unqualified opinion of such accountants and, to the extent delivered to a Loan Party, management letters delivered by such accountants in connection with all such Financial Statements and prepared in accordance with GAAP;
(iii)        Contemporaneously with the Financial Statements for each fiscal quarter and each fiscal year end required by the foregoing clauses (i) and (ii), a compliance certificate of the president, chief executive officer, chief operating officer or chief financial officer of the Borrower in substantially the form of Exhibit I (a “Compliance Certificate”);
(iv)         As soon as available, and in any event not later than ninety (90) days after the commencement of each fiscal year, the budget and projected financial statements of the Loan Parties for such fiscal year (detailed on a quarterly basis), including, in each case, projected balance sheets, statements of income and retained earnings and statements of cash flow of the Loan Parties, all in reasonable detail and in any event to include projected Capital Expenditures and quarterly projections of the Borrower’s compliance with each of the covenants set forth in Section 5.03 of this Agreement;
(v)        As soon as possible and in no event later than five (5) Business Days after any Loan Party knows of the occurrence or existence of (A) any ERISA Event, (B) any actual or threatened in writing litigation, suits, claims, disputes or investigations against any Loan Party involving stated claims against any Loan Party in excess of $5,000,000 or more (alone or in the aggregate) or in which injunctive relief or similar relief is sought, which relief, if granted, could have a Material Adverse Effect, (C) any other Material Adverse Effect, including (I) breach or non-performance of, or any default under, a Contractual Obligation of a Loan Party; (II) any dispute, litigation, investigation, proceeding or suspension between a Loan Party and any Governmental

Authority; or (III) the commencement of, or any material development in, any litigation or proceeding affecting a Loan Party, including pursuant to any applicable Environmental Laws; or (D) any Default or default under any Subordinated Obligations, a statement of a Responsible Officer of the Borrower setting forth details of such event, condition, Default or default and the action which the Borrower or other applicable Loan Party proposes to take with respect thereto. Each notice pursuant to this Section 5.01(a)(v) shall describe with particularity any and all provisions of this Agreement or other Credit Document that have been breached;
(vi)        Promptly and in no event later than ten (10) Business Days after the establishment or acquisition by a Loan Party of any new Subsidiary or the issuance of any new Equity Securities of the Borrower, a Domestic Subsidiary or a First-Tier Foreign Subsidiary, written notice of such event;
(vii)     As soon as possible and in no event later than five (5) Business Days after the receipt thereof by a Loan Party, a copy of any notice, summons, citations or other written communications concerning any actual, alleged in writing or threatened in writing material violation of any Environmental Law, or any material liability of a Loan Party for Environmental Damages;
(viii)     As soon as possible and in no event later than fifteen (15) Business Days after any Loan Party knows of the termination of a Material Contract (other than expiry in accordance with the terms of such Material Contract), notice of such event that identifies the applicable Material Contract and describes the circumstances related to such termination;
(ix)         Promptly and in no event later than ten (10) Business Days after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which Holdings may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; documents required to be delivered pursuant to this Section 5.01(a)(ix) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto or other direction as to where such information is posted (provided, that Holdings gives written notice to the Administrative Agent of such posting on such date, which notice may be receipt of an automatically generated email link that the Administrative Agent may subscribe to (and available at: http://ir.e-arc.com/); or (ii) on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which the Administrative Agent and Lenders have access; provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent upon request; and
(x)     Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the Properties, operations or condition (financial or otherwise) of the Loan Parties, and compliance by the Borrower with the terms of this Agreement and the other Credit Documents as the Administrative Agent or any Lender may from time to time reasonably request.

Financial information required to be delivered pursuant to Section 5.01(a)(i) and Section 5.01(a)(ii) (in each case, solely to the extent such financial information is included in materials filed with the SEC or posted on the relevant website, as the case may be) shall be deemed to have been delivered to the Administrative Agent on the date on which such information has been posted on Holdings’ behalf on SyndTrak Online (or another relevant website identified by the Borrower to the Administrative Agent and reasonably acceptable to the Administrative Agent) or is available via the EDGAR system of the SEC on the Internet; provided that in each case the Borrower shall (i) notify the Administrative Agent of the posting of any such information, which notice may be receipt of an automatically generated email link that the Administrative Agent may subscribe to (and available at: http://ir.e-arc.com/), (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a)(ii), the Borrower separately delivers to the Administrative Agent a report of independent certified public accountants of national recognized standing or otherwise reasonably acceptable to the Administrative Agent in accordance with Section 5.01(a)(ii), and (iii) deliver paper copies of any such documents to the Administrative Agent if the Administrative Agent requests. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent.
(b)        Books and Records. The Loan Parties shall at all times keep proper books of record and account in which full, true and correct entries will be made of their transactions in accordance with GAAP.
(c)        Inspections. Once each year (or more frequently if an Event of Default has occurred and is continuing), the Loan Parties shall permit the Administrative Agent and each Lender accompanying the Administrative Agent, or any agent or representative thereof, upon reasonable notice and during normal business hours, to visit and inspect any of the properties and offices of the Loan Parties, to examine and analyze the books and records of the Loan Parties and make copies thereof, and to discuss the affairs, finances and business of the Loan Parties with, and, provided that the Borrower shall be afforded the opportunity to be present at any such meetings, to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as the Administrative Agent may request, all at the Borrower’s reasonable expense; provided that (i) the Loan Parties shall not be required to disclose information subject to attorney client privilege, third-party confidentiality, or non-financial proprietary information and trade secrets and (ii) the Borrower shall be responsible for the reasonable expenses related thereto at any time an Event of Default has occurred and is continuing.
(d)        Insurance. The Loan Parties shall:
(i)        Carry and maintain insurance during the term of this Agreement of the types and in the amounts determined by the Loan Parties in accordance with their respective prudent business judgment (and otherwise reasonably satisfactory to the Administrative Agent including the issuer and provider of such insurance), and the Borrower shall deliver evidence of insurance complying with the requirements of this Section 5.01(d), in each case for the business and properties of the Loan Parties and that such policies state that such insurance shall not be cancelled or revised in any material manner without 30 days prior written notice by the insurer to the Administrative Agent;

(ii)        Furnish to any Lender, upon written request, full information as to the insurance carried; and
(iii)        In the case of the insurance maintained by Holdings, the Borrower and any Domestic Subsidiaries, obtain and maintain endorsements acceptable to the Administrative Agent for such insurance (including form 438BFU or equivalent) naming the Administrative Agent as additional insured and the Administrative Agent as lender’s loss payee and including lender’s loss payable endorsements;
provided, however, that if any Loan Party shall fail to maintain insurance in accordance with this Section 5.01(d), or if any Loan Party shall fail to provide the required endorsements with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.
(e)        Governmental Charges. Each Loan Party shall promptly pay and discharge when due all Taxes and other Governmental Charges, except such Taxes, Governmental Charges as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made; provided that in each such case appropriate reserves are maintained in accordance with GAAP and no material property of any Loan Party is at impending risk of being seized, levied upon or forfeited.
(f)        Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans and Term Loans (i) to refinance certain existing Indebtedness of Holdings and its Subsidiaries, (ii) for the payment of fees and expenses incurred in connection with the refinancing described in clause (i) and in connection with this Agreement and the Credit Documents, (iii) for acquisitions, investments, restricted payments and other transactions permitted by this Agreement and the Credit Documents, and (d) to finance ongoing working capital requirements, capital expenditures and other general corporate purposes of Holdings and its Subsidiaries. No part of the proceeds of any Loan or any Letter of Credit shall be used, whether directly or indirectly, (A) to purchase, acquire or carry any Margin Stock (other than for a Permitted Stock Repurchase), (B) for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U, and X, (C) for payment to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable Anti-Corruption Laws, or (D) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Designated Person, or (E) in any manner that would result in the violation of any Anti-Terrorism Laws applicable to any party hereto.
(g)        General Business Operations. Each of the Loan Parties shall, except to the extent permitted under Section 5.02(d), (i) preserve, renew and maintain in full force its corporate, partnership or limited liability company existence and good standing under the Governmental Rules of the jurisdiction of its organization and all of its rights, Licenses, leases, qualifications, privileges franchises and other authority reasonably necessary to the conduct of its business, (ii) conduct its business activities in compliance with all material Requirements of Law and material Contractual Obligations applicable to such Person, (iii) keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and from time to time make, or cause to be made, all necessary and proper repairs, except, in each case, where any failure, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iv) maintain, preserve and protect all of its rights to enjoy and use material trademarks, trade names, service marks, patents, copyrights, Licenses, leases, franchise agreements and franchise registrations that the Loan Parties in their respective reasonable business judgment have determined are necessary for the conduct of their respective businesses and (v) conduct its business in an orderly manner without voluntary interruption. No Loan Party shall change its jurisdiction of formation.
(h)        Compliance with Laws. Each Loan Party shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all Environmental Laws and ERISA, Anti-Terrorism Laws and Anti-Corruption Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (except as otherwise specifically set forth herein with respect to Anti-Terrorism Laws and Anti-Corruption Laws) and the inventory produced or manufactured, if any, by each domestic Loan Party shall comply with the Fair Labor Standards Act.
(i)         New Subsidiaries. The Borrower shall, at its own expense promptly, and in any event within ten (10) Business Days (as such time period may be extended by the Administrative Agent), after the capitalization of or as of the date of the acquisition of any Subsidiary by any Credit Party, or any Immaterial Subsidiary ceases to be an Immaterial Subsidiary, or, within thirty (30) days (as such time period may be extended by the Administrative Agent), after any Foreign Subsidiary becomes a Material Foreign Subsidiary, (A) notify the Administrative Agent of such event in writing (to the extent notice has not already been provided in accordance with Section 5.01(a)(vii)), (B) if such Subsidiary is a Domestic Subsidiary (other than an Excluded Non-Guarantor Entity), cause such Domestic Subsidiary to execute and deliver or otherwise become a party to the Guaranty, the Security Agreement and each other applicable Security Document, in each case in accordance with the terms thereof, and amend the Security Documents as appropriate in light of such event to pledge to the Administrative Agent for the benefit of itself and the Lenders (1) 100% of the Equity Securities of each such Person which becomes a Domestic Subsidiary and (2) 100% of the non-voting Equity Securities (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the IRC) and 65% (or such lesser percentage as is owned by the Borrower or a Guarantor) of the voting Equity Securities (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the IRC) of each such Person which becomes a Foreign Subsidiary (if (and only if) (x) such Foreign Subsidiary is a Material Foreign Subsidiary and (y) the Administrative Agent has so requested from the Borrower, then the applicable Equity Securities of such Foreign Subsidiary shall be pledged pursuant to a pledge agreement (or foreign equivalent thereof) governed by the laws of the jurisdiction of formation of such Foreign Subsidiary in form and substance reasonably acceptable to the Administrative Agent) and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby, (C) deliver (or cause the appropriate Person to deliver) to the Administrative Agent all stock certificates and other instruments constituting Collateral thereunder free and clear of all adverse claims, accompanied by undated stock powers or other instruments of transfer executed in blank (and take such other steps as may be reasonably requested by the Administrative Agent to perfect the Administrative Agent’s first priority Lien in such Collateral consisting of Equity

Securities in compliance with any applicable laws of jurisdictions outside of the United States), (D) cause each document (including each Uniform Commercial Code financing statement and each filing with respect to intellectual property owned by each new Domestic Subsidiary) required by law or reasonably requested by the Administrative Agent or the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lender Parties, a valid, legal and perfected first-priority security interest in and Lien on the Collateral subject to the Security Documents to be so filed, registered or recorded and evidence thereof delivered to the Administrative Agent, (E) deliver (or cause the appropriate Person to deliver) the Organizational Documents, certificates, resolutions and other documents that would have been required of such Subsidiary if such Subsidiary had been a Guarantor on the July 2017 Amendment Effective Date and (F) if requested by the Administrative Agent, deliver an opinion of counsel in form and substance reasonably satisfactory to the Administrative Agent with respect to each new Guarantor, the pledge of the Equity Securities of each Subsidiary, and the other matters set forth in this Section 5.01(i). In addition, the Borrower shall, at its own expense promptly, and in any event within ten (10) Business Days (as such time period may be extended by the Administrative Agent), after the formation of or as of the date of the acquisition of any Subsidiary by any Loan Party cause such Subsidiary to become a party to the Intercompany Subordination Agreement in accordance with the terms thereof. Notwithstanding the foregoing, the Loan Parties shall not be required to provide the Administrative Agent or the Lenders with any Excluded Foreign Credit Support.
(j)         Post-Closing Covenant. No later than August 14, 2017 (as such deadline may be extended by the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent a fully-executed Control Agreement signed by the Borrower, the Administrative Agent and Bank of the West with respect to its account(s) at Bank of the West.
5.02.        Negative Covenants. So long as any Loan or L/C Obligation remains unpaid, or any other Obligation remains unpaid (except in each case other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), or any portion of any Commitment remains in force, the Borrower will comply, and will cause compliance by the other Loan Parties or Loan Parties, as applicable, with the following negative covenants, unless the Required Lenders shall otherwise consent in writing.
(a)        Indebtedness. None of the Loan Parties shall create, incur, assume or permit to exist any Indebtedness except for the following (“Permitted Indebtedness”):
(i)        Indebtedness of the Loan Parties under the Credit Documents and any documents related to any Lender Bank Products;
(ii)        Indebtedness (excluding purchase money Indebtedness and Capital Lease obligations) of the Loan Parties listed in Schedule 5.02(a) to the Disclosure Letter and existing on the July 2017 Amendment Effective Date and any Indebtedness of the Loan Parties under initial or successive refinancings of any Indebtedness permitted by this Section 5.02(a)(ii); provided that (A) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments utilized thereunder and (B) the material terms and provisions of any such refinancing (including maturity, redemption, prepayment, default and subordination provisions), taken as a whole, are no less favorable to the applicable Loan Party and the Lenders than the Indebtedness being refinanced;
(iii)        Indebtedness of the Loan Parties under (x) Lender Rate Contracts and (y) other Rate Contracts entered into in the ordinary course of business with respect to Indebtedness permitted by the other provisions of this Section 5.02(a); provided that (A) all such other Rate Contracts are entered into in connection with (I) bona fide hedging operations and not for speculation , or (II) in connection with any Permitted Stock Repurchase and (B) the aggregate notional principal amount under all such other Rate Contracts does not exceed the principal amount of the Indebtedness to which such other Rate Contracts relate;
(iv)        purchase money Indebtedness and Capital Lease obligations in an aggregate principal amount not to exceed $65,000,000 at any one time outstanding;
(v)         secured or unsecured Indebtedness of Foreign Subsidiaries (for the avoidance of doubt, excluding intercompany debt), in an aggregate principal amount not to exceed $15,000,000 at any time outstanding; provided that an additional $8,000,000 of Indebtedness may be incurred by Holdings or any of its Subsidiaries if such Indebtedness is secured solely by cash and Cash Equivalents in China;
(vi)         Indebtedness assumed in connection with any Permitted Acquisition, so long as such Indebtedness was not incurred by the Acquired Person in connection with, or in anticipation or contemplation of, such person becoming a Loan Party or such acquisition and which Indebtedness is without recourse to any Loan Party or to any of their respective properties or assets other than the Person (or its successors) or the assets to which such Indebtedness related prior to the time such person became a Subsidiary or the time of such acquisition,
(vii)         Indebtedness of the Loan Parties with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business (including surety or similar bonds issued in connection with the stay of a proceeding of the type described in Section 6.01(h));
(viii)     Indebtedness in the form of earnouts payable in connection with any Permitted Acquisition, which Indebtedness shall be subject to subordination terms reasonably acceptable to the Administrative Agent;
(ix)         Guaranty Obligations and other Contingent Obligations of any Loan Party in respect of Permitted Indebtedness of any other Loan Party;
(x)        Indebtedness owing to any other Loan Parties, subject to the terms of the Intercompany Subordination Agreement; provided that the Investment constituting such Indebtedness is permitted by Section 5.02(e)(iii);

(xi)        Indebtedness consisting of endorsement of instruments or other payment items for deposit;
(xii)        Indebtedness incurred in respect of credit cards, credit processing services, debit cards, stored value cards (including so-called “procurement cards” or “P-cards”), or cash management services, in each case, incurred in the ordinary course of business; provided that such Indebtedness shall be unsecured except for Liens permitted by Section 5.02(b)(xiii);
(xiii)     Guaranty Obligations (or liabilities as a surety, endorser, accommodation endorser or otherwise) in respect of performance, surety, statutory, appeal or similar obligation otherwise permitted hereunder incurred in the ordinary course of business but excluding guaranties with respect to any obligations for borrowed money;
(xiv)         Indebtedness composing Investments permitted by Section 5.02(e);
(xv)        Preferred stock issued by any Loan Party so long as in each case the terms of such preferred stock (i) does not constitute Disqualified Securities, (ii) do not require cash payments of dividends prior to the date occurring 91 days following the last Maturity Date and (iii) do not contain any financial performance “maintenance” covenants (whether stated as a covenant, default or otherwise, although “incurrence based” financial tests may be included; and
(xvi)         Other unsecured Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding.
(b)        Liens. No Loan Party shall create, incur, assume or permit to exist any Lien or Negative Pledge on or with respect to any of its Property (excluding Margin Stock), whether now owned or hereafter acquired, except for the following (“Permitted Liens”):
(i)        Liens in favor of the Administrative Agent or any Lender securing the Obligations and Negative Pledges under the Credit Documents;
(ii)        Liens listed in Schedule 5.02(b) to the Disclosure Letter and existing on the July 2017 Amendment Effective Date and any replacement Liens (covering the same or a lesser scope of Property) in respect of replacement Indebtedness permitted under Section 5.02(a)(ii);
(iii)        Liens incurred with respect to property acquired using the proceeds of Indebtedness and Capital Leases permitted under Section 5.02(a)(iv), and Negative Pledges incurred therewith with respect to such property;
(iv)         Liens for Taxes or other Governmental Charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that adequate reserves for the payment thereof have been established in accordance with GAAP and no Property of any Loan Party is subject to impending risk of loss or forfeiture by reason of nonpayment of the obligations secured by such Liens;
(v)        statutory Liens, possessory liens of carriers and warehousemen, materialmen Liens, mechanic’s Liens and landlord Liens, in each case arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto in accordance with GAAP and, by reason of nonpayment, no Property of any Loan Party is subject to a material impending risk of loss or forfeiture;
(vi)        Deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety, appeal or customs bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;
(vii)        Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by the Liens described in Section 5.02(b)(ii) above; provided that any extension, renewal or replacement Lien (A) is limited to the Property covered by the existing Lien and (B) secures Indebtedness which is no greater in amount, except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing and (C) has material terms (taken as a whole) no less favorable to the Lenders than the Indebtedness secured by the existing Lien;
(viii)     leases or subleases and licenses or sublicenses granted to others (in the ordinary course of business) not interfering in any material respect with the ordinary conduct of the business or operations of any Loan Party;
(ix)        easements, rights-of-way, utility access, zoning or other restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Loan Party;
(x)        deposits in the ordinary course of business to secure liabilities to insurance carriers, lessor, utilities and other service providers;
(xi)        bankers liens and rights of setoff or offset with respect to customary depository arrangements entered into in the ordinary course of business;
(xii)         Liens arising (A) by reason of security for surety or appeal bonds in the ordinary course of business of any Loan Party and (B) in connection with judgments, orders, decrees or awards not giving rise to an Event of Default hereunder or securing an appeal or other surety bond related to any such judgment;

(xiii)     Liens in favor of credit card processors (including, Bank of America and Axia) (“Credit Card Processors”) pursuant to the agreements with such parties, consisting of (a) Deposit Accounts into which such Credit Card Processor makes payments and any reserve Deposit Account required to be established by such Credit Card Processor, (b) the transactions executed pursuant to the merchant services agreement with such Credit Card Processor and the proceeds thereof; (c) the rights of the applicable Person under such merchant services agreement, and (d) other assets in the possession of such Credit Card Processor, provided, that (x) obligations secured by such Liens are incurred by such Persons in the ordinary course of business for credit card processing services and not in connection with the borrowing of money, (y) such Liens only secure amounts not past due (except to the extent such amounts are being diligently disputed in good faith and the applicable Credit Card Processor has not exercised any of its rights with respect to the collateral for its obligations, and (z) all Deposit Accounts subject to Liens in favor of the Credit Card Processors are subject to Control Agreements unless any such Deposit Account is permitted to remain without a Control Agreement pursuant to this Agreement or such Deposit Account is not owned by a Credit Party;
(xiv)         any Lien existing on any property prior to a Permitted Acquisition or existing on any property of any Person that becomes a Loan Party after the July 2017 Amendment Effective Date prior to the time such Person becomes a Loan Party; provided that: (x) such Lien is not created in contemplation of or in connection with such Permitted Acquisition or such Person becoming a Loan Party as otherwise permitted hereunder, as the case may be; (y) such Lien shall not apply to any other property or assets of any other Loan Party; and (z) such Lien shall secure only those obligations which it secures on the date of such Permitted Acquisition or the date such Person becomes a Loan Party, as the case may be;
(xv)        Liens on property of a Foreign Subsidiary securing Indebtedness of the Foreign Subsidiary permitted under Section 5.02(a)(v);
(xvi)     in the case of any non-wholly owned Subsidiary of a Loan Party or any joint venture, any customary put and call arrangements or restrictions on disposition related to its Equity Securities set forth in its organizational documents or any related joint venture or similar agreement;
(xvii)     Liens solely on any cash earnest money deposits made by Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition; and
(xviii)     other Liens (other than any Lien imposed by ERISA) which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $5,000,000;
provided, however, that the foregoing exceptions shall not permit any Lien on any Equity Securities issued by any Loan Party (other than Holdings), except for Liens in favor of the Administrative Agent securing the Obligations (or any guaranty thereof).

(c)        Asset Dispositions. No Loan Party shall, directly or indirectly, sell, lease, convey, transfer or otherwise dispose of any of its Property (via a Sale and Leaseback or otherwise), whether now owned or hereafter acquired, except for the following:
(i)        sales and leases by the Loan Parties of inventory and equipment in the ordinary course of their businesses;
(ii)        sales by the Loan Parties of damaged, worn-out, used, obsolete or surplus equipment in the ordinary course of their businesses for not less than Fair Market Value;
(iii)        sales or other dispositions by any Loan Party of Investments permitted by Section 5.02(e)(ii) for not less than Fair Market Value; provided that no Default shall have occurred and be continuing and the proceeds of such sale or other disposition are retained as working capital with such Loan Party;
(iv)        sales or other dispositions of assets and property (A) by the Borrower to any Guarantor, (B) by any Guarantor to the Borrower, (C) by any Guarantor to another Guarantor, (D) by any Loan Party that is not the Borrower or Guarantor (other than a Pledged Foreign Subsidiary) to any other Loan Party, and (E) by any Pledged Foreign Subsidiary to the Borrower, any Guarantor or any other Pledged Foreign Subsidiary;
(v)        the Loan Parties may sell Property (including Equity Securities of any Subsidiary) if (I) the Loan Parties receive consideration at the time of the asset sale at least equal to the Fair Market Value of the assets or Equity Securities issued or sold or otherwise disposed of, and at least 75% of the consideration received in the assets or Equity Securities sold by the Loan Parties is in the form of cash or Cash Equivalents, provided that all such amounts are applied in accordance with Section 2.06(c), or (II) such asset sale is in respect of equipment in connection with Sale and Leasebacks, provided that the proceeds of any such Sale and Leaseback shall be entirely in cash and shall not be less than 100% of the Fair Market Value of the equipment being sold (determined in good faith by the Borrower);
(vi)        the leasing or subleasing of assets in the ordinary course of business not materially interfering with the conduct of the business of the Loan Parties taken as a whole;
(vii)        the sale or discount, in each case without recourse and forgiveness, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;
(viii)     the lapse of registered patents, trademarks, and other intellectual property of any Loan Party to the extent not economically desirable in the conduct of their business and so long as such lapse is not materially adverse to the interests of the Lenders;

(ix)        the contemporaneous exchange of equipment traded for credit towards new equipment so long as such transaction is otherwise permitted by the terms of this Agreement;
(x)        any involuntary loss, damage or destruction of property or any involuntary condemnation, seizure or taking, by the exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;
(xi)        the unwinding of any Rate Contract so long as the termination of such Rate Contract does not result in an Event of Default;
(xii)        any disposition of Investments of in cash or Cash Equivalents in an arms-length transaction with a third party;
(xiii)     dispositions of Investments in the minority interests of the Equity Securities of another Person or in any Specified Entity (as defined in the Disclosure Letter), so long as made in an arm’s length transaction at fair market value; provided that the Net Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 2.06(c)(iii); and
(xiv)         transfers permitted by Section 5.02(b), Section 5.02(d), Section 5.02(e), and Section 5.02(f);
(xv)        without limiting Section 5.02(p), sales or other dispositions of Margin Stock;
(xvi)         dispositions of assets (other than accounts, intellectual property, licenses, Equity Securities of Loan Parties) not otherwise permitted in clauses (i) through (xv) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in all such dispositions since the July 2017 Amendment Effective Date would not exceed $2,500,000.
To the extent the Required Lenders (or all of the Lenders, as the case may be) waive the provisions of this Section 5.02(c) with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 5.02(c) (other than to another Loan Party), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent shall take any actions in order to effect the foregoing, all at the Borrower’s reasonable expense.
(d)        Mergers, Acquisitions, Etc. No Loan Party shall reorganize, recapitalize or consolidate with or merge into any other Person or permit any other Person to merge into it, or liquidate or dissolve or permit any of its Subsidiaries to liquidate or dissolve, or acquire any Person as a new Subsidiary or acquire all or substantially all of the assets, or any identifiable business unit or division, of any other Person, except for the following:
(i)        the Borrower and the other Loan Parties may merge or consolidate with and into, or be dissolved or liquidated into, each other; provided that (A) no Default shall have occurred and be continuing or would result after giving effect to any such transaction,

(B) the Borrower and Holdings may not merge or consolidate with and into, or be dissolved or liquidated into, each other, (C) in any such transaction involving the Borrower, the Borrower is the surviving Person, (D) in any such transaction involving Holdings, Holdings is the surviving Person, and (E) in any such transaction involving a Guarantor and another Loan Party (other than the Borrower or Holdings), a Guarantor is the surviving Person; and
(ii)        Acquisitions by a Loan Party of all or substantially all the assets of, or all the equity interests in, a Person or an identifiable business unit or a division or line of business of any other Person (in each case, the “Proposed Target”); provided that:
(A)        No Event of Default has occurred and is continuing on the date of, or will result after giving effect to, any such acquisition (actually and on a pro forma basis);
(B)        The Proposed Target is in the same, similar or related line of business in which the Loan Parties are engaged as of the July 2017 Amendment Effective Date;
(C)         The acquisition of the Proposed Target shall be completed as a result of an arm’s length negotiation (i.e. on a non-hostile basis);
(D)        The acquisition of the Proposed Target shall be consummated, in all material respects, in accordance with all applicable Governmental Rules;
(E)        Both immediately before and after giving effect to such acquisition, the Total Leverage Ratio on a pro forma basis shall be no greater than a ratio that is one quarter turn (0.25) less than the maximum ratio permitted under Section 5.03(a) (provided that the Total Leverage Ratio as of the effective date of such acquisition is calculated on a pro forma basis by using (1) Consolidated Adjusted EBITDA for the four consecutive fiscal quarter period ending on the last day of the most recently ended fiscal quarter of Holdings for which financial statements have been delivered hereunder, and (2) Funded Indebtedness as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered hereunder, minus any repayments of such Indebtedness made since the last day of such most recently ended fiscal quarter (including simultaneously with the effectiveness of such acquisition), plus any additional Indebtedness incurred by the Loan Parties since the last day of such most recently ended fiscal quarter (including simultaneously with the effectiveness of such acquisition)), and the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance with this condition;
(F)         In the case of an acquisition of assets, the Administrative Agent shall hold a perfected, first priority security interest in and Lien on all of the assets directly or indirectly acquired by a Credit Party in such transaction (including but not limited to the assets owned by the Proposed Target), subject to any Liens that would otherwise constitute Permitted Liens,

(G)         In the case of an acquisition of all the equity interests in a Person, if such Proposed Target remains a separate Subsidiary, all action required of such Subsidiary and of the Loan Parties under Section 5.01(i) shall be completed by the time(s) specified in Section 5.01(i); and
(H)         If the consideration to be delivered in connection with the proposed acquisition includes any deferred consideration payable to any seller, such as payment under a seller note, Earn-Outs, or extraordinary payments under consulting, employment or lease agreements with such seller or its Affiliates, such deferred consideration shall in all cases be expressly subordinated to payment of the Obligations pursuant to a Seller Subordinated Note or a subordination agreement substantially in the form of Exhibit O (or an agreement containing substantially similar terms).
(e)        Investments. None of the Loan Parties shall make any Investment except for Investments in the following:
(i)        Investments by the Loan Parties in deposit accounts, securities accounts or commodity accounts, cash and Cash Equivalents, provided that any such Investments of any Loan Party are, to the extent required by Section 5.02(p) below, subject to a Control Agreement;
(ii)        Investments listed in Schedule 5.02(e) to the Disclosure Letter existing on the July 2017 Amendment Effective Date;
(iii)        Investments by the Loan Parties in each other; provided that (x) no such Investment may be made when an Event of Default described in Section 6.01(a), (f) or (g) has occurred and is continuing, (y) if such Investment that constitutes Indebtedness is evidenced by one or more intercompany promissory notes, it shall be subject to a first perfected security interest in favor of the Administrative Agent and in the Administrative Agent’s possession to the extent required by the Security Documents and (z) the aggregate amount of Investments made after the July 2017 Amendment Effective Date by the Loan Parties in Foreign Subsidiaries shall not exceed $20,000,000;
(iv)         Investments consisting of loans to employees, officers and directors of the Loan Parties (x) in an aggregate principal amount which shall not exceed $2,500,000 in the aggregate in any fiscal year (with no carryover to succeeding years) and (y) to employees consisting of pay-day advances made in the ordinary course of business;
(v)        extensions of trade credit to customers of the Loan Parties or Investments arising from transactions by any Loan Party with customers and suppliers, in each case, in the ordinary course of business;
(vi)        Investments received in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to any Loan party or the settlement of a bona fide dispute with another Person or as security for such Indebtedness or claims;

(vii)        Investments permitted by Section 5.02(d), and Guaranty Obligations in respect thereof so long as such Guaranty Obligations are with respect to obligations of a Loan Party purchaser under the applicable purchase agreement for a Permitted Acquisition and not for obligations constituting Indebtedness;
(viii)     Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;
(ix)         advances made in connection with purchases of goods or services in the ordinary course of business;
(x)         the formation of any direct or indirect Subsidiary so long as the requirements of Section 5.01(i) are met, for the avoidance of doubt, all subject to Section 5.02(e)(iii);
(xi)        Investments made for the benefit of employees of any Loan Party for the purposes of deferred compensation;
(xii)        Investments that constitute Indebtedness permitted by Section 5.02(a), for the avoidance of doubt, in the case of Investments by the Loan Parties in each other, all subject to Section 5.02(e)(iii);
(xiii)     Investments consisting of repayments or other acquisitions of Indebtedness of any Loan Party that are expressly permitted by Section 5.02(h); and
(xiv)         Other Investments not exceeding $15,000,000 in the aggregate in any fiscal year (with no carryover to succeeding years);
provided that in no event shall the Loan Parties make any Investments in Margin Stock (other than pursuant to a Permitted Stock Repurchase).
For purposes of this Section 5.02(e), the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment (including any write-downs or write-offs thereof) but giving effect to any cash returns or cash distributions received by such Person with respect thereto in an amount not to exceed the original amount of such Investment.
(f)        Restricted Payments. No Loan Party shall make any Restricted Payment or set apart any sum for any such purpose except as follows:
(i)        any Subsidiary of Holdings may make Restricted Payments on its Equity Securities to Holdings or any intervening Subsidiary; provided that a Subsidiary of Holdings that is a Credit Party may only make Restricted Payments to another Credit Party;
(ii)        Holdings may declare and make other Restricted Payments with respect to its Equity Securities payable solely in shares of Equity Securities (other than Disqualified Securities);

(iii)        Holdings may make Restricted Payments (including Restricted Payments to repurchase and redeem Equity Securities of Holdings (including repurchases of fractional shares and purchases stock or stock options of Holdings from present or former officers, directors or employees of any Loan Party)) so long as all the following conditions are met as of the date of such Restricted Payment (including the incurrence of Indebtedness used to make such Restricted Payment): (A) in connection with any Credit Event related to such Restricted Payment, the conditions precedent in Section 3.02 are satisfied, (B) the representations and warranties in Section 4.01(v) are true and correct in all material respects as if made on such date, (C) no Default would exist after giving effect to any such Restricted Payment, (D) the Total Leverage Ratio on a pro forma basis would be no greater than a ratio that is one quarter turn (0.25) less than the maximum ratio permitted under Section 5.03(a) after giving effect to such Restricted Payment (provided that the Total Leverage Ratio as of such day is calculated on a pro forma basis by using (1) Consolidated Adjusted EBITDA for the four consecutive fiscal quarter period ending on the last day of the most recently ended fiscal quarter of Holdings for which financial statements have been delivered hereunder, and (2) Funded Indebtedness as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered hereunder, minus any repayments of such Indebtedness made since the last day of such most recently ended fiscal quarter, plus any additional Indebtedness incurred by the Loan Parties since the last day of such most recently ended fiscal quarter), (E) the Fixed Charge Coverage Ratio on a pro forma basis would be no less than the minimum ratio required under Section 5.03(b) after giving effect to such Restricted Payment, and (F) such Restricted Payment does not and will not result in a violation of the General Corporation Law of the State of Delaware (or Holdings’ state of organization if no longer Delaware) or any of the regulations of the Federal Reserve Board, including Regulations T, U and X.
(g)        Change in Business. No Loan Party shall engage, either directly or indirectly through Affiliates, in any business different from the business of Holdings and its Subsidiaries as of the July 2017 Amendment Effective Date, any reasonable extensions thereof and any business reasonably related to, necessary for, in support or anticipation of, ancillary or complementary to or in preparation for any such business except for transactions permitted by Section 5.02(d) and Section 5.02(e).
(h)         Payments of Subordinated Obligations. No Loan Party shall:
(i)         pay or prepay any principal, premium, interest or any other amount (including sinking fund payments) with respect to any Subordinated Obligation (except the Loan Parties may make required payments with respect to Earn-Outs so long as no Event of Default has occurred and is then continuing), or redeem purchase, defease, acquire or otherwise satisfy (or offer to redeem, purchase, acquire or otherwise satisfy) any Subordinated Obligations (except the Loan Parties may make required payments with respect to Earn-Outs so long as no Event of Default has occurred and is then continuing); or make any payment or deposit any monies, securities or other property with any trustee or other Person that has the effect of providing for the satisfaction (or assurance of any satisfaction) of any Subordinated Obligations prior to the date when due or otherwise to provide for the defeasance of any Subordinated Obligations, except, in each case, to the extent permitted by the subordination and similar terms governing such Subordinated Obligations; or

(ii)        directly or indirectly, supplement, modify, amend, restate, extend or otherwise change the terms of any document, instrument or agreement evidencing or governing any Subordinated Obligations except, in each case, to the extent permitted by the subordination and similar terms governing such Subordinated Obligations.
(i)        ERISA.
(i)        No Loan Party or any ERISA Affiliate shall (A) adopt or institute any Employee Benefit Plan; (B) take any action which will result in the partial or complete withdrawal, within the meanings of Sections 4203 and 4205 of ERISA, from a Multiemployer Plan; (C) engage or permit any Person to engage in any transaction prohibited by Section 406 of ERISA or Section 4975 of the IRC involving any Employee Benefit Plan or Multiemployer Plan which would subject a Loan Party or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify; (D) incur or allow to exist any accumulated funding deficiency (within the meaning of Section 412 of the IRC or Section 302 of ERISA); (E) fail to make full payment when due of all amounts due as contributions to any Employee Benefit Plan or Multiemployer Plan; (F) fail to comply with the requirements of Section 4980B of the IRC or Part 6 of Title I(B) of ERISA or any similar applicable state law; or (G) adopt any amendment to any Pension Plan which would require the posting of security pursuant to Section 401(a)(29) of the IRC.
(ii)         No Loan Party shall (A) engage in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan; (B) fail to make full payment when due of all amounts due as contributions to any Foreign Plan; or (C) otherwise fail to comply with the requirements of any Governmental Rule applicable to any Foreign Plan.
(j)         Transactions With Affiliates. No Loan Party shall enter into or permit to exist any Contractual Obligation with any Affiliate or engage in any other transaction with any Affiliate, irrespective of whether in the ordinary course of business, other than (1) on fair and reasonable terms substantially as favorable to the Borrower or other Loan Party as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (2) employment arrangements, indemnification and fee arrangements with officers and directors and other employment and related transactions approved by the board of directors (or similar governing body) of such Loan Party or (3) transactions pursuant to agreement in existence on the July 2017 Amendment Effective Date and set forth on Schedule 5.02(j) to the Disclosure Letter or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect; provided that the foregoing limitation shall not apply to transactions by and among or in favor of the Credit Parties that are permitted by this Agreement (including under Section 5.02(a), Section 5.02(b), Section 5.02(c) and Section 5.02(e)).
(k)        Accounting Changes. No Loan Party shall change (i) its fiscal year (currently January 1 through December 31) or (ii) its accounting practices or principles except as required by GAAP.
(l)        Amendment of Organizational Documents. No Loan Party shall agree to amend, modify, supplement or replace any Organizational Document, in each case in a manner which could reasonably be expected to materially and adversely affect the interests of the Administrative Agent or the Lenders.
(m)        Restrictive Agreements. No Loan Party shall, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party to (a) make Distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any Guarantor, or pay any Indebtedness owed to the Borrower or any Guarantor, (b) make loans or advances to the Borrower or any Guarantor or (c) transfer any of its properties or assets to the Borrower or any Guarantor, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 5.02(a)(iv), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iv) any document or instrument governing Indebtedness incurred pursuant to Section 5.02(a)(ix) or Section 5.02(a)(xvi), (v) customary provisions restricting subletting, subleasing, transferring, assignment or transfer of any lease governing any leasehold interest of a Loan Party, (vi) customary provisions restricting assignment of any licensing agreement or other contract entered into by a Loan Party, (vii) restrictions on the transfer of any asset pending the close of the sale of such asset, (viii) a Lien permitted by Section 5.02(b), provided that any such restricted contained therein relates only to the asset or assets subject to such Permitted Lien, (ix) restrictions or encumbrances with respect to a Loan Party imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Securities or all or substantially all of the assets of such Loan Party (other than Holdings and the Borrower), so long as such sale or disposition is permitted under this Agreement and the other Credit Documents, (x) restrictions and encumbrances in a contractual obligation which exist on the July 2017 Amendment Effective Date and (to the extent not otherwise permitted by this Section 5.02(m)) are listed on Schedule 5.02(m) to the Disclosure Letter, and any modification, replacement, renewal, extension or refinancing of such contractual obligation so long as such modification, replacement, renewal, extension or refinancing is not (taken as a whole) materially less favorable to the Lenders or materially more restrictive on the Loan Parties, (xi) restrictions and encumbrances binding on a Loan Party at the time such entity first becomes a Loan Party pursuant to a Permitted Acquisition or an Investment made under Section 5.02(e)(vii), so long as such restrictions and encumbrances were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition or Investment and do not apply to any Person other than the Loan Party so acquired, (xii) customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures permitted hereunder and applicable solely to such joint venture (and its assets or Equity Securities issued by such Joint Venture) entered into in the ordinary course of business, (xiii) restrictions and encumbrances on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (xiv) restrictions and encumbrances that arise in connection with cash or other deposits permitted under Section 5.02(b) and Section 5.02(e) and limited to such cash or deposits, (xv) restrictions on cash earnest money deposits in favor of sellers in connection with Permitted Acquisitions and Investments permitted under Section 5.02(e)(xiv), and (xvi) any document or instrument governing Indebtedness of a Loan Party that is not a Credit Party which is permitted by Section 5.02(a) and which does not apply to a Credit Party.

(n)         Accounts. No Credit Party shall fail to execute and deliver to the Administrative Agent Control Agreements in form and substance reasonably acceptable to the Administrative Agent with respect to each account of the Credit Parties opened following the Closing Date with any bank, savings association, financial institution, securities intermediary or similar financial intermediary within 10 Business Days after opening such account; provided (I) that a Control Agreement shall not be required for (x) zero-balance accounts or (y) accounts whose individual and aggregate overnight balances do not exceed $500,000 and (II) if an account or accounts cease to be excluded under clause (I), such account(s) shall be deemed to be “opened” following the Closing Date for purposes of this Section 5.02(n) and the applicable Credit Parties shall provide a Control Agreement with respect to such account(s) as required above in this Section 5.02(n) within 10 Business Days after the date a Credit Party determines that such account(s) cease to be excluded under clause (I).
(o)        Sanctions, Anti-Terrorism and Anti-Corruption.
(i)         Each Covered Entity (A) will not become a Designated Person; (B)  will not become controlled by a Designated Person; (C) will not receive funds or other Property from a Designated Person; (D) is not on the Sectoral Sanctions Identification List under Executive Order 13662; (E) has not and will not engage in transaction or other activities prohibited under Sectoral Sanctions directives pursuant to Executive Order 13662; and (F) will not become in breach of, or is not the subject of any action or investigation under, any Anti-Terrorism Law. Each Covered Entity will not engage in any dealings or transactions, and is not and will not be otherwise associated, with any Designated Person. Each Covered Entity will comply, in all material respects, with Anti-Terrorism Laws. Each Covered Entity will take commercially reasonable measures to ensure compliance with Anti-Corruption Laws and Anti-Terrorism Laws including the requirement that (x) no Person who owns any direct or indirect interest in such Covered Entity is a Designated Person and (y) funds invested directly or indirectly in such Covered Entity are derived from legal sources.
(ii)         The Borrower shall not permit any portion of the proceeds of any Loan, L/C Credit Extension or other credit made hereunder to be used, directly or indirectly for, and no fee, commission, rebate or other value to be paid (A) to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable Anti-Corruption Laws or (B) in any manner that would result in the violation of any Anti-Terrorism Laws applicable to any party hereto.
(p)         Margin Stock. No Loan Party shall purchase, acquire or carry any Margin Stock (other than pursuant to a Permitted Stock Repurchase).
5.03.        Financial Covenants. So long as any Loan or L/C Obligation remains unpaid, or any other Obligation remains unpaid (except in each case other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), or any portion of any Commitment remains in force, the Borrower will comply, and will cause compliance, with the following financial covenants, unless the Required Lenders shall otherwise consent in writing:

(a)         Total Leverage Ratio. The Borrower shall not permit the Total Leverage Ratio at any time (including during the fiscal quarter ending on June 30, 2017) to be greater than 3.25:1.00.
(b)         Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 1.15:1.00.
ARTICLE VI.    EVENTS OF DEFAULT.
6.01.        Events of Default. The occurrence or existence of any one or more of the following events set forth in this Section 6.01 shall constitute an “Event of Default” hereunder.
(a)        Non-Payment. Any Loan Party shall (i) fail to pay when due any principal of any Loan or any L/C Obligation (including any amount due in respect thereof under the Guaranty) or (ii) fail to pay within three (3) Business Days after the same becomes due, any interest, fees or other amounts payable under the terms of this Agreement or any of the other Credit Documents (including, to the extent not included in clause (i), the Guaranty); or
(b)        Specific Defaults. Any Loan Party shall fail to observe or perform any covenant, obligation, condition or agreement applicable to such Loan Party set forth in Section 5.01(a)(i)-(iv), Section 5.01(f), Section 5.01(g)(i), Section 5.01(h), Section 5.01(i), Section 5.01(j), Section 5.02 or Section 5.03; or
(c)        Other Defaults. (i) Any Loan Party shall fail to observe or perform any covenant, obligation, condition or agreement set forth in the Guaranty and such default shall continue beyond any period of grace provided with respect thereto; or (ii) any Loan Party shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or any other Credit Document and such failure shall continue for thirty (30) days after the date of such failure; or
(d)        Representations and Warranties. Any representation, warranty, certificate, information or other statement (financial or otherwise) made, deemed made, reaffirmed or furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in or in connection with this Agreement or any of the other Credit Documents, or as an inducement to the Administrative Agent or any Lender to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect (or with respect to Section 4.01(w) or if such representation, warranty, certificate, information or other statement (financial or otherwise) is qualified by materiality, in any respect) when made, deemed made, reaffirmed or furnished; or
(e)        Cross-Default. (i) Any Loan Party shall fail to make any payment on account of any Funded Indebtedness of such Person (other than under the Credit Documents) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any period of grace provided with respect thereto, if the amount of such Funded Indebtedness (including the Termination Value of Rate Contracts) exceeds $5,000,000 or the effect of such failure is to cause, or permit the holder or holders thereof to cause, Funded Indebtedness of any Loan Party (other than under the Credit Documents) in an aggregate amount exceeding $5,000,000 to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral or (ii) any Loan Party shall otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Funded Indebtedness of such Person (other than under the Credit Documents), or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, Funded Indebtedness of any Loan Party (other than under the Credit Documents) in an aggregate amount exceeding $5,000,000 to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral; or
(f)        Insolvency; Voluntary Proceedings. Any Loan Party shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, other than to the extent permitted under Section 5.02(d)(i), (v) other than an Immaterial Subsidiary that is not a Credit Party, become insolvent (as such term may be defined or interpreted under any applicable statute), or (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or, in each case, any analogous procedure or step is taken in any jurisdiction; or
(g)        Involuntary Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Loan Party (other than an Immaterial Subsidiary that is not a Credit Party) or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Loan Party (other than an Immaterial Subsidiary that is not a Credit Party) or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement, or, in each case, any analogous procedure or step is taken in any jurisdiction; or
(h)        Judgments. (i) One or more final judgments, orders, decrees or arbitration awards requiring any Loan Party to pay an aggregate amount of $10,000,000 or more (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of Holdings and otherwise satisfying the requirements set forth in Section 5.01(d)) shall be rendered against any Loan Party in connection with any single or related series of transactions, incidents or circumstances and the same shall not be satisfied, vacated or stayed for a period of twenty (20) consecutive days; or (ii) any judgment, writ, assessment, warrant of attachment, Tax lien or execution or similar process shall be issued or levied against a part of the property of any Loan Party with an aggregate value in excess of $10,000,000 and the same shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or

(i)        Credit Documents. Any Credit Document or any material term thereof shall cease to be, or be asserted by any Loan Party not to be, a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms or shall otherwise cease to be in full force and effect; or
(j)        Security Documents. Any Lien intended to be created by any Security Document shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, first priority (except as expressly otherwise provided in this Agreement or such Security Document) perfected Lien in the Collateral covered thereby, or any Loan Party shall issue, create or permit to be outstanding any Equity Securities which shall not be subject to a first priority perfected Lien under the Security Documents (other than Equity Securities not required to be pledged under the Credit Documents); or
(k)        ERISA.
(i)        Any ERISA Event which has resulted or could reasonably be expected to result in liability to any Loan Party or that could reasonably be expected to have a Material Adverse Effect; or
(ii)         Any Reportable Event which the Administrative Agent reasonably believes in good faith constitutes grounds for the termination of any Pension Plan by the PBGC or for the appointment of a trustee by the PBGC to administer any Pension Plan shall occur and be continuing for a period of thirty (30) days or more after notice thereof is provided to any Loan Party by the Administrative Agent; or
(iii)         Any Pension Plan shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by the PBGC to administer any Pension Plan; or
(l)        Change of Control. Any Change of Control shall occur; or
(m)        Involuntary Dissolution or Split Up. Any order, judgment or decree shall be entered against any Loan Party decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or
(n)        Repudiation. Any Guarantor shall repudiate or purport to revoke the Guaranty; or any Loan Party repudiates or purports to revoke its obligations under any Credit Document; or
(o)        Designated Person. Any Loan Party shall become a Designated Person; or
(p)         Subordinated Obligations. Any trustee for, or any holder of, any of the Subordinated Obligations asserts in writing that any such Subordinated Obligations (or any portion thereof) is not subordinated to the Obligations in accordance with its terms or the applicable subordination agreement or a final judgment is entered by a court of competent jurisdiction that any such Subordinated Obligations (or any portion thereof) is not subordinated in accordance with its terms or the applicable subordination agreement (in the case of such other Subordinated Obligations) to the Obligations.
6.02.        Remedies. At any time after the occurrence and during the continuance of any Event of Default (other than an Event of Default referred to in Section 6.01(f) or 6.01(g)), the Administrative Agent may or shall, upon instructions from the Required Lenders, by written notice to the Borrower, (a) terminate the Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans, (b) declare all or a portion of the outstanding Obligations (other than in connection with Lender Rate Contracts or Lender Bank Products) payable by the Borrower to be immediately due and payable and/or (c) require that the Borrower Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations, in each case, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Section 6.01(f) or 6.01(g), immediately and without notice, (1) the Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans shall automatically terminate, (2) the obligation of the Borrower to Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations shall automatically become effective, which amounts shall be immediately pledged and delivered to the Administrative Agent as security for the Obligations and (3) all outstanding Obligations payable by the Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Administrative Agent may exercise any other right, power or remedy available to it under any of the Credit Documents or otherwise by law. Notwithstanding anything to the contrary in the Credit Documents, all Cash Collateral pledged by the Borrower as contemplated by Section 2.02 and Section 2.16(c)(iii), shall first be applied to reimburse the L/C Issuer in respect of any amounts that a Lender has failed to fund under Section 2.02(c), then to the remaining L/C Obligations and then to the remaining Obligations in the manner set forth below:
The proceeds of any sale, disposition or other realization upon all or any part of the Collateral (subject to the prior sentence with respect to Cash Collateral) and any payments received by the Administrative Agent with respect to any Guaranty shall, in each case, be distributed by the Administrative Agent in the following order of priorities:
First, to the Administrative Agent, in an amount sufficient to pay in full the fees, costs and expenses of the Administrative Agent in connection with such sale, disposition or other realization, including all fees, costs, expenses, liabilities and advances incurred or made by the Administrative Agent in connection therewith, including, without limitation, attorneys’ fees and costs, and any and all other unpaid and unreimbursed liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, expenses or disbursements of the Administrative Agent;
Second, to the Lenders and Lender Rate Contract Counterparties in an amount equal to accrued interest then due and payable on the Obligations (including any net scheduled payments in respect of Lender Rate Contracts but excluding any obligations in respect of Lender Bank Products and excluding the Termination Value of any Lender Rate Contracts);
Third, pari passu and ratably, to (i) the Lenders in an amount equal to the principal amount of the outstanding Loans and L/C Borrowings and to Cash Collateralize the remaining L/C Obligations on a pro rata basis in accordance with the then outstanding principal amount of the Loans and L/C Obligations (with the portion allocated to the Revolving Loans, Swing Line Loans and L/C Obligations to be applied first to repay the Swing Line Loans in full, second to repay the Revolving Loans in full and then to Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of all L/C Obligations), (ii) to the Lender Rate Contract Counterparties in an amount equal to Obligations owed in connection with any Lender Rate Contract the terms of which comply with this Agreement (which amount, for the avoidance of doubt, shall include the Termination Value), and (iii) to the Lender Bank Product Providers in an amount equal to any Obligations related to Lender Bank Products which are then unpaid;
Fourth, to the Lenders in an amount equal to any other Obligations which are then unpaid;
Finally, upon payment in full of all of the Obligations, to the Person(s) legally entitled thereto.
No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Credit Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Administrative Agent and the Lenders hereunder or thereunder or at law or in equity.
ARTICLE VII.    ADMINISTRATIVE AGENT AND RELATIONS AMONG LENDERS.
7.01.        Appointment, Powers and Immunities.
(a)        Each Lender (on its own behalf or on behalf of any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products) hereby appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Lender (on its own behalf and on behalf of any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products) hereby authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. For the avoidance of doubt, notwithstanding anything to the contrary herein or the other Credit Documents, the Administrative Agent is acting as administrative agent for the Lenders only and the Administrative Agent is not acting as administrative agent for any other Lender Parties; the Lender Parties (other than the Lenders) that are receiving the benefit of the Collateral are receiving such benefit as an accommodation from the Administrative Agent in its capacity as collateral agent for such Lender Parties and the Administrative Agent shall have no liability whatsoever to such Lender Parties. The Co-Syndication Agents and the Joint Lead Arrangers shall not have any duties or responsibilities or any liabilities under this Agreement or any other Credit Documents and any amendments, consents, waivers or any other actions taken in connection with this Agreement or the other Credit Documents shall not, except to the extent expressly set forth in Section 8.04(e), require the consent of the Co-Syndication Agents or Joint Lead Arrangers, in such capacity. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, be a trustee for any Lender (or any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products) or have any fiduciary duty to any Lender (or any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products). Notwithstanding anything to the contrary contained herein the Administrative Agent shall not be required to take any action which is contrary to this Agreement or any other Credit Document or any applicable Governmental Rules. Neither the Administrative Agent nor any Lender shall be responsible to any other Lender for any recitals, statements, representations or warranties made by any Loan Party contained in this Agreement or in any other Credit Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure by any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible to any Lender for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Administrative Agent nor any of its directors, officers, employees, agents or advisors shall be responsible to any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith, except to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from its or their own gross negligence or willful misconduct. Except as otherwise provided under this Agreement, the Administrative Agent shall take such action with respect to the Credit Documents as shall be directed by the Required Lenders or in the absence of such direction, such action as the Administrative Agent in good faith deems advisable under the circumstances.
(b)        Any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 7.01(a) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder and hereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VII, Section 8.02 and Section 8.03 as if set forth in full herein with respect thereto.

(c)        The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VII included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.
7.02.        Reliance by the Administrative Agent, L/C Issuer and Swing Line Lender. The Administrative Agent, the L/C Issuer and the Swing Line Lender shall be entitled to rely upon any certificate, notice or other document (including any facsimile or e-mail) believed by it in good faith to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons (including any certificate, notice or other document from a Loan Party that a sale, transfer, or other disposition of Collateral is permitted by Section 5.02(c)), and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent with reasonable care. As to any other matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders and shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or all Lenders if required by Section 8.04), and such instructions of the Required Lenders (or all the Lenders as the case may be) and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.
7.03.        Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Administrative Agent has received a written notice from a Lender or the Borrower, referring to this Agreement, describing such Default and stating that such notice is a “Notice of Default”. If the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders; provided, however, that until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders. Notwithstanding anything to the contrary contained herein, the order and manner in which the Lenders’ rights and remedies are to be exercised (including, without limitation, the enforcement by any Lender of its Note) shall be determined by the Required Lenders in their sole discretion.
7.04.        Lender Indemnification. Without limiting the Obligations of the Borrower hereunder, each Lender agrees to indemnify the Administrative Agent, ratably in accordance with its aggregate Proportionate Share of all Obligations and Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Lender shall be liable for any of the foregoing to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall be fully justified in refusing to take or in continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The obligations of each Lender under this Section 7.04 shall survive the payment and performance of the Obligations, the termination of this Agreement and any Lender ceasing to be a party to this Agreement (with respect to events which occurred prior to the time such Lender ceased to be a Lender hereunder).
7.05.        Non-Reliance. Each Lender acknowledges that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the business, prospects, management, financial condition and affairs of the Loan Parties and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Neither the Administrative Agent nor any of its Affiliates, directors, officers, employees, agents or advisors shall (a) be required to keep any Lender informed as to the performance or observance by any Loan Party of the obligations under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Loan Party; (b) have any duty or responsibility to disclose to or otherwise provide any Lender, and shall not be liable for the failure to disclose or otherwise provide any Lender, with any credit or other information concerning any Loan Party which may come into the possession of the Administrative Agent or that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity, except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or the other Credit Documents; or (c) be responsible to any Lender for (i) any recital, statement, representation or warranty made by any Loan Party or any officer, employee or agent of any Loan Party in this Agreement or in any of the other Credit Documents, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Credit Document, (iii) the value or sufficiency of the Collateral or the validity or perfection of any of the liens or security interests intended to be created by the Credit Documents, or (iv) any failure by any Loan Party to perform its obligations under this Agreement or any other Credit Document.
7.06.        Resignation of the Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Borrower and the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent, if not a Lender, shall be reasonably acceptable to the Borrower; provided, however, that the Borrower shall have no right to approve a successor Administrative Agent if a Default has occurred and is continuing. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from the duties and obligations thereafter arising hereunder; provided that the retiring Administrative Agent shall be discharged from the duties and obligations arising hereunder from and after the end of such thirty (30) day period even if no successor has been appointed. If no such successor has been appointed, the Required Lenders shall act as the Administrative Agent, hereunder and under the other Credit Documents. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. The successor Administrative Agent (or if there is no successor, one of the Lenders appointed by the Required Lenders that accepts such appointment) shall also simultaneously replace the then existing Administrative Agent and the then existing Administrative Agent shall be fully released as “L/C Issuer” and “Swing Line Lender” hereunder pursuant to documentation in form and substance reasonably satisfactory to the then existing Administrative Agent, and any successor Administrative Agent appointed pursuant to this Section 7.06 shall, upon its acceptance of such appointment, become the successor “L/C Issuer” and “Swing Line Lender” for all purposes hereunder.
7.07.        Collateral Matters and Guaranty Matters.
(a)        The Administrative Agent is hereby authorized by each Lender (on its own behalf and on behalf of any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products), without the necessity of any notice to or further consent from any Lender (or any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products), and without the obligation to take any such action, to take any action with respect to any Collateral or any Security Document which may from time to time be necessary to perfect and maintain perfected the Liens of the Security Documents.
(b)        Each of the Lenders (on its own behalf and on behalf of any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products) irrevocably authorize the Administrative Agent, at its option and in its discretion, to release (and to execute and deliver such documents, instruments and agreements as the Administrative Agent may deem necessary to release) any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and the full Cash Collateralization of the then outstanding L/C Obligations and the payment in full of all Loans and all other Obligations payable under this Agreement and under the other Credit Documents (other than contingent indemnification obligations and Obligations in respect of Lender Rate Contracts and Lender Bank Products except to the extent the Administrative Agent has received prior written notice from the applicable Lender Party of any such Lender Rate Contract or the existence of such Obligations in respect of Lender Bank Products); (ii) constituting property of the Loan Parties which is sold, transferred or otherwise disposed of in connection with any transaction not prohibited by this Agreement or the Credit Documents; (iii) constituting property leased to the Loan Parties under an operating lease which has expired or been terminated in a transaction not prohibited by this Agreement or the Credit Documents or which will concurrently expire and which has not been and is not intended by the

Loan Parties to be, renewed or extended; (iv) consisting of an instrument, if the Indebtedness evidenced thereby has been paid in full; or (v) if approved or consented to by those of the Lenders required by Section 8.04. In the case of clause (ii) above involving a sale of a Guarantor, the Lenders also irrevocably authorize the Administrative Agent to release such Guarantor from the applicable guaranty. Upon request by the Administrative Agent, the Lenders will (and will cause their Affiliates that are party to Lender Rate Contracts or provided Lender Bank Products to) confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 7.07.
(c)         Unless all the Lenders otherwise consent in writing, any and all cash collateral for the Obligations shall be released to the Borrower, to the extent not applied to the Obligations, only if (i) the Commitments have been terminated (ii) all Obligations (other than contingent indemnification obligations and Obligations in respect of Lender Rate Contracts and Lender Bank Products except to the extent the Administrative Agent has received prior written notice from the applicable Lender Party of any such Lender Rate Contract or the existence of such Obligations in respect of Lender Bank Products) have been paid in full and are no longer outstanding, including, without limitation, any L/C Obligations or any other contingent obligations.
7.08.        Performance of Conditions. For the purpose of determining fulfillment by the Borrower and the other Loan Parties of conditions precedent specified in Sections 3.01 and 3.02 only, each Lender shall be deemed to have consented to, and approved or accepted, or to be satisfied with each document or other matter sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required under Article III to be consented to, or approved by or acceptable or satisfactory to, that Lender, unless an officer of the Administrative Agent who is responsible for the transactions contemplated by the Credit Documents shall have received written notice from that Lender prior to the making of the requested Loan or the issuance of the requested Letter of Credit specifying its objection thereto and either (i) such objection shall not have been withdrawn by written notice to the Administrative Agent or (ii) in the case of any condition to the making of a Loan, that Lender shall not have made available to the Administrative Agent that Lender’s Revolving Proportionate Share of such Loan or Letter of Credit.
7.09.        The Administrative Agent in its Individual Capacity; Other Relationships. The Administrative Agent and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking or other business with any Loan Party and its Affiliates as though the Administrative Agent were not the Administrative Agent, the L/C Issuer or Swing Line Lender hereunder. With respect to Loans, if any, made by the Administrative Agent in its capacity as a Lender, the Administrative Agent in its capacity as a Lender shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, L/C Issuer or Swing Line Lender, and the terms “Lender” or “Lenders” shall include the Administrative Agent in its capacity as a Lender. The Administrative Agent shall not be deemed to hold a fiduciary, trust or other special relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

7.10.        Collateral Matters/Lender Rate Contracts/Lender Bank Products. Each Lender on its own behalf on behalf of its Affiliates understands and agrees that (a) counterparties to Lender Rate Contracts and Lender Bank Products will have the benefits of the Collateral as set forth in the Credit Documents so long as such counterparty is a Lender or an Affiliate of a Person that is a Lender and (b) if the Obligations (excluding Obligations in respect of Lender Rate Contracts and Lender Bank Products except to the extent the Administrative Agent has received prior written notice from the applicable Lender Party of any such Lender Rate Contract or such Obligations in respect of Lender Bank Products) are repaid as described in Section 7.07, the Collateral will be released as described in Section 7.07 and such Lender and its Affiliates will no longer have the benefits of the Collateral.
7.11.        Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, and out-of-pocket expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel in connection with the foregoing and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.02(i), 2.02(j), 2.05, 8.02 and 8.03) allowed in such judicial proceeding; and
(b)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, and out-of-pocket expenses, disbursements and advances of the Administrative Agent and its agents and counsel in connection with the foregoing, and any other amounts due the Administrative Agent under Sections 2.05, 8.02 and 8.03.
ARTICLE VIII.    MISCELLANEOUS.
8.01.        Notices.
(a)        Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon the Borrower, any Lender or the Administrative Agent under this Agreement or the other Credit Documents shall be in writing and faxed, mailed, e-mailed or delivered, if to the Borrower or to the Administrative Agent, the L/

C Issuer or the Swing Line Lender, at its respective facsimile number, e-mail address or address set forth below or, if to any Lender, at the address or facsimile number specified for such Lender in Part B of Schedule I (or to such other facsimile number or address for any party as indicated in any notice given by that party to the other parties). All such notices and communications shall be effective (i) when sent by an overnight courier service of recognized standing, on the second Business Day following the deposit with such service; (ii) when mailed, first-class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (iii) when delivered by hand, upon delivery; and (iv) when sent by facsimile transmission or e-mail, upon confirmation of receipt; provided, however, that any notice delivered to the Administrative Agent, the L/C Issuer or the Swing Line Lender under Article II shall not be effective until actually received by such Person.
The Administrative Agent
and the L/C Issuer and the
Swing Line Lender:    For Notices of Borrowing, Notices of Conversion and     Notices of Interest Period Selection:
The Administrative Agent
and the L/C Issuer and the
Swing Line Lender:    For Notices of Borrowing, Notices of Conversion and     Notices of Interest Period Selection:

Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.

Charlotte, NC 28262
Attention: Syndication Agency Services
Tel. No. (704) 590-2703
Fax No. (704) 715-0092
E-mail: agencyservices.requests@wellsfargo.com

For all other notices:

Wells Fargo Bank, National Association
350 W. Colorado Blvd, Suite 210

Pasadena, CA 91105
Attention: Jay Hong, Senior Vice President
Tel. No. (626) 564-6731
Fax No. (626) 564-6720
E-mail: Jay.J.Hong@wellsfargo.com

The Borrower:     c/o ARC Document Solutions, Inc.
1981 N. Broadway, Suite 385
Walnut Creek, CA 94596
Attention: Chief Financial Officer
Tel. No. (925) 949-5100
Fax No. (925) 949-5102
E-mail: jorge.avalos@e-arc.com

Each Notice of Borrowing, Notice of Conversion and Notice of Interest Period Selection shall be given by the Borrower to the Administrative Agent’s office located at the address referred to above during the Administrative Agent’s normal business hours; provided, however, that any such notice received by the Administrative Agent after 11:00 a.m. on any Business Day shall be deemed received by the Administrative Agent on the next Business Day. In any case where this Agreement authorizes notices, requests, demands or other communications by the Borrower to the Administrative Agent or any Lender to be made by telephone or facsimile, the Administrative Agent or any Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document received by the Administrative Agent or a Lender is such a person.
(b)        The Borrower agrees that the Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower or any other Loan Party, or any other materials or matters relating to this Agreement, the other Credit Documents or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as The Debt Exchange, Inc., SyndTrak Online or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform except for liability determined by a final, non-appealable judgment of a court of competent jurisdiction to be due to the Administrative Agent’s gross negligence or willful misconduct. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform. Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
8.02.        Expenses. The Borrower shall pay within 30 days of written demand therefor (accompanied by reasonable supporting documentation), whether or not any Credit Event occurs hereunder, (a) all reasonable out-of-pocket fees and expenses, including syndication expenses, travel expenses, consultants’ and experts’ fees and expenses and all reasonable out-of-pocket fees and expenses of one primary counsel, and, if reasonably necessary, one local counsel in each relevant jurisdiction for the Administrative Agent and WFS taken as a whole, in each case, incurred by the Administrative Agent and WFS in connection with the syndication of the facilities provided hereunder, due diligence, the preparation, negotiation, execution and delivery of, and the exercise of its duties under, this Agreement and the other Credit Documents, and the preparation, negotiation, execution and delivery of amendments, waivers, consents, modifications and supplements related to the Credit Documents, (b) all reasonable out-of-pocket fees and expenses of the Administrative Agent and WFS in connection with the use of any Platform, (c) any and all excise, sales or other similar taxes and (d) all reasonable out-of-pocket fees and expenses, including travel expenses, consultants’ and experts’ fees and expenses and all reasonable out-of-pocket fees and expenses of one primary counsel, and, if reasonably necessary, one local counsel in each relevant jurisdiction for the Administrative Agent and the Lenders taken as a whole, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each affected party, in each case, incurred by the Administrative Agent and the Lenders in the enforcement or attempted enforcement of any of the Obligations or Credit Documents or in preserving any of the Administrative Agent’s or the Lenders’ rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Credit Documents or the Obligations or any bankruptcy or similar proceeding involving any Loan Party). The obligations of the Borrower under this Section 8.02 shall survive the payment and performance of the Obligations and the termination of this Agreement.
8.03.        Indemnification. To the fullest extent permitted by law, and in addition to any other indemnity set forth in the Credit Documents, the Borrower agrees to (a) protect, indemnify, defend and hold harmless the Administrative Agent, the Joint Lead Arrangers, the Co-Syndication Agents, the Lenders (including without limitation the L/C Issuer and the Swing Line Lender) and their Affiliates and their respective directors, officers, employees, partners, attorneys, agents, trustees and advisors (collectively, “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, costs, disbursements, or expenses of any kind or nature and from any actions, suits, claims or demands (including in respect of or for all reasonable out-of-pocket fees and expenses of one primary counsel, and, if reasonably necessary, one local counsel in each relevant jurisdiction for the Administrative Agent and the Lenders taken as a whole, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each affected Indemnitee) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to (i) the Credit Documents or any transaction contemplated thereby or related thereto, including the making of any Loans, the funding of any Unreimbursed Amounts and any use by the Borrower of any proceeds of the Loans or the Letters of Credit, (ii) any Environmental Damages, (iii) any claims for brokerage fees or commissions in connection with the Credit Documents or any transaction contemplated thereby or in connection with the Borrower’s failure to conclude any other financing, and to reimburse each Indemnitee on demand for all legal and other expenses incurred in connection with investigating or defending any of the foregoing, (iv) the use of any Platform or (v) any and all excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Security Documents, including any penalties, claims or other losses resulting from any delay in paying such excise, sales or other similar taxes and (b) reimburse each Indemnitee for all reasonable out-of-pocket fees and expenses of one primary counsel, and, if reasonably necessary, one local counsel in each relevant jurisdiction for the Administrative Agent and the Lenders taken as a whole, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each affected Indemnitee in connection with such Indemnitee’s investigation or defense of any of the foregoing; provided, however, that nothing contained in this Section 8.03 shall obligate the Borrower to protect, indemnify, defend or hold harmless any Indemnitee against any such liabilities, obligations, losses, damages, penalties, judgments, costs, disbursements, or expenses to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen out of (i) such Indemnitee’s own gross negligence or willful misconduct, (ii) a material breach in bad faith of the obligations of such Indemnitee under the Credit Documents or (iii) any dispute solely among Indemnitees, other than any claims against the Administrative Agent or WFS in its respective capacity or in fulfilling its role as Administrative Agent or Joint Lead Arranger or any similar role under the Credit Documents, and other than any claims arising out of any act or omission on the part of any Loan Party or any Affiliate thereof. In the case of any investigation, litigation or proceeding to which the indemnity set forth in this Section 8.03 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, a Loan Party, the holders of the Borrower’s or any Loan Party’s Equity Securities, any creditor of the Borrower or another Loan Party, an Indemnitee or any other Person and whether or not an Indemnitee is otherwise a party thereto. Upon receiving knowledge of any action, suit, claim or demand asserted by a third party that the Administrative Agent, any Joint Lead Arranger, any Co-Syndication Agent or any Lender believes is covered by this indemnity, the Administrative Agent, the applicable Joint Lead Arranger, the applicable Co-Syndication Agent or such Lender, as applicable, shall give the Borrower notice of the matter with reasonable promptness; provided, however, that the failure, or any delay, of the Administrative Agent, such Joint Lead Arranger, such Co-Syndication Agent or such Lender to so notify the Borrower shall not relieve the Borrower from its obligations under this Section 8.03 or result in any liability of the Administrative Agent, the Joint Lead Arrangers, the Co-Syndication Agents or the Lenders. In connection with any such action, suit, claim or demand, the Administrative Agent may select one primary counsel, and, if reasonably necessary, one local counsel in each relevant jurisdiction for the Indemnitees taken as a whole, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each affected Indemnitee, or request that the Borrower defend such action, suit, claim or demand, with legal counsel satisfactory to the Administrative Agent, in each case, at the Borrower’s sole cost and expense; provided, however, that the Administrative Agent, the applicable Joint Lead Arranger, the applicable Co-Syndication Agent or such Lender shall have the right to defend, at the Borrower’s sole cost and expense, any such matter that is in connection with a formal proceeding instituted by any Governmental Authority having authority to regulate or oversee any aspect of the Administrative Agent’s, the applicable

Joint Lead Arranger’s, the applicable Co-Syndication Agent’s or such Lender’s business or that of its Affiliates. The Administrative Agent, the applicable Joint Lead Arranger, the applicable Co-Syndication Agent or such Lender may also require the Borrower to defend the matter. In the event an Indemnitee (or any of its officers, directors or employees) appears as a witness in any action or proceeding brought against the Borrower in which an Indemnitee is not named as a defendant, the Borrower agrees to reimburse such Indemnitee for all out-of-pocket expenses incurred by it (including reasonable out-of-pocket fees and expenses of counsel) in connection with its appearing as a witness. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby. The Borrower shall not, without the prior written consent of each Indemnitee affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee. The Borrower agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to the Borrower or its Affiliates or to their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability is determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s own gross negligence or willful misconduct or a material breach in bad faith of the obligations such Indemnitee under the Credit Documents. All payment from the Borrower under this Section 8.03 shall be due and payable within 30 days of written demand therefor (accompanied by reasonable supporting documentation). The obligations of the Borrower under this Section 8.03 shall survive the payment and performance of the Obligations and the termination of this Agreement.
8.04.        Waivers; Amendments. Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived, and any consent under this Agreement or any other Credit Document may be given, if such amendment, waiver or consent is in writing and is signed by the Borrower and the Required Lenders (or the Administrative Agent on behalf of the Required Lenders with the written approval of the Required Lenders) or all of the Lenders if expressly required herein; provided, however, that:
(a)        Any amendment, waiver or consent which would (i) amend the definition of “Required Lenders” or “Required Revolving Lenders”, or modify in any other manner the number or percentage of the Lenders required to make any determinations or to waive any rights under, or to modify any provision of, this Agreement (other than “Required Lenders” or “Required Revolving Lenders”), (ii) increase the Total Revolving Loan Commitment (except as contemplated by Section 2.17), the Total Term Loan Commitment or the Incremental Term Loan Commitment of any Lender, (iii) extend any Maturity Date, (iv) reduce the principal of or interest on any Loan or L/C Borrowing or any fees or other amounts payable for the account of the Lenders hereunder, (v) extend any date fixed for any payment of the principal of or interest on any Loans or any fees or other amounts payable for the account of the Lenders, (vi) amend this Section 8.04 or Section 2.10 or (vii) increase the dollar amounts in Section 2.17, must be in writing and signed or approved in writing by all of the Lenders directly adversely affected thereby.
(b)         Any amendment, waiver or consent which releases any Credit Party or all or substantially all of the Collateral must be in writing and signed or approved in writing by all Lenders and, to the extent not included therein, all Lender Rate Contract Counterparties that have provided the Administrative Agent with prior written notice of their status as such, except that (i) any such release in connection with a sale or other disposition of Collateral authorized by Section 5.02(c) may be executed by the Administrative Agent and shall not require the approval of any Lenders and (ii) any amendment, waiver or consent which modifies the terms of Section 5.02(c) (including any modification relating to the prepayment of proceeds from any such sale or other disposition) shall require the consent of the Required Lenders;
(c)        Any amendment, waiver or consent which increases or decreases the Revolving Proportionate Share of any Lender must be in writing and signed by such Lender (other than any such document that implements the provisions of Section 2.17);
(d)        Any amendment, waiver or consent which affects the rights or duties of the Swing Line Lender under this Agreement must be in writing and signed by the Swing Line Lender;
(e)        Any amendment, waiver or consent which affects the rights of WFS under Section 8.02 must be in writing and signed by WFS; and any amendment, waiver or consent which affects the rights of a Joint Lead Arranger or a Co-Syndication Agent under Section 8.03 or this Section 8.04 must be in writing and signed by such Joint Lead Arranger or such Co-Syndication Agent, as applicable;
(f)        Any amendment, waiver or consent which would amend the application of proceeds set forth in Section 6.02 must be in writing and signed or approved in writing by all Lenders and, to the extent not included therein, all Lender Rate Contract Counterparties that have provided the Administrative Agent with prior written notice of their status as such;
(g)         Any amendment, waiver or consent which affects the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it must be in writing and signed by the L/C Issuer; and
(h)         Any amendment, waiver or consent which affects the rights or obligations of the Administrative Agent must be in writing and signed by the Administrative Agent;
Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 8.04 shall apply equally to, and shall be binding upon, each of the Administrative Agent, and the Lenders.
Notwithstanding anything to the contrary herein, any Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the (i) Revolving Proportionate Share of such Defaulting Lender may not be increased, (ii) the Maturity Date of any

Loans of such Defaulting Lender, as applicable, may not be extended, and (iii) principal and interest owing to such Defaulting Lender may not be reduced, in each case without the consent of such Defaulting Lender. This paragraph is referred to as the “Defaulting Lender Amendment Paragraph.”
For the avoidance of doubt, the application of the provisions of Section 2.01(b) of the Guaranty or any similar provisions in any other Credit Document: (1) is automatic to the extent applicable, (2) is not an amendment or modification of the Guaranty or any other Credit Document and (3) does not require the consent or approval of any Person.
In addition, notwithstanding the foregoing, (w) any Incremental Term Loan Amendment may, without the consent of any Lenders other than the Incremental Term Lenders (if any) and New Lenders (if any) advancing the Incremental Term Loans subject thereto, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of the Incremental Term Loans (subject to the requirements and limitations set forth in Section 2.17), (x) each of the Fee Letters may only be amended, modified or changed, or rights or privileges thereunder waived, only by the parties thereto in accordance with the respective provisions thereof and (y) each Lender Rate Contract and agreement with respect to Lender Bank Products may only be amended, modified or changed, or rights or privileges thereunder waived, only by the parties thereto in accordance with the respective provisions thereof.
Notwithstanding the foregoing, if the Administrative Agent and the Borrower shall have jointly identified an obvious error, or any error or omission of a purely technical nature, in the Credit Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision without further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) Business Days following receipt of notice thereof.
No failure or delay by the Administrative Agent or any Lender in exercising any right under this Agreement or any other Credit Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. The Lenders may condition the giving or making of any amendment, waiver or consent of any term, covenant, agreement or condition of this Agreement or any other Credit Document on payment of a fee by the Borrower (which may be payable only to the Lenders that consent to such matters within specified periods).
Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 6.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Credit Documents or (c) any Lender from exercising setoff or offset rights in accordance with Section 8.06 (subject to the terms of Section 2.10); and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 6.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

8.05.        Successors and Assigns.
(a)        Binding Effect. This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Obligations and their respective successors and permitted assigns, except that no Loan Party may assign or transfer any of its rights or obligations under any Credit Document (except in connection with a merger or consolidation permitted by Section 5.02(d)) without the prior written consent of the Administrative Agent and each Lender. Any purported assignment or transfer by a Loan Party in violation of the foregoing shall be null and void.
(b)        Participations. Any Lender may, without notice to or consent of the Borrower, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in all or a portion of any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under this Agreement and the other Credit Documents (including for purposes of this Section 8.05(b), participations in L/C Obligations and in Swing Line Loans); provided that notwithstanding the foregoing, no Participant shall be a Loan Party or an Affiliate of a Loan Party. In the event of any such sale by a Lender of participating interests, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Notes for all purposes under this Agreement and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any such sale is effected may require the selling Lender to obtain the consent of the Participant in order for such Lender to agree in writing to any amendment, waiver or consent of a type specified in Section 8.04(a)(i)-(v) or Section 8.04(b) but may not otherwise require the selling Lender to obtain the consent of such Participant to any other amendment, waiver or consent hereunder. The Borrower agrees that if amounts outstanding under this Agreement and the other Credit Documents are not paid when due (whether upon acceleration or otherwise), each Participant shall, to the fullest extent permitted by law, be deemed to have the rights of setoff and offset in respect of its participating interest in amounts owing under this Agreement and any other Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Credit Documents; provided, however, that (i) no Participant shall exercise any rights under this sentence without the consent of the Administrative Agent, (ii) no Participant shall have any rights under this sentence which are greater than those of the selling Lender and (iii) such rights of setoff and offset shall be subject to the obligation of such Participant to share the payment so obtained with all of the Lenders as provided in Section 2.10(b). The Borrower also agrees that any

Lender which has sold any participating interest in its Commitments or Loans in accordance with this Section 8.05(b) shall, notwithstanding any such sale, be entitled to the full benefits accorded such Lender under Sections 2.11, 2.12 and 2.13, as if such Lender had not made such sale, but such Lender shall not be entitled to any greater payment under such Sections than it would have been entitled to receive had it not sold such participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(c)        Assignments. Any Lender may, at any time, sell and assign to any Lender (other than a Defaulting Lender) or any Eligible Assignee (individually, an “Assignee Lender”) all or a portion of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 8.05(c), participations in L/C Obligations and in Swing Line Loans) (such a sale and assignment to be referred to herein as an “Assignment”) pursuant to an assignment agreement in substantially the form of Exhibit H (an “Assignment Agreement”), executed by each Assignee Lender and such assignor Lender (an “Assignor Lender”) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that:
(i)        Each Assignee Lender that is a Revolving Lender shall assume, as a condition to the effectiveness of such assignment, any continuing obligation to purchase participation interests in any L/C Obligations or any Swing Line Loans then outstanding;
(ii)        If no Event of Default has occurred and is continuing, without the written consent of the Borrower (which consent shall not be unreasonably withheld or delayed), no Lender may make any Assignment of Term Loans, Revolving Loan Commitments, Revolving Loans, L/C Advances or Swing Line Loans to any Assignee Lender which is not, immediately prior to such Assignment, a Lender hereunder or an Affiliate or Approved Fund as to such Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(iii)        Without the written consent of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which consent shall not be unreasonably withheld or delayed), no Lender may make any Assignment of Revolving Loan Commitments, Revolving Loans, L/C Advances or Swing Line Loans to any Assignee Lender which is not, immediately prior to such Assignment, a Revolving Lender hereunder or an Affiliate thereof or an Approved Fund as to such Revolving Lender;
(iv)        Without the written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), no Lender may make any Assignment of an unfunded portion of any Term Loan Commitment to any Assignee Lender which is not, immediately prior to such Assignment, a Term Lender with an unfunded portion of any Term Loan Commitment or an Affiliate thereof or an Approved Fund as to such Lender;
(v)         Without the written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), no Lender may make any Assignment of Term Loans or Incremental Term Loans to any Assignee Lender which is not, immediately prior to such Assignment, a Lender hereunder or an Affiliate thereof or an Approved Fund as to such Lender;
(vi)        Reserved; and
(vii)         Without the written consent of (1) the Administrative Agent and (2) if no Event of Default has occurred and is continuing, the Borrower, no Lender may make any Assignment to any Assignee Lender (I) with respect to any Assignment of Revolving Loans or a Revolving Loan Commitment, that is less than Five Million Dollars ($5,000,000) in the aggregate, (II) with respect to any Assignment of Term Loans, that is less than One Million Dollars ($1,000,000) in the aggregate, (II) with respect to any Assignment of Incremental Term Loans, that is less than One Million Dollars ($1,000,000) in the aggregate, or (IV) if, after giving effect to such Assignment, the Revolving Loan Commitment of such Lender or such Assignee Lender would be less than Five Million Dollars ($5,000,000) or the Term Loans of such Lender or such Assignee Lender would be less than One Million Dollars ($1,000,000) or the Incremental Term Loans of such Lender or such Assignee Lender would be less than One Million Dollars ($1,000,000) (except that, in each case, a Lender may make an Assignment which reduces its Revolving Loan Commitment, Term Loans or Incremental Term Loans to zero without the written consent of the Borrower and the Administrative Agent except to the extent such written consent is required by Section 8.05(c)(ii), (iii), (iv), (v) or (vi) above).
Upon such execution, delivery, acceptance and recording of each Assignment Agreement, from and after the Assignment Effective Date determined pursuant to such Assignment Agreement, (A) each Assignee Lender thereunder shall be a Lender hereunder with a Revolving Loan Commitment and Loans as set forth on Attachment 1 to such Assignment Agreement and shall have the rights, duties and obligations of such a Lender under this Agreement and the other Credit Documents, and (B) the Assignor Lender thereunder shall be a Lender with a Revolving Loan Commitment and Loans as set forth on Attachment 1 to such Assignment Agreement or, if the Revolving Loan Commitment and Loans of the Assignor Lender have been reduced to $0, the Assignor Lender shall cease to be a Lender and to have any obligation to make any Loan; provided, however, that any such Assignor Lender which ceases to be a Lender shall continue to be entitled to the benefits of any provision of this Agreement which by its terms survives the termination of this Agreement; provided further, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Each Assignment Agreement shall be deemed to amend Schedule I to the extent, and only to the extent, necessary to reflect the addition of each Assignee Lender, the deletion of each Assignor Lender which reduces its Revolving Loan Commitment and Loans to $0 and the resulting adjustment of Revolving Loan Commitment and Loans arising from the purchase by each Assignee Lender of all or a portion of the rights and obligations of an Assignor Lender under this Agreement and the other Credit Documents. On or prior to the Assignment Effective Date determined pursuant to each Assignment Agreement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Revolving Loan Note or Term Loan Note, if any, of the Assignor Lender thereunder, a new Revolving Loan Note or Term Loan Note to each Assignee Lender thereunder that requests such a note (with each new Revolving Loan Note to be in an amount equal to the Revolving Loan Commitment assumed by such Assignee Lender and each new Term Loan Note to be in the original principal amount of each Term Loan then held by such Assignee Lender) and, if the Assignor Lender is continuing as a Lender hereunder, a new Revolving Loan Note or Term Loan Note to the Assignor Lender if so requested by such Assignor Lender (with the new Revolving Loan Note to be in an amount equal to the Revolving Loan Commitment retained by it and the new Term Loan Note to be in the original principal amount of the Term Loan retained by it. Each such new Revolving Loan Note and Term Loan Note shall be dated the Closing Date (or such other date acceptable to the applicable Lender), and each such new Note shall otherwise be in the form of the Note replaced thereby. The Notes surrendered by the Assignor Lender shall be returned by the Administrative Agent to the Borrower marked “Replaced”. Each Assignee Lender which was not previously a Lender hereunder and which is not organized under the laws of the United States or a state thereof shall, within three (3) Business Days of becoming a Lender, deliver to the Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or successor applicable form), as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or (B) in the case of a Lender that is a Non-Bank Lender, (i) a Non-Bank Certificate and (ii) two accurate and complete original signed copies of United States Internal Revenue Service Form W-8BEN or Form W-8BEN-E (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement, but only if and to the extent such Lender is legally entitled to do so.
Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitments and Loans pursuant to Section 8.05(c) above, Wells Fargo may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon five Business Days’ notice to the Borrower, terminate the Swing Line. In the event of any such resignation as L/C Issuer or termination of the Swing Line, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer or the termination of the Swing Line, as the case may be. Wells Fargo shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.02(c)). If Wells Fargo terminates the Swing Line, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such termination, including the right to require the Lenders to make Base Rate Loans or fund participations in outstanding Swing Line Loans pursuant to Section 2.03(c).
In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Revolving Proportionate Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Governmental Rules without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(d)        Register. The Administrative Agent (the “Agent”), shall use commercially reasonable efforts to maintain a register at its address referred to in Section 8.01 (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by, and Letters of Credit of, each of the Lenders and each repayment in respect of the principal amount of, and interest payable with respect to, the Loans and Letters of Credit of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans or Letters of Credit. With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Loan or Letter of Credit made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by the Agent. The ownership of such Commitment, Loans and Letters of Credit prior to such recordation and all amounts owing to the transferor with respect to such Commitment, Loans and Letters of Credit shall remain owing to the transferor. In addition, the Administrative Agent shall maintain on the Register information regarding the designation and revocation of designation, of any Lender as a Defaulting Lender. The registration of an assignment or transfer of all or part of any Commitment, Loan or Letter of Credit shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered Assignment Agreement pursuant to Section 8.05(c). Coincident with the delivery of such an Assignment Agreement to the Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to assigning or transferor Lender. The Register shall be available for inspection by the Borrower or any Lender during the regular business hours of the Administrative Agent after reasonable notice from the Borrower or such Lender, and after receiving such notice the Administrative Agent may, at its option, send the Borrower or such Lender a copy of the Register in lieu of such inspection.
(e)        Registration. Upon its receipt of an Assignment Agreement executed by an Assignor Lender and an Assignee Lender (and, to the extent required by Section 8.05(c), by the Borrower and the Administrative Agent) together with payment to the Administrative Agent by Assignor Lender of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment Agreement and (ii) on the Assignment Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. The Administrative Agent may, from time to time at its election, prepare and deliver to the Lenders and the Borrower a revised Schedule I reflecting the names, addresses and respective Commitments or Loans of all Lenders then parties hereto (and in any event Schedule I shall be deemed amended to reflect any assignment consummated pursuant to the terms of this Agreement or upon any Lender becoming a party to this Agreement by any other means (including pursuant to a joinder as contemplated by Section 2.17).
(f)        Confidentiality. Subject to Section 8.10, the Administrative Agent and the Lenders may disclose the Credit Documents and any financial or other information relating to the Loan Parties to each other or to any potential Participant or Assignee Lender.
(g)        Pledges to Federal Reserve Banks; Other Pledges of Notes. Notwithstanding any other provision of this Agreement, any Lender may at any time assign all or a portion of its rights under this Agreement and the other Credit Documents to a Federal Reserve Bank. No such assignment shall relieve the assigning Lender from its obligations under this Agreement and the other Credit Documents. In the case of any Lender that is a Fund, such Lender may (i) assign or pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to the trustee under any indenture to which such Lender is a party in support of its obligations to the trustee for the benefit of the applicable trust beneficiaries, or (ii) pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to its lenders for collateral security purpose; provided, however, no such pledgee under clause (i) or (ii) shall become a Lender hereunder (by foreclosure, transfer in lieu of foreclosure or otherwise) unless and until it complies with the assignment provisions of this Agreement to become a Lender hereunder and has received all consents required hereunder.
(h)        True Sale. All participations in the Obligations or any portion thereof, whether pursuant to provisions hereof or otherwise, are intended to be “true sales” for purposes of financial reporting in accordance with Statement of Financial Accounting Standards No. 140. Accordingly, the L/C Issuer or any Lender that sells or is deemed to have sold a participation in the Obligations (including any participations in Letters of Credit and/or Loans, any participations described in Section 8.05(b) above and any participations under Section 2.10(b)) (each a “Participation Seller”) hereby agrees that if such Participation Seller receives any payment in respect of the Obligations to which such participation relates through the exercise of setoff or offset by such

Participation Seller against the Borrower or any other obligor, then such Participation Seller agrees to promptly pay to the participating party in such participation such participant’s pro rata share of such setoff or offset (after giving effect to any sharing with the Lenders under Section 2.10(b) hereof).
(i)        Additional Forms. If required by applicable Governmental Rules or otherwise deemed prudent by the Administrative Agent, the Borrower and each Lender shall prepare, execute and deliver a completed Form U-1 (or Form G-3, as applicable) for each Lender (and, if applicable, for each Participant, in which case the applicable Lender shall cause its Participant to satisfy the requirements of this Section).
8.06.        Setoff; Security Interest.
(a)        Setoffs By Lenders. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent but without prior notice to or consent of the Borrower, any such notice and consent being expressly waived by the Borrower to the extent permitted by applicable Governmental Rules, upon the occurrence and during the continuance of an Event of Default, to setoff or offset and apply against the Obligations any amount owing from such Lender to the Borrower; provided, however, that in the event that any Defaulting Lender shall exercise any such right of setoff or offset, (i) all amounts so setoff or offset shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff or offset. The aforesaid right of setoff or offset may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff or offset may not have been exercised by such Lender at any prior time. Each Lender agrees promptly to notify the Borrower after any such setoff or offset and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff or offset and application.
(b)         Security Interest. As security for the Obligations, the Borrower hereby grants to the Administrative Agent and each Lender, for the benefit of the Administrative Agent and the Lenders, a continuing security interest in any and all deposit accounts or moneys of the Borrower now or hereafter maintained with such Lender. Each Lender shall have all of the rights of a secured party with respect to such security interest.
8.07.        No Third Party Rights. Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.

8.08.        Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.
8.09.        Jury Trial. EACH OF THE BORROWER, THE LENDERS AND THE ADMINISTRATIVE AGENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENTAL RULES, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT.
8.10.        Confidentiality. None of the Administrative Agent, any Joint Lead Arranger, any Co-Syndication Agent or any Lender shall disclose to any Person any Confidential Information, except that the Administrative Agent, any Joint Lead Arranger, any Co-Syndication Agent and any Lender may disclose any such information (a) to its own directors, officers, employees, auditors, counsel and other advisors and to its Affiliates, provided such Person shall be subject to the confidentiality obligations of this Section 8.10; (b) to the Administrative Agent, any Joint Lead Arranger, any Co-Syndication Agent or any other Lender; (c) which is otherwise known or available to the public or which is otherwise known to the receiving party prior to the time such Confidential Information was delivered to the Administrative Agent, any Joint Lead Arranger, any Co-Syndication Agent or any Lender, other than by virtue of a breach of this Section 8.10; (d) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over the Administrative Agent, such Joint Lead Arranger, such Co-Syndication Agent or such Lender (including as required in connection with pledges and assignments permitted under Section 8.05 (g)); (e) if required in response to any summons or subpoena; (f) in connection with any enforcement by the Administrative Agent, the Joint Lead Arrangers, the Co-Syndication Agents or the Lenders of their rights under this Agreement or the other Credit Documents or any litigation among the parties relating to the Credit Documents or the transactions contemplated thereby; (g) to comply with any Requirement of Law applicable to the Administrative Agent, such Joint Lead Arranger, such Co-Syndication Agent or such Lender; (h) to any Assignee Lender or Participant or any prospective Assignee Lender or Participant; provided that such Assignee Lender or Participant or prospective Assignee Lender or Participant agrees to be bound by the provisions of (or provisions substantially similar to) this Section 8.10; or (i) otherwise with the prior consent of such Loan Party; provided, however, that in the case of disclosure pursuant to clauses (e), (f) and (g), the Administrative Agent, such Joint Lead Arranger, such Co-Syndication Agent or such Lender, as applicable, shall (so long as not in contravention of any Requirements of Law or any directive of a Governmental Authority) use commercially reasonable efforts to notify the Borrower prior to any such disclosure; and provided, further, that any failure to provide such notice and any disclosure made in violation of this Agreement shall not affect the obligations of the Loan Parties under this Agreement and the other Credit Documents. Nothing in this Section 8.10 shall limit the use of any Platform as described in Section 8.01(b).

8.11.        Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes. Transmission by facsimile, “pdf” or similar electronic copy of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. Any party hereto may request an original counterpart of any party delivering such electronic counterpart.
8.12.        Consent to Jurisdiction. Each of the parties to this Agreement irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States located in New York, New York and agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the other Credit Documents may be brought against such party in any such courts. Final judgment against any party in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law. Nothing in this Section 8.12 shall affect the right of any party to commence legal proceedings or otherwise sue any other party in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon any other party in any manner authorized by the laws of any such jurisdiction. The Borrower agrees that process served either personally or by registered mail shall, to the extent permitted by law, constitutes adequate service of process in any such suit. Each of the parties to this Agreement irrevocably waives to the fullest extent permitted by applicable Governmental Rules (a) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in the first sentence above; (b) any claim that any such action, suit or proceeding has been brought in an inconvenient forum; (c) its right of removal of any matter commenced by any other party in the courts of the State of New York or to any court of the United States; (d) any immunity which it or its assets may have in respect of its obligations under this Agreement or any other Credit Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process; and (e) any right it may have to require the moving party in any suit, action or proceeding brought in any of the courts referred to above arising out of or in connection with this Agreement or any other Credit Document to post security for the costs of any party or to post a bond or to take similar action.
8.13.        Relationship of Parties. The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, is, and at all times shall remain, solely that of borrower and lenders. Neither the Lenders nor the Administrative Agent shall under any circumstances be construed to be partners or joint venturers of the Borrower or any of its Affiliates; nor shall the Lenders nor the Administrative Agent under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or any of its Affiliates, or to owe any fiduciary duty to the Borrower or any of its Affiliates. The Lenders and the Administrative Agent do not undertake or assume any responsibility or duty to the Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrower or any of its Affiliates of any matter in connection with its or their property, any security held by the Administrative Agent or any Lender or the operations of the Borrower or any of its Affiliates. The Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender or the Administrative Agent in connection with such matters is solely for the protection of such Lender or the Administrative Agent and neither the Borrower nor any of its Affiliates is entitled to rely thereon.
8.14.         Time. Time is of the essence as to each term or provision of this Agreement and each of the other Credit Documents.
8.15.         Waiver of Punitive Damages. Notwithstanding anything to the contrary contained in this Agreement, the Borrower hereby agrees that it shall not seek from the Administrative Agent, the Joint Lead Arrangers, the Co-Syndication Agents or the Lenders any punitive, exemplary, special, indirect or consequential damages under any theory of liability.
8.16.        USA PATRIOT Act. Each Lender hereby notifies the Borrower and its subsidiaries that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and its subsidiaries, which information includes the name, address and tax identification number of the Borrower and its subsidiaries and other information that will allow such Lender to identify the Borrower and its subsidiaries in accordance with the Patriot Act.
8.17.        Clarification. Notwithstanding anything to the contrary, the parties hereto understand and agree that Wells Fargo is acting in various capacities under this Agreement and the other Credit Documents and therefore shall be permitted to fulfill its roles and manage its various duties hereunder, as between itself, in such manner as Wells Fargo sees fit and, for the avoidance of doubt, in lieu of sending notices to itself when acting in different capacities Wells Fargo may keep internal records regarding all such communications, notices and actions related to this Agreement and the other Credit Documents in accordance with its past practice.
8.18.         Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)         the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)         the effects of any Bail-In Action on any such liability, including, if applicable:
(i)         a reduction in full or in part or cancellation of any such liability;
(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
[The first signature page follows.]

Signature Pages on File with the Administrative Agent

SCHEDULE I
THE LENDERS
As of the July 2017 Amendment Effective Date

Part A

Name of Lender	Revolving Loan Commitment	Revolving Proportionate Share	Closing Date Term Loan Principal Balance	Closing Date Term Proportionate Share
Wells Fargo Bank, National Association	$34,285,714.28	42.85714286%	$25,714,285.72	42.85714286%
JPMorgan Chase Bank, N.A.	$22,857,142.86	28.57142857%	$17,142,857.14	28.57142857%
U.S. Bank National Association	$22,857,142.86	28.57142857%	$17,142,857.14	28.57142857%
Total	$80,000,000	100.00%	$60,000,000	100.00%

Part B
WELLS FARGO BANK, NATIONAL ASSOCIATION
as a Lender

Notices:	Domestic and Euro-Dollar Lending Office:

Wells Fargo Bank, National Association
350 W. Colorado Blvd, Suite 210
Pasadena, CA 91105
Attention: Jay Hong, Senior Vice President
Tel. No. (626) 564-6731
Fax No. (626) 564-6720
E-mail: Jay.J.Hong@wellsfargo.com

Wells Fargo Bank, National Association
1525 West W.T. Harris Blvd.

Charlotte, NC 28262
Attention: Syndication Agency Services
Tel. No. (704) 590-2703
Fax No. (704) 715-0092
E-mail: agencyservices.requests@wellsfargo.com

JPMORGAN CHASE BANK, N.A.
as a Lender

Notices:	Domestic and Euro-Dollar Lending Office:
JPMorgan Chase Bank, N.A. 560 Mission Street, CA1-1900 San Francisco, CA 94105-2907 Attention: Alex Rogin Tel. No. (415) 315-5706 Fax No. (415) 315-5722 E-mail: Alex.m.rogin@jpmorgan.com	JPMorgan Chase Bank, N.A. 10 S Dearborn, 7th Floor Chicago, Il 60603 Attention: Non-agented servicing team Fax No. (312) 256-2608 E-mail: Cls.chicago.non.agented.servicing@chase.com

U.S. BANK NATIONAL ASSOCIATION
as a Lender

Notices:	Domestic and Euro-Dollar Lending Office:
U.S. Bank National Association One California Street, Suite 2000 San Francisco, CA 94111 Attention: Ronald S. Robinson Tel. No. (415) 677-3526 Fax No. (415) 677-3763 E-mail: ronald.robinson2@usbank.com

U.S. Bank National Association
400 City Center
Oshkosh, WI 54901
Attention: CLS Syndication Services Team
Tel. No. (920) 237-7601
Fax No. East-(920) 237-7993; West-(866) 721-7062
E-mail:

CLSSyndicationServicesTeam@usbank.com